Exhibit 99.1

Item 6.    Selected Financial Data

The following table summarizes selected consolidated historical financial data for the periods and as of the dates indicated. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this Current Report.

The selected consolidated historical financial data at March 31, 2018 and 2017, and for each of the three years in the period ended March 31, 2018 is derived from our audited historical consolidated financial statements included in this Current Report. The selected consolidated historical financial data at March 31, 2016, 2015 and 2014 and for each of the two years in the period ended March 31, 2015 is derived from our audited historical consolidated financial statements not included in this Current Report.

	Year Ended March 31,
	2018	2017	2016	2015	2014
	(in thousands, except per unit data)
Income Statement Data
Total revenues	$16,907,296	$12,707,203	$11,468,646	$16,312,860	$9,147,459
Total cost of sales	$16,412,641	$12,228,404	$10,761,793	$15,679,669	$8,778,023
Operating (loss) income	$(17,174)	$205,925	$(148,699)	$43,345	$46,257
Interest expense	$199,148	$149,994	$132,749	$109,873	$59,518
Loss (gain) on early extinguishment of liabilities, net	$23,201	$(24,727)	$(28,532)	$—	$—
(Loss) income from continuing operations	$(226,385)	$94,802	$(231,318)	$(15,229)	$(13,440)
Net (loss) income from continuing operations allocated to common unitholders	$(286,521)	$57,645	$(290,725)	$(69,836)	$(25,103)
Basic (loss) income from continuing operations per common unit	$(2.37)	$0.53	$(2.77)	$(0.81)	$(0.41)
Diluted (loss) income from continuing operations per common unit	$(2.37)	$0.52	$(2.77)	$(0.81)	$(0.41)
Cash Flows Data
Net cash provided by (used in) operating activities	$137,967	$(25,038)	$354,264	$262,831	$83,085
Net cash provided by (used in) investing activities	$270,582	$(363,126)	$(445,327)	$(1,366,221)	$(1,455,373)
Net cash (used in) provided by financing activities	$(394,281)	$371,454	$80,705	$1,134,693	$1,369,016
Cash distributions paid per common unit	$1.56	$1.56	$2.54	$2.37	$2.01
Balance Sheet Data - Period End
Total assets	$6,151,122	$6,320,379	$5,560,155	$6,655,792	$4,134,910
Total long-term obligations, exclusive of debt issuance costs and current maturities	$2,853,254	$3,143,030	$3,155,062	$2,838,052	$1,621,783
Total equity	$2,086,095	$2,166,802	$1,694,065	$2,693,432	$1,531,853

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a Delaware limited partnership (“we,” “us,” “our,” or the “Partnership”) formed in September 2010. NGL Energy Holdings LLC serves as our general partner. On May 17, 2011, we completed our initial public offering (“IPO”). Subsequent to our IPO, we significantly expanded our operations through numerous acquisitions as discussed in Part I, Item 1–“Business–Acquisitions” included in our Form 10-K for the fiscal year ended March 31, 2018. At March 31, 2018, our operations include:

•	Crude Oil Logistics

•	Water Solutions

•	Liquids

•	Retail Propane (see “Dispositions” below)

•	Refined Products and Renewables

Crude Oil Logistics

Our Crude Oil Logistics segment purchases crude oil from producers and transports it to refineries or for resale at pipeline injection stations, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs, and provides storage, terminaling, trucking, marine and pipeline transportation services through its owned assets.

Most of our contracts to purchase or sell crude oil are at floating prices that are indexed to published rates in active markets such as Cushing, Oklahoma. We attempt to reduce our exposure to price fluctuations by using back-to-back physical contracts whenever possible. When back-to-back physical contracts are not optimal, we enter into financially settled derivative contracts as economic hedges of our physical inventory, physical sales and physical purchase contracts. We use our transportation assets to move crude oil from the wellhead to the highest value market. Spreads between crude oil prices in different markets can fluctuate, which may expand or limit our opportunity to generate margins by transporting crude oil to different markets.

The following table summarizes the range of low and high crude oil spot prices per barrel of NYMEX West Texas Intermediate Crude Oil at Cushing, Oklahoma for the periods indicated and the prices at period end:

	Crude Oil Spot Price Per Barrel
Year Ended March 31,	Low	High	At Period End
2018	$42.53	$66.14	$64.94
2017	$35.70	$54.45	$50.60
2016	$26.21	$61.43	$38.34

We believe volatility in commodity prices will continue, and our ability to adjust to and manage this volatility may impact our financial results.

Our Crude Oil Logistics segment generated operating income of $122.9 million during the year ended March 31, 2018, which included a gain of $108.6 million on the sale of our previously held 50% interest in Glass Mountain Pipeline, LLC (“Glass Mountain”). Our Crude Oil Logistics segment generated an operating loss of $17.5 million during the year ended March 31, 2017.

Water Solutions

Our Water Solutions segment provides services for the treatment and disposal of wastewater generated from crude oil and natural gas production and for the disposal of solids such as tank bottoms, drilling fluids and drilling muds and performs truck and frac tank washouts. In addition, our Water Solutions segment sells the recovered hydrocarbons that result from performing these services.

Our water processing facilities are strategically located near areas of high crude oil and natural gas production. A significant factor affecting the profitability of our Water Solutions segment is the extent of exploration and production in the areas near our facilities, which is generally based upon producers’ expectations about the profitability of drilling new wells. The primary customer of our Wyoming facility has committed to deliver a specified minimum volume of water to our facility under a long-term contract. The primary customers of our Colorado facilities have committed to deliver all wastewater produced at wells within the DJ Basin to our facilities. One customer in Texas has committed to deliver a minimum volume of 40,000 barrels of wastewater per day to our facilities. Most customers of our other facilities are not under volume commitments, although many of our facilities have acreage dedications or are connected to producer facilities by pipeline.

Our Water Solutions segment generated an operating loss of $24.2 million during the year ended March 31, 2018. Our Water Solutions segment generated operating income of $44.6 million during the year ended March 31, 2017, which included an adjustment of $124.7 million to the previously recorded $380.2 million estimated goodwill impairment charge recorded during the three months ended March 31, 2016 (see Note 6 to our consolidated financial statements included in this Current Report).

Liquids

Our Liquids segment purchases propane, butane, and other products from refiners, processing plants, producers, and other parties, and sells the products to retailers, wholesalers, refiners, and petrochemical plants throughout the United States and in Canada. Our Liquids segment owns 21 terminals throughout the United States and a salt dome storage facility joint venture in Utah, operates a fleet of leased railcars, and leases underground storage capacity. See Note 15 to our consolidated financial statements included in this Current Report for a discussion of the joint venture of our Sawtooth NGL Caverns, LLC (“Sawtooth”) business. We attempt to reduce our exposure to price fluctuations by using back-to-back physical contracts and pre-sale agreements that allow us to lock in a margin on a percentage of our winter volumes. We also enter into financially settled derivative contracts as economic hedges of our physical inventory, physical sales and physical purchase contracts.

Our wholesale Liquids business is a “cost-plus” business that can be affected by both price fluctuations and volume variations. We establish our selling price based on a pass-through of our product supply, transportation, handling, storage, and capital costs plus an acceptable margin.

Weather conditions and gasoline blending can have a significant impact on the demand for propane and butane, and sales volumes and prices are typically higher during the colder months of the year. Consequently, our revenues, operating profits, and operating cash flows are typically lower in the first and second quarters of our fiscal year.

The following table summarizes the range of low and high propane spot prices per gallon at Conway, Kansas, and Mt. Belvieu, Texas, two of our main pricing hubs, for the periods indicated and the prices at period end:

	Conway, Kansas			Mt. Belvieu, Texas
	Propane Spot Price Per Gallon			Propane Spot Price Per Gallon
Year Ended March 31,	Low	High	At Period End	Low	High	At Period End
2018	$0.53	$0.98	$0.66	$0.57	$1.02	$0.80
2017	$0.35	$0.89	$0.56	$0.42	$0.93	$0.61
2016	$0.27	$0.51	$0.39	$0.30	$0.57	$0.44

The following table summarizes the range of low and high butane spot prices per gallon at Mt. Belvieu, Texas for the periods indicated and the prices at period end:

	Butane Spot Price Per Gallon
Year Ended March 31,	Low	High	At Period End
2018	$0.64	$1.12	$0.78
2017	$0.52	$1.42	$0.75
2016	$0.42	$0.68	$0.53

We believe volatility in commodity prices will continue, and our ability to adjust to and manage this volatility may impact our financial results.

Our Liquids segment generated an operating loss of $93.1 million during the year ended March 31, 2018, which included a goodwill impairment charge of $116.9 million related to our salt dome storage facility joint venture in Utah (see

Note 6 to our consolidated financial statements included in this Current Report). Our Liquids segment generated operating income of $43.3 million during the year ended March 31, 2017.

Retail Propane

Our Retail Propane segment is a “cost-plus” business that sells propane, distillates, equipment and supplies to end users consisting of residential, agricultural, commercial, and industrial customers and to certain resellers in 21 states and the District of Columbia. Our Retail Propane segment purchases the majority of its propane from our Liquids segment. Our Retail Propane segment generates margins based on the difference between the wholesale cost of a product and the selling price of the product in the retail markets. These margins fluctuate over time due to supply and demand conditions. Weather conditions can have a significant impact on our sales volumes and prices, as a large portion of our sales are to residential customers who purchase propane and distillates for home heating purposes.

A significant factor affecting the profitability of our Retail Propane segment is our ability to maintain our product margin. Product margin is the difference between our sales prices and our total product costs, including transportation and storage. We monitor wholesale propane prices daily and adjust our retail prices accordingly. We believe volatility in commodity prices will continue, and our ability to adjust to and manage this volatility may impact our financial results.

The Retail Propane business is both weather-sensitive and subject to seasonal volume variations due to propane’s primary use as a heating source in residential and commercial buildings and for agricultural purposes. Consequently, our revenues, operating profits, and operating cash flows are typically lower in the first and second quarters of our fiscal year.

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC LPG (“DCC”) for $212.4 million in cash after adjusting for estimated working capital, and recorded a gain on disposal of $89.3 million during the year ended March 31, 2018. On July 10, 2018, we completed the sale of virtually all of our Retail Propane segment to Superior Plus Corp. (“Superior”) for total consideration of $896.5 million in cash after adjusting for estimated working capital. This sale included all three of the retail propane businesses we acquired subsequent to March 31, 2018 (see Note 18 to our consolidated financial statements included in this Current Report). We retained our 50% ownership interest in Victory Propane, LLC (“Victory Propane”), which we subsequently sold on August 14, 2018 (see Note 2 to our consolidated financial statements included in this Current Report). These transactions, combined with the sale of a portion of our Retail Propane segment to DCC on March 30, 2018, represent a strategic shift in our operations and will have a significant effect on our operations and financial results going forward. Accordingly, the results of operations and cash flows related to the entire Retail Propane segment (both the portion sold to DCC in March 2018 and the remaining business sold to Superior in July 2018 as well as equity in earnings of Victory Propane) have been classified as discontinued operations and all periods presented have been retrospectively adjusted. In addition, the assets and liabilities related to our entire Retail Propane segment have been classified as held for sale within our March 31, 2018 and 2017 consolidated balance sheets. See Note 1 and Note 17 to our consolidated financial statements included in this Current Report for a further discussion of the transaction.

Refined Products and Renewables

Our Refined Products and Renewables segment conducts gasoline, diesel, ethanol, and biodiesel marketing operations, purchases refined petroleum and renewable products primarily in the Gulf Coast, Southeast and Midwest regions of the United States and schedules them for delivery at various locations throughout the country. In addition, in certain storage locations, our Refined Products and Renewables segment may also purchase unfinished gasoline blending components for subsequent blending into finished gasoline to supply our marketing business as well as third parties. We sell our products to commercial and industrial end users, independent retailers, distributors, marketers, government entities, and other wholesalers of refined petroleum products. We sell our products at terminals owned by third parties.

The following table summarizes the range of low and high Gulf Coast gasoline spot prices per barrel using NYMEX gasoline prompt-month futures for the periods indicated and the prices at period end:

	Gasoline Spot Price Per Barrel
Year Ended March 31,	Low	High	At Period End
2018	$59.24	$89.88	$84.75
2017	$53.44	$71.40	$71.40
2016	$37.75	$90.15	$59.91

The following table summarizes the range of low and high diesel spot prices per barrel using NYMEX ULSD prompt-month futures for the periods indicated and the prices at period end:

	Diesel Spot Price Per Barrel
Year Ended March 31,	Low	High	At Period End
2018	$57.32	$89.71	$85.19
2017	$45.13	$71.58	$66.09
2016	$36.36	$84.68	$49.76

Our Refined Products and Renewables segment generated operating income of $56.7 million during the year ended March 31, 2018. Our Refined Products and Renewables segment generated operating income of $222.5 million during the year ended March 31, 2017, which included a gain of $104.1 million on the sale of all of the TransMontaigne Partners L.P. (“TLP”) common units we owned during the year ended March 31, 2017.

Consolidated Results of Operations

The following table summarizes our consolidated statements of operations for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Total revenues	$16,907,296	$12,707,203	$11,468,646
Total cost of sales	16,412,641	12,228,404	10,761,793
Operating expenses	201,068	189,003	296,831
General and administrative expense	98,129	105,805	127,559
Depreciation and amortization	209,020	180,239	192,932
(Gain) loss on disposal or impairment of assets, net	(17,104)	(208,890)	320,903
Revaluation of liabilities	20,716	6,717	(82,673)
Operating (loss) income	(17,174)	205,925	(148,699)
Equity in earnings of unconsolidated entities	7,539	3,830	16,649
Revaluation of investments	—	(14,365)	—
Interest expense	(199,148)	(149,994)	(132,749)
(Loss) gain on early extinguishment of liabilities, net	(23,201)	24,727	28,532
Other income, net	6,953	26,612	4,521
(Loss) income from continuing operations before income taxes	(225,031)	96,735	(231,746)
Income tax (expense) benefit	(1,354)	(1,933)	428
(Loss) income from continuing operations	(226,385)	94,802	(231,318)
Income from discontinued operations, net of tax	156,780	49,072	44,221
Net (loss) income	(69,605)	143,874	(187,097)
Less: Net income attributable to noncontrolling interests	(240)	(6,832)	(11,832)
Less: Net income attributable to redeemable noncontrolling interests	(1,030)	—	—
Net (loss) income attributable to NGL Energy Partners LP	$(70,875)	$137,042	$(198,929)

Table of Contents

Items Impacting the Comparability of Our Financial Results

Our current and future results of operations may not be comparable to our historical results of operations for the periods presented due to business combinations, disposals and other transactions.

Recent Developments

Transactions during the Three Months Ended March 31, 2018

Repurchases of Senior Unsecured Notes

During the three months ended March 31, 2018, we repurchased $7.4 million of the 2019 Notes (as defined herein), $40.6 million of the 2023 Notes (as defined herein) and $23.4 million of the 2025 Notes (as defined herein). See Note 8 to our consolidated financial statements included in this Current Report for further discussion on the repurchases.

Credit Agreement

On March 6, 2018, we amended our Credit Agreement. In the amendment, the lenders consented to, subject to the consummation of the initial Sawtooth disposition, release each Sawtooth entity from its guaranty and other obligations under the loan documents. In return, the Partnership agreed to use the net proceeds of each Sawtooth disposition to pay down existing indebtedness no later than five business days after the consummation of such Sawtooth disposition.

Subsequent Events

On May 24, 2018, we amended our Credit Agreement to, among other things, modify our interest coverage ratio financial covenant for periods beginning March 31, 2018 and thereafter and to add a total leverage indebtedness ratio covenant, to be measured beginning March 31, 2019. Additionally, the amendment specifies that, should our leverage ratio be greater than 4.00 to 1 with respect to the quarter ended September 30, 2018, commitments under our Expansion Capital Facility will be decreased, immediately and permanently by $100.0 million.

See Note 8 to our consolidated financial statements included in this Current Report for a further description of our Credit Agreement.

Acquisitions

As discussed below, we completed numerous acquisitions during the years ended March 31, 2018 and 2017. These acquisitions impact the comparability of our results of operations between our current and prior fiscal years.

During the year ended March 31, 2018, in our Water Solutions segment, we acquired the remaining 50% ownership interest in NGL Solids Solutions, LLC, and in our Retail Propane segment, we acquired seven retail propane businesses and certain assets from an equity method investee. The assets and liabilities of these retail propane businesses are included in current assets and current liabilities held for sale in our consolidated balance sheet and the operations have been classified as discontinued. See Note 4 and Note 13 to our consolidated financial statements included in this Current Report for a further discussion.

During the year ended March 31, 2017, we acquired:

•	three water solutions facilities;

•	the remaining 25% ownership interest in three water solutions facilities;

•	an additional 24.5% interest in NGL Water Pipelines, LLC;

•	the remaining 65% ownership interest in Grassland Water Solutions, LLC (“Grassland”), in which we subsequently sold 100% of our interest;

•	four retail propane businesses; and

•	certain natural gas liquids facilities.

Table of Contents

Subsequent Events

See Note 18 to our consolidated financial statements included in this Current Report for a further discussion of the acquisitions that occurred subsequent to March 31, 2018.

Dispositions

Sale of Retail Propane Business

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC, on July 10, 2018, we completed the sale of virtually all of our Retail Propane segment to Superior and on August 14, 2018, we sold our previously held interest in Victory Propane. See “Overview–Retail Propane” above for a further discussion.

Sawtooth Joint Venture

On March 30, 2018, we completed the transaction to form a joint venture with Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC, along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”) to focus on the storage of natural gas liquids and refined products by combining our Sawtooth salt dome storage facility with Magnum’s refined products rights and adjacent leasehold. Magnum acquired an approximately 28.5% interest in Sawtooth from us, in exchange for consideration consisting of a cash payment of approximately $37.6 million (excluding working capital) and the contribution of certain refined products rights and adjacent leasehold. The disposition of this interest was accounted for as an equity transaction, no gain or loss was recorded and the carrying value of the noncontrolling interest was adjusted to reflect the change in ownership interest of the subsidiary. We own approximately 71.5% of the joint venture; and within the next three years, Magnum has options to acquire our remaining interest for an additional $182.4 million. See Note 15 to our consolidated financial statements included in this Current Report for a further discussion.

Sale of Interest in Glass Mountain

On December 22, 2017, we sold our previously held 50% interest in Glass Mountain for net proceeds of $292.1 million and recorded a gain on disposal of $108.6 million during the three months ended December 31, 2017. See Note 2 to our consolidated financial statements included in this Current Report for a further discussion.

As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Crude Oil Logistics segment have not been classified as discontinued operations.

Subsequent Events

See Note 18 to our consolidated financial statements included in this Current Report for a further discussion of the dispositions that occurred subsequent to March 31, 2018.

Trends

Crude oil prices can fluctuate widely based on changes in supply and demand conditions. The opportunity to generate revenues in our Crude Oil Logistics business is heavily influenced by the volume of crude oil being produced. Crude oil prices declined sharply during the period from July 2014 through February 2016. Crude oil prices have rebounded and at March 31, 2018, the spot price for NYMEX West Texas Intermediate Crude Oil at Cushing, Oklahoma was $64.94 per barrel. While crude oil production in the United States has been strong in recent years, a sharp decline in crude oil prices could reduce the incentive for producers to expand production. Low crude oil prices could result in declines in crude oil production and may adversely impact volumes and margins in our Crude Oil Logistics business. Crude oil price declines have had an adverse impact on many participants in the energy markets, and the inherent risk of customer or counterparty nonperformance is higher when crude oil prices are low or in decline.

From January 2015 to January 2018, crude oil markets were in contango, a condition in which forward crude oil prices are greater than spot prices. Our Crude Oil Logistics business benefits when the market is in contango, as increasing prices result in inventory holding gains during the time between when we purchase inventory and when we sell it. In addition, we are able to better utilize our storage assets when contango markets justify storing barrels. Beginning in February 2018, crude oil markets have shifted to being flat to backwardated, a condition in which forward crude oil prices are lower than spot prices. When markets are backwardated, falling prices typically have an unfavorable impact on our margins.

Our opportunity to generate revenues in our Water Solutions business is based on the level of production of natural gas and crude oil in the areas where our facilities are located. As described above, crude oil prices declined sharply since July 2014 but have increased since March 31, 2016. Also, drilling rigs and production have increased since March 31, 2016, particularly in the Permian and DJ Basins which has positively impacted the volumes of our Water Solutions business (during the three months ended March 31, 2018 we processed 761,000 barrels of wastewater per day, compared to 536,000 barrels of wastewater per day during the three months ended March 31, 2017). A portion of the revenues in our Water Solutions business is generated from the sale of hydrocarbons that we recover when processing wastewater. These recovered hydrocarbon revenues have increased due primarily to an increase in the volume of wastewater processed, an increase in the amount of hydrocarbons per barrel of wastewater processed and an increase in crude oil prices, which have resulted in higher per-barrel revenues for our Water Solutions business.

An important element of our Refined Products and Renewables segment relates to the marketing of refined products in the Southeast and East Coast regions. We purchase product in the Gulf Coast, transport the product on third party pipelines, and sell the product at terminals owned by third parties. Most of the contracts with these customers are one year in duration, with pricing indexed to prices in the Gulf Coast at the date of sale plus a specified differential. To operate this business we maintain inventory in transit on third party pipelines and at destination terminals where we sell the product. The value of this inventory will increase or decrease as market prices change. In order to mitigate this risk, we enter into futures contracts, which are only available based on New York Harbor pricing. Because our contracts are indexed to Gulf Coast prices and our futures contracts are based on New York Harbor prices, the futures contracts are not a perfect hedge against our inventory holding risk. During any given period, spreads between prices in the Gulf Coast and New York Harbor could narrow or widen, which could reduce the effectiveness of the futures contracts as a hedge of the inventory holding risk. The tenor of these futures contracts, which are typically six months to one year in duration at inception, can also contribute to volatility in earnings among individual quarters within a fiscal year.

During the year ended March 31, 2018, prices for refined products increased. Gulf Coast prices, on which our sales contracts are based, increased less than the New York Harbor prices, on which our futures contracts are based, which had an unfavorable impact on our cost of sales. Based on historical experience, we generally expect the spreads between Gulf Coast and New York Harbor prices to be more consistent over the course of a contract year than during any individual quarter within the year, and that we should expect more volatility in cost of sales among quarters within a fiscal year than we would expect during a full fiscal year.

Seasonality

Seasonality impacts our Liquids and Refined Products and Renewables segments. Consequently, for our Liquids business, revenues, operating profits and operating cash flows are generated mostly in the third and fourth quarters of our fiscal year. The seasonal motor fuel blend during the third quarter of our fiscal year impacts the value of our gasoline inventory in our Refined Products and Renewables business and also represents a period when we build inventory into our system. We borrow under our Revolving Credit Facility to supplement our operating cash flows during the periods in which we are building inventory. See “–Liquidity, Sources of Capital and Capital Resource Activities–Cash Flows.”

Segment Operating Results for the Years Ended March 31, 2018 and 2017

Crude Oil Logistics

The following table summarizes the operating results of our Crude Oil Logistics segment for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per barrel amounts)
Revenues:
Crude oil sales	$2,151,203	$1,603,667	$547,536
Crude oil transportation and other	122,786	70,027	52,759
Total revenues (1)	2,273,989	1,673,694	600,295
Expenses:
Cost of sales-excluding impact of derivatives	2,120,640	1,573,246	547,394
Cost of sales-derivative loss	7,021	5,579	1,442
Operating expenses	47,846	41,535	6,311
General and administrative expenses	6,584	5,961	623
Depreciation and amortization expense	80,387	54,144	26,243
(Gain) loss on disposal or impairment of assets, net	(111,393)	10,704	(122,097)
Total expenses	2,151,085	1,691,169	459,916
Segment operating income (loss)	$122,904	$(17,475)	$140,379

Crude oil sold (barrels)	39,626	34,212	5,414
Crude oil transported on owned pipelines (barrels)	33,454	6,365	27,089
Crude oil storage capacity - owned and leased (barrels) (2)	6,159	7,024	(865)
Crude oil storage capacity leased to third parties (barrels) (2)	2,641	3,717	(1,076)
Crude oil inventory (barrels) (2)	1,219	2,844	(1,625)
Crude oil sold ($/barrel)	$54.288	$46.874	$7.414
Cost per crude oil sold ($/barrel)	$53.694	$46.148	$7.546
Crude oil product margin ($/barrel)	$0.594	$0.726	$(0.132)

(1)	Revenues include $13.9 million and $6.8 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2018 and March 31, 2017, respectively.

Crude Oil Sales Revenues. The increase was due primarily to an increase in crude oil prices and sales volumes during the year ended March 31, 2018, compared to the year ended March 31, 2017. This segment continued to be impacted by competition and low margins in the majority of the basins across the United States and we continue to market crude volumes in these basins to support our various pipeline, terminal and transportation assets. Additionally, we bear the cost of certain minimum volume commitments on third-party crude oil pipelines in various basins which are currently not profitable.

Crude Oil Transportation and Other Revenues. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 which increased revenues by $55.0 million during the year ended March 31, 2018, compared to the year ended March 31, 2017. The increase was also due to increased volumes related to production growth in the DJ Basin. During the year ended March 31, 2018, approximately 33.5 million barrels of crude oil were transported on the Grand Mesa Pipeline, which averaged approximately 92,000 barrels per day and financial volumes averaged approximately 96,000 barrels per day (volume amounts are from both internal and external parties). Higher revenues in our trucking operations during the year ended March 31, 2018 were due primarily to increased demand for transportation services, compared to the year ended March 31, 2017, and were partially offset by the flattening of the contango curve for crude oil (a condition in which forward crude oil prices are greater than spot prices) during the year ended March 31, 2018, compared to the year ended March 31, 2017.

Cost of Sales-Excluding Impact of Derivatives. The increase was due primarily to an increase in crude oil prices during the year ended March 31, 2018, compared to the year ended March 31, 2017.

Cost of Sales-Derivatives. Our cost of sales during the year ended March 31, 2018 was increased by $4.2 million of net realized losses on derivatives and $2.8 million of net unrealized losses on derivatives. Our cost of sales during the year ended March 31, 2017 was increased by $7.1 million of net realized losses on derivatives and reduced by $1.5 million of net unrealized gains on derivatives.

Operating and General and Administrative Expenses. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 which increased expenses by $8.0 million during the year ended March 31, 2018, compared to the year ended March 31, 2017. This increase was partially offset by lower repair and maintenance expense associated with having a newer fleet of barges and a smaller fleet of trucks, as well as the timing of repairs, and lower property taxes due to decreased inventory.

Depreciation and Amortization Expense. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 which increased depreciation and amortization expense by $23.0 million during the year ended March 31, 2018, compared to the year ended March 31, 2017. Also contributing to the increase was higher depreciation expense related to other capital projects being placed into service.

(Gain) Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded a gain of $108.6 million on the sale of our previously held 50% interest in Glass Mountain (see Note 2 to our consolidated financial statements included in this Current Report). In addition, we recorded a net gain of $2.8 million on the sales of excess pipe and certain other assets. During the year ended March 31, 2017, we recorded a net loss of $6.5 million on the sales of certain assets and a loss of $4.2 million due to the write-down of certain other assets.

Water Solutions

The following table summarizes the operating results of our Water Solutions segment for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per barrel and per day amounts)
Revenues:
Service fees	$149,114	$110,049	$39,065
Recovered hydrocarbons	58,948	31,103	27,845
Other revenues	21,077	18,449	2,628
Total revenues	229,139	159,601	69,538
Expenses:
Cost of sales-excluding impact of derivatives	2,150	2,071	79
Cost of sales-derivative loss	17,195	1,997	15,198
Operating expenses	105,200	85,562	19,638
General and administrative expenses	2,623	2,469	154
Depreciation and amortization expense	98,623	101,758	(3,135)
Loss (gain) on disposal or impairment of assets, net	6,863	(85,560)	92,423
Revaluation of liabilities	20,716	6,717	13,999
Total expenses	253,370	115,014	138,356
Segment operating (loss) income	$(24,231)	$44,587	$(68,818)

Wastewater processed (barrels per day)
Eagle Ford Basin	235,713	208,649	27,064
Permian Basin	289,360	184,702	104,658
DJ Basin	113,771	68,253	45,518
Other Basins	68,466	40,185	28,281
Total	707,310	501,789	205,521
Solids processed (barrels per day)	5,662	3,056	2,606
Skim oil sold (barrels per day)	3,210	1,989	1,221
Service fees for wastewater processed ($/barrel)	$0.58	$0.60	$(0.02)
Recovered hydrocarbons for wastewater processed ($/barrel)	$0.23	$0.17	$0.06
Operating expenses for wastewater processed ($/barrel)	$0.41	$0.47	$(0.06)

Service Fee Revenues. The increase was due primarily to an increase in the volume of wastewater processed, partially offset by higher volumes in areas with lower fees. We continue to benefit from the increased rig counts as compared to the prior year in the basins in which we operate, particularly in the Permian Basin.

Recovered Hydrocarbon Revenues. The increase was due primarily to an increase in the volume of wastewater processed, an increase in the amount of hydrocarbons per barrel of wastewater processed and an increase in crude oil prices.

Other Revenues. Other revenues primarily include solids disposal revenues and water pipeline revenues, both of which increased during the year ended March 31, 2018 due to increased volumes. These increases were partially offset by a decrease in freshwater revenues due to the sale of Grassland in November 2016 (see below discussion of the loss on the sale of Grassland).

Cost of Sales-Excluding Impact of Derivatives. Cost of sales-excluding impact of derivatives, which primarily includes expenses to bring wastewater to certain of our water solutions facilities, was consistent between the current year and prior year.

Cost of Sales-Derivatives. We enter into derivatives in our Water Solutions segment to protect against the risk of a decline in the market price of the hydrocarbons we expect to recover when processing the wastewater and selling the skim oil. Our cost of sales during the year ended March 31, 2018 included $13.7 million of net unrealized losses on derivatives and $3.5 million of net realized losses on derivatives. Our cost of sales during the year ended March 31, 2017 included $4.1 million of net realized losses on derivatives and the reversal of $2.1 million of net unrealized losses on derivatives at March 31, 2016 as there were no open derivatives at March 31, 2017.

Operating and General and Administrative Expenses. The increase was due primarily to higher costs of operations of water disposal wells due to higher volumes processed, partially offset by cost reduction efforts. Due to the higher volumes processed, our cost per barrel has decreased, as shown in the table above.

Depreciation and Amortization Expense. The decrease was due primarily to lower amortization expense from the write-off of an intangible asset during the year ended March 31, 2017 as well as certain intangible assets being fully amortized during the year ended March 31, 2017, partially offset by acquisitions and developed facilities (see Note 7 to our consolidated financial statements included in this Current Report).

Loss (Gain) on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded a loss of $8.2 million on the disposals of certain assets, partially offset by a gain of $1.3 million for the termination of a non-compete agreement, which included the carrying value of the non-compete agreement intangible asset that was written off (see Note 7 to our consolidated financial statements included in this Current Report).

During the year ended March 31, 2017, we recorded:

•
an adjustment of $124.7 million to the previously recorded $380.2 million estimated goodwill impairment charge recorded during the three months ended March 31, 2016 (see Note 6 to our consolidated financial statements included in this Current Report);

•
a write-off of $5.2 million related to the value of an indefinite-lived trade name intangible asset in conjunction with finalizing our goodwill impairment analysis (see Note 7 to our consolidated financial statements included in this Current Report);

•
a loss of $22.7 million related to the termination of the development agreement, which included the carrying value of the development agreement asset that was written off (see Note 15 to our consolidated financial statements included in this Current Report);

•	an impairment charge of $1.7 million to write down a loan receivable in June 2016 (see Note 13 to our consolidated financial statements included in this Current Report); and

•
a loss of $9.5 million on the sales of certain assets, including the sale of Grassland (see Note 13 to our consolidated financial statements included in this Current Report for a discussion of the sale of Grassland).

Revaluation of Liabilities. The revaluation of liabilities represents the change in the valuation of our contingent consideration liabilities related to royalty agreements acquired as part of certain business combinations during the year ended March 31, 2017. The increase in the expense during the year ended March 31, 2018 was due primarily to higher actual and expected production from new customers, resulting in an increase to the expected future royalty payment.

Liquids

The following table summarizes the operating results of our Liquids segment for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per gallon amounts)
Propane sales:
Revenues (1)	$1,203,486	$807,172	$396,314
Cost of sales-excluding impact of derivatives	1,165,414	772,871	392,543
Cost of sales-derivative gain	(5,577)	(2,633)	(2,944)
Product margin	43,649	36,934	6,715

Butane sales:
Revenues (1)	562,066	391,265	170,801
Cost of sales-excluding impact of derivatives	535,017	354,132	180,885
Cost of sales-derivative loss	19,616	7,863	11,753
Product margin	7,433	29,270	(21,837)

Other product sales:
Revenues (1)	432,570	308,031	124,539
Cost of sales-excluding impact of derivatives	414,980	290,495	124,485
Cost of sales-derivative gain	(173)	(1,477)	1,304
Product margin	17,763	19,013	(1,250)

Other revenues:
Revenues (1)	22,548	32,648	(10,100)
Cost of sales	3,930	12,893	(8,963)
Product margin	18,618	19,755	(1,137)

Expenses:
Operating expenses	32,792	37,634	(4,842)
General and administrative expenses	5,331	4,831	500
Depreciation and amortization expense	24,937	19,163	5,774
Loss on disposal or impairment of assets, net	117,516	92	117,424
Total expenses	180,576	61,720	118,856
Segment operating (loss) income	$(93,113)	$43,252	$(136,365)

Liquids storage capacity - owned and leased (gallons) (2)	438,968	358,537	80,431

Propane sold (gallons)	1,361,173	1,267,076	94,097
Propane sold ($/gallon)	$0.884	$0.637	$0.247
Cost per propane sold ($/gallon)	$0.852	$0.608	$0.244
Propane product margin ($/gallon)	$0.032	$0.029	$0.003
Propane inventory (gallons) (2)	48,928	48,351	577
Propane storage capacity leased to third parties (gallons) (2)	29,662	33,495	(3,833)

Butane sold (gallons)	544,750	456,586	88,164
Butane sold ($/gallon)	$1.032	$0.857	$0.175
Cost per butane sold ($/gallon)	$1.018	$0.793	$0.225
Butane product margin ($/gallon)	$0.014	$0.064	$(0.050)
Butane inventory (gallons) (2)	15,385	9,438	5,947
Butane storage capacity leased to third parties (gallons) (2)	51,660	80,346	(28,686)

Other products sold (gallons)	400,405	343,365	57,040
Other products sold ($/gallon)	$1.080	$0.897	$0.183
Cost per other products sold ($/gallon)	$1.036	$0.842	$0.194
Other products product margin ($/gallon)	$0.044	$0.055	$(0.011)
Other products inventory (gallons) (2)	5,822	6,426	(604)

(1)	Revenues include $4.7 million and $1.9 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2018 and March 31, 2017, respectively.

Propane Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due to higher commodity prices, and increased volume due to a new long-term marketing agreement.

Cost of Sales-Derivatives. Our cost of wholesale propane sales was reduced by $1.0 million and $1.5 million of net unrealized gains on derivatives for the years ended March 31, 2018 and 2017, respectively. Additionally, our cost of wholesale propane sales was reduced by $4.6 million and $1.1 million of net realized gains on derivatives for the years ended March 31, 2018 and 2017, respectively.

Product margins per gallon of propane sold were higher during the year ended March 31, 2018 than during the year ended March 31, 2017 facilitated by stronger winter demand.

Butane Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were primarily due to higher commodity prices.

Cost of Sales-Derivatives. Our cost of butane sales was increased by $0.5 million and $2.0 million of net unrealized losses on derivatives for the years ended March 31, 2018 and 2017, respectively. Additionally, our cost of butane sales was increased by $19.1 million and $5.9 million of net realized losses on derivatives for the years ended March 31, 2018 and 2017, respectively.

Product margins per gallon of butane sold were lower during the year ended March 31, 2018 than during the year ended March 31, 2017 due primarily to the overall competitive nature of the market as well as higher than anticipated unrecovered railcar fleet costs.

Other Products Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due primarily to a new long-term marketing agreement. Also, volumes have increased with the addition of the new Port Hudson terminal.

Cost of Sales-Derivatives. Our cost of sales of other products was reduced by $0.1 million and $0.2 million of net unrealized gains on derivatives for the years ended March 31, 2018 and 2017, respectively. Additionally, our cost of other products was reduced by $0.1 million and $1.3 million of net realized gains on derivatives for the years ended March 31, 2018 and 2017, respectively.

Product margin decrease during the year ended March 31, 2018 was due primarily to an increase in unrecovered railcar fleet costs.

Other Revenues. This revenue includes storage, terminaling and transportation services income. The decrease was due primarily to reduced transportation services and increased storage capacity available in the market.

Operating and General and Administrative Expenses. The decrease was due primarily to a reduction in incentive compensation that was paid in common units and reflected in “Corporate and Other”. Repair and maintenance expense was lower across most terminals due to tightly managing and prioritizing critical repairs.

Depreciation and Amortization Expense. The increase was due primarily to the acquisition of two liquids facilities during the previous fiscal year.

Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded a goodwill impairment charge of $116.9 million related to our salt dome storage facility in Utah due to the decreased demand for natural gas liquid storage and resulting decline in revenues and earnings as compared to actual and projected results of prior and future periods (see Note 6 to our consolidated financial statements included in this Current Report). During the years ended March 31, 2018 and 2017, we recorded a net loss of $0.6 million and $0.1 million, respectively, related to the retirement of assets.

Refined Products and Renewables

The following table summarizes the operating results of our Refined Products and Renewables segment for the periods indicated.

	Year Ended March 31,
	2018	2017	Change
	(in thousands, except per barrel amounts)
Refined products sales:
Revenues (1)	$11,827,222	$8,884,976	$2,942,246
Cost of sales-excluding impact of derivatives	11,709,786	8,732,312	2,977,474
Cost of sales-derivative loss	77,055	43,358	33,697
Product margin	40,381	109,306	(68,925)

Renewables sales:
Revenues	373,669	447,232	(73,563)
Cost of sales-excluding impact of derivatives	362,457	443,229	(80,772)
Cost of sales-derivative loss	1,467	1,291	176
Product margin	9,745	2,712	7,033

Service fee revenues	300	10,963	(10,663)

Expenses:
Operating expenses	14,057	23,177	(9,120)
General and administrative expenses	8,433	9,821	(1,388)
Depreciation and amortization expense	1,294	1,562	(268)
Gain on disposal or impairment of assets, net	(30,098)	(134,125)	104,027
Total income, net	(6,314)	(99,565)	93,251
Segment operating income	$56,740	$222,546	$(165,806)

Gasoline sold (barrels)	108,427	91,004	17,423
Diesel sold (barrels)	56,020	49,817	6,203
Ethanol sold (barrels)	3,438	4,605	(1,167)
Biodiesel sold (barrels)	2,079	2,413	(334)
Refined products and renewables storage capacity - leased (barrels) (2)	9,911	9,419	492
Refined products and renewables storage capacity sub-leased to third parties (barrels) (2)	1,068	1,043	25
Gasoline inventory (barrels) (2)	3,367	2,993	374
Diesel inventory (barrels) (2)	1,419	1,464	(45)
Ethanol inventory (barrels) (2)	701	727	(26)
Biodiesel inventory (barrels) (2)	261	471	(210)
Refined products sold ($/barrel)	$71.921	$63.094	$8.827
Cost per refined products sold ($/barrel)	$71.676	$62.318	$9.358
Refined products product margin ($/barrel)	$0.245	$0.776	$(0.531)
Renewable products sold ($/barrel)	$67.730	$63.726	$4.004
Cost per renewable products sold ($/barrel)	$65.964	$63.340	$2.624
Renewable products product margin ($/barrel)	$1.766	$0.386	$1.380

(1)	Revenues include $0.3 million and $0.5 million of intersegment sales during the years ended March 31, 2018 and 2017, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2018 and March 31, 2017, respectively.

Refined Products Revenues and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due to an increase in refined products prices and increased volumes. The increased volumes were due primarily to additional pipeline capacity rights purchased during the year ended March 31, 2017, an expansion of our refined products operations and the continued demand for motor fuels. The decrease in margin was due primarily to negative impact of the continued decline in gasoline line space values on the Colonial Pipeline, discretionary terminal volume profitability and line space sales during the year ended March 31, 2018, compared to the year ended March 31, 2017. The average value of line space was approximately negative $0.007 per gallon for the year ended March 31, 2018, compared to an average value of approximately $0.009 per gallon for the year ended March 31, 2017.

Refined Products Cost of Sales-Derivatives. The margins for both the years ended March 31, 2018 and 2017 were negatively impacted by losses of $77.1 million and $43.4 million, respectively, from our risk management activities. These losses were due primarily to increasing future prices.

Renewables Revenues and Cost of Sales-Excluding Impact of Derivatives. The decreases in revenues and cost of sales-excluding impact of derivatives were due primarily to decreased volumes from the loss of a marketing contract with an equity method investee in December 2017, partially offset by an increase in renewables prices. The margin was higher during the year ended March 31, 2018 due primarily to favorable biodiesel margins resulting from the biodiesel tax credit being reinstated in February 2018 for the 2017 calendar year.

Renewables Cost of Sales-Derivatives. The margins for both the years ended March 31, 2018 and 2017 were negatively impacted by losses of $1.5 million and $1.3 million, respectively, from our risk management activities. These losses were due primarily to the weakness in the price of renewable identification numbers and increasing future prices.

Service Fee Revenues, Operating Expenses, General and Administrative Expenses. The decreases were due primarily to the expiration of a transition services agreement in October 2016 related to the sale of the general partner interest in TLP in February 2016 whereby we were reimbursed for certain expenses incurred on behalf of a third party.

Depreciation and Amortization Expense. The decrease was due primarily to certain assets being fully depreciated during the year ended March 31, 2017.

Gain on Disposal or Impairment of Assets, Net. During the year ended March 31, 2018, we recorded $30.1 million of the deferred gain from the sale of the general partner interest in TLP in February 2016 (see Note 2 to our consolidated financial statements included in this Current Report for a further discussion). In addition, we recorded a net loss of less than $0.1 million on the disposal of certain assets.

During the year ended March 31, 2017, we recorded:

•	a $104.1 million gain from the sale of all of the TLP units we owned (see Note 2 to our consolidated financial statements included in this Current Report for a further discussion);

•
$30.1 million of the deferred gain from the sale of the general partner in interest in TLP in February 2016 (see Note 2 to our consolidated financial statements included in this Current Report for a further discussion); and

•	a loss of $0.1 million on the sales of certain assets.

Corporate and Other

The operating loss within “Corporate and Other” includes the following components for the periods indicated:

	Year Ended March 31,
	2018	2017	Change
	(in thousands)
Other revenues:
Revenues	$1,174	$844	$330
Cost of sales	530	400	130
Margin	644	444	200

Expenses:
Operating expenses	1,173	1,095	78
General and administrative expenses	75,158	82,723	(7,565)
Depreciation and amortization expense	3,779	3,612	167
Loss (gain) on disposal or impairment of assets, net	8	(1)	9
Total expenses	80,118	87,429	(7,311)
Operating loss	$(79,474)	$(86,985)	$7,511

General and Administrative Expenses. The decrease for the year ended March 31, 2018 was due primarily to a decrease in equity-based compensation expense related to service awards. The expense related to service awards was $16.2 million for the year ended March 31, 2018, compared to $37.2 million for the year ended March 31, 2017. The increase in expense in the prior fiscal year was due to the cancellation of awards which accelerated the expense reporting. In addition, during the first quarter of the prior fiscal year, the expense for the service awards was accounted for under the liability method and due to an increase in our unit price during that period, we recorded an increase in equity-based compensation expense. Also, see Note 10 to our consolidated financial statements included in this Current Report for a further discussion of our equity-based compensation. The decrease from equity-based compensation was partially offset by increases in legal expenses and workmen’s compensation.

Equity in Earnings of Unconsolidated Entities

The increase of $3.7 million during the year ended March 31, 2018 was due primarily to increased earnings related to our investment in Glass Mountain. On December 22, 2017, we sold our previously held 50% interest in Glass Mountain. See Note 2 to our consolidated financial statements included in this Current Report for a further discussion.

Interest Expense

Interest expense includes interest charged on our revolving credit facilities, senior secured notes, and senior unsecured notes, as well as amortization of debt issuance costs, letter of credit fees, interest on equipment financing notes, and accretion of interest on non-interest bearing debt obligations. The increase of $49.2 million during the year ended March 31, 2018 was due primarily to the issuance of the 2023 Notes and 2025 Notes which have higher interest rates than our revolving credit facility. This was offset by lower interest expense on our revolving credit facility as our average balance outstanding decreased from $1.7 billion for the year ended March 31, 2017 to $1.0 billion for the year ended March 31, 2018.

(Loss) Gain on Early Extinguishment of Liabilities, Net

The following table summarizes the components of (loss) gain on early extinguishment of liabilities, net for the periods indicated:

	Year Ended March 31,
	2018	2017
	(in thousands)
Early extinguishment of long-term debt (1)	$(23,201)	$6,922
Release of contingent consideration liabilities (2)	—	22,278
Write-off deferred debt issuance costs (3)	—	(4,473)
(Loss) gain on early extinguishment of liabilities, net	$(23,201)	$24,727

(1)
During the year ended March 31, 2018, this relates to net losses (inclusive of debt issuance costs written off) on the early extinguishment of all of the senior secured notes and a portion of the 2019 Notes, 2023 Notes and 2025 Notes. During the year ended March 31, 2017, this relates to net gains (inclusive of debt issuance costs written off) on the early extinguishment of a portion of the 2019 Notes and 2021 Notes (as defined herein) and certain equipment loans. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion.

(2)
Relates to the release of certain contingent consideration liabilities in conjunction with the termination of the development agreement in June 2016 (see Note 15 to our consolidated financial statements included in this Current Report for a further discussion). Also, during the year ended March 31, 2017, we acquired certain parcels of land on which one of our water solutions facilities is located and recorded a gain on the release of certain contingent consideration liabilities as the royalty agreement was terminated.

(3)
Relates to the write off of certain deferred debt issuance costs in connection with the amendment and restatement of our Credit Agreement (as defined herein) (see Note 7 to our consolidated financial statements included in this Current Report for a further discussion).

Other Income, Net

The following table summarizes the components of other income, net for the periods indicated:

	Year Ended March 31,
	2018	2017
	(in thousands)
Interest income (1)	$6,297	$7,553
Crude oil marketing arrangement (2)	(76)	(1,500)
Termination of storage sublease agreement (3)	—	16,205
Other (4)	732	4,354
Other income, net	$6,953	$26,612

(1)
During the year ended March 31, 2018, this relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility to be utilized by a third party and to a loan receivable from Victory Propane (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion). During the year ended March 31, 2017, this relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility to be utilized by a third party and to loan receivables from Victory Propane and Grassland (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion). On June 3, 2016, we acquired the remaining 65% ownership interest in Grassland and all interest income on the receivable from Grassland has been eliminated in consolidation subsequent to that date.

(2)	Represents another party’s share of the profits and losses generated from a joint crude oil marketing arrangement.

(3)	Represents a gain from the termination of a storage sublease agreement (see Note 15 to our consolidated financial statements included in this Current Report for a further discussion).

(4)
During the year ended March 31, 2018, this relates primarily to proceeds from a litigation settlement. During the year ended March 31, 2017, this relates primarily to a distribution from TLP pursuant to the agreement to sell all of the TLP common units we owned in April 2016, a gain on insurance settlement related to business interruption insurance coverage on a facility in our Water Solutions segment and a payment received related to a contract termination.

Income Tax Expense

Income tax expense was $1.4 million during the year ended March 31, 2018, compared to income tax expense of $1.9 million during the year ended March 31, 2017. The decrease in income tax expense was due primarily to a lower state franchise tax liability in Texas as well as a lower Canadian tax liability from our taxable corporate subsidiaries in Canada. See Note 2 to our consolidated financial statements included in this Current Report for a further discussion.

Noncontrolling Interests - Redeemable and Non-redeemable

Noncontrolling interests represent the portion of certain consolidated subsidiaries that are owned by third parties. The decrease of $5.6 million during the year ended March 31, 2018 was due primarily to adjustments related to noncontrolling interests during the year ended March 31, 2017.

Segment Operating Results for the Years Ended March 31, 2017 and 2016

Crude Oil Logistics

The following table summarizes the operating results of our Crude Oil Logistics segment for the periods indicated:

	Year Ended March 31,
	2017	2016	Change
	(in thousands, except per barrel amounts)
Revenues:
Crude oil sales	$1,603,667	$3,170,891	$(1,567,224)
Crude oil transportation and other	70,027	55,882	14,145
Total revenues (1)	1,673,694	3,226,773	(1,553,079)
Expenses:
Cost of sales-excluding impact of derivatives	1,573,246	3,133,097	(1,559,851)
Cost of sales-derivative loss (gain)	5,579	(11,686)	17,265
Operating expenses	41,535	43,458	(1,923)
General and administrative expenses	5,961	8,334	(2,373)
Depreciation and amortization expense	54,144	39,363	14,781
Loss on disposal or impairment of assets, net	10,704	54,952	(44,248)
Total expenses	1,691,169	3,267,518	(1,576,349)
Segment operating loss	$(17,475)	$(40,745)	$23,270

Crude oil sold (barrels)	34,212	67,211	(32,999)
Crude oil transported on owned pipelines (barrels)	6,365	—	6,365
Crude oil storage capacity - owned and leased (barrels) (2)	7,024	6,115	909
Crude oil storage capacity leased to third parties (barrels) (2)	3,717	3,127	590
Crude oil inventory (barrels) (2)	2,844	2,123	721
Crude oil sold ($/barrel)	$46.874	$47.178	$(0.304)
Cost per crude oil sold ($/barrel)	$46.148	$46.442	$(0.294)
Crude oil product margin ($/barrel)	$0.726	$0.736	$(0.010)

(1)	Revenues include $6.8 million and $9.7 million of intersegment sales during the years ended March 31, 2017 and 2016, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2017 and March 31, 2016, respectively.

Crude Oil Sales Revenues. The decrease in our sales volume was due primarily to increased competition. In addition, we also had an increase in buy/sell transactions during the year ended March 31, 2017, compared to the year ended March 31, 2016. These are transactions in which we transact to purchase product from a counterparty and sell the same volumes of product to the same counterparty at a different location or time. As the revenues and costs of sales are netted for these transaction, so are the volumes.

Crude Oil Transportation and Other Revenues. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016 with revenues of $29.2 million, partially offset by the flattening of the contango curve for crude oil (a condition in which forward crude oil prices are greater than spot prices) during the year ended March 31, 2017, compared to the year ended March 31, 2016, and lower revenues in our trucking and barge operations during the year ended March 31, 2017 due to a general slowdown in demand for transportation services, compared to the year ended March 31, 2016.

Cost of Sales-Excluding Impact of Derivatives. The decrease was due primarily to the decline in crude oil prices and volumes due to increased competition during the year ended March 31, 2017, compared to the year ended March 31, 2016.

Cost of Sales-Derivatives. Our cost of sales during the year ended March 31, 2017 was increased by $7.1 million of net realized losses on derivatives and reduced by $1.5 million of net unrealized gains on derivatives. Our cost of sales during the year ended March 31, 2016 was reduced by $13.8 million of net realized gains on derivatives and increased by $2.1 million of net unrealized losses on derivatives.

Operating and General and Administrative Expenses. The decrease was due primarily to lower compensation expense related to a reduction in the number of employees as a result of organizational changes, lower repair and maintenance expense related to trucking operations resulting from a general slowdown in demand for transportation services, and lower repair and maintenance expense related to having a newer fleet of barges and the timing of repairs, partially offset by our Grand Mesa Pipeline becoming operational on November 1, 2016 which incurred operating expenses of $4.8 million.

Depreciation and Amortization Expense. The increase was due primarily to our Grand Mesa Pipeline becoming operational on November 1, 2016, partially offset by certain intangible assets being fully amortized during the year ended March 31, 2016.

Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2017, we recorded a net loss of $6.5 million on the sales of certain assets and a loss of $4.2 million due to the write-down of certain other assets. During the year ended March 31, 2016, we recorded a loss of $50.1 million due to the write-down of certain assets, a loss of $3.1 million due to the cancellation of two previously-planned projects and a loss of $1.8 million on the sales of certain other assets.

Water Solutions

The following table summarizes the operating results of our Water Solutions segment for the periods indicated:

	Year Ended March 31,
	2017	2016	Change
	(in thousands, except per barrel and per day amounts)
Revenues:
Service fees	$110,049	$136,710	$(26,661)
Recovered hydrocarbons	31,103	41,090	(9,987)
Other revenues	18,449	7,201	11,248
Total revenues	159,601	185,001	(25,400)
Expenses:
Cost of sales-excluding impact of derivatives	2,071	(241)	2,312
Cost of sales-derivative loss (gain)	1,997	(7,095)	9,092
Operating expenses	85,562	112,538	(26,976)
General and administrative expenses	2,469	2,778	(309)
Depreciation and amortization expense	101,758	91,685	10,073
(Gain) loss on disposal or impairment of assets, net	(85,560)	381,682	(467,242)
Revaluation of liabilities	6,717	(82,673)	89,390
Total expenses	115,014	498,674	(383,660)
Segment operating income (loss)	$44,587	$(313,673)	$358,260

Wastewater processed (barrels per day)
Eagle Ford Basin	208,649	236,792	(28,143)
Permian Basin	184,702	179,413	5,289
DJ Basin	68,253	107,353	(39,100)
Other Basins	40,185	45,949	(5,764)
Total	501,789	569,507	(67,718)
Solids processed (barrels per day)	3,056	3,149	(93)
Skim oil sold (barrels per day)	1,989	2,935	(946)
Service fees for wastewater processed ($/barrel)	$0.60	$0.66	$(0.06)
Recovered hydrocarbons for wastewater processed ($/barrel)	$0.17	$0.20	$(0.03)
Operating expenses for wastewater processed ($/barrel)	$0.47	$0.54	$(0.07)

Service Fee Revenues. The decrease was due primarily to a decrease in the volume processed from a slowdown in customer production and development activity and a lower price per barrel received in current market conditions from new facilities being operational during the year ended March 31, 2017.

Recovered Hydrocarbon Revenues. The decrease was due primarily to a decrease in the volume of wastewater processed and a decrease in the amount of hydrocarbons per barrel of wastewater processed.

Other Revenues. The increase was due primarily to an increase in revenues in the freshwater and water pipeline businesses as well as revenue from trucking wastewater to certain of our water solutions facilities. See the below discussion of the loss on the sale of Grassland.

Cost of Sales-Excluding Impact of Derivatives. The increase was due to trucking expenses to bring wastewater to certain of our water solutions facilities.

Cost of Sales-Derivatives. We enter into derivatives in our Water Solutions segment to protect against the risk of a decline in the market price of the hydrocarbons we expect to recover when processing the wastewater and selling the skim oil. Our cost of sales during the year ended March 31, 2017 included $4.1 million of net realized losses on derivatives and the reversal of $2.1 million of net unrealized losses on derivatives at March 31, 2016 as there were no open derivatives at March 31, 2017. Our cost of sales during the year ended March 31, 2016 included $10.3 million of net realized gains on derivatives and $3.2 million of net unrealized losses on derivatives. In December 2015, we settled derivative contracts that had scheduled settlement dates from January 2016 through December 2016, in order to lock in the gains on those derivatives.

Operating and General and Administrative Expenses. The decrease was due primarily to lower costs of operations of water disposal wells due to lower volumes processed and cost reduction efforts.

Depreciation and Amortization Expense. The increase was due primarily to acquisitions and developed facilities, partially offset by lower amortization expense from the write-off of an intangible asset as well as certain intangible assets being fully amortized during the years ended March 31, 2017 and 2016 (see Note 7 to our consolidated financial statements included in this Current Report).

(Gain) Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2017, we recorded:

•
an adjustment of $124.7 million to the previously recorded $380.2 million estimated goodwill impairment charge recorded during the three months ended March 31, 2016 (see Note 6 to our consolidated financial statements included in this Current Report);

•
a write-off of $5.2 million related to the value of an indefinite-lived trade name intangible asset in conjunction with finalizing our goodwill impairment analysis (see Note 7 to our consolidated financial statements included in this Current Report);

•
a loss of $22.7 million related to the termination of the development agreement, which included the carrying value of the development agreement asset that was written off (see Note 15 to our consolidated financial statements included in this Current Report);

•	an impairment charge of $1.7 million to write down a loan receivable in June 2016 (see Note 13 to our consolidated financial statements included in this Current Report); and

•
a loss of $9.5 million on the sales of certain assets, including the sale of Grassland (see Note 13 to our consolidated financial statements included in this Current Report for a discussion of the sale of Grassland).

During the year ended March 31, 2016, we recorded:

•
an estimated goodwill impairment charge of $380.2 million as the decline in crude oil prices and crude oil production have had an unfavorable impact on our Water Solutions business (see Note 6 to our consolidated financial statements included in this Current Report); and

•	a loss of $1.5 million on the sales of certain other assets.

Revaluation of Liabilities. The revaluation of liabilities represents the change in the valuation of our contingent consideration liabilities related to royalty agreements acquired as part of certain business combinations during the years ended March 31, 2017 and 2016. The increase in the expense during the year ended March 31, 2017 was due primarily to the reduction in the liability recorded during the year ended March 31, 2016 due to lower anticipated production and development activity due to lower commodity prices.

Liquids

The following table summarizes the operating results of our Liquids segment for the periods indicated:

	Year Ended March 31,
	2017	2016	Change
	(in thousands, except per gallon amounts)
Propane sales:
Revenues (1)	$807,172	$618,919	$188,253
Cost of sales-excluding impact of derivatives	772,871	570,495	202,376
Cost of sales - derivative (gain) loss	(2,633)	1,239	(3,872)
Product margin	36,934	47,185	(10,251)

Butane sales:
Revenues (1)	391,265	317,994	73,271
Cost of sales-excluding impact of derivatives	354,132	269,310	84,822
Cost of sales-derivative loss (gain)	7,863	(4,092)	11,955
Product margin	29,270	52,776	(23,506)

Other product sales:
Revenues (1)	308,031	302,181	5,850
Cost of sales-excluding impact of derivatives	290,495	266,492	24,003
Cost of sales-derivative (gain) loss	(1,477)	426	(1,903)
Product margin	19,013	35,263	(16,250)

Other revenues:
Revenues (1)	32,648	35,943	(3,295)
Cost of sales	12,893	13,806	(913)
Product margin	19,755	22,137	(2,382)

Expenses:
Operating expenses	37,634	45,140	(7,506)
General and administrative expenses	4,831	8,806	(3,975)
Depreciation and amortization expense	19,163	15,642	3,521
Loss on disposal or impairment of assets, net	92	11,600	(11,508)
Total expenses	61,720	81,188	(19,468)
Segment operating income	$43,252	$76,173	$(32,921)

Liquids storage capacity - owned and leased (gallons) (2)	358,537	292,110	66,427

Propane sold (gallons)	1,267,076	1,244,529	22,547
Propane sold ($/gallon)	$0.637	$0.497	$0.140
Cost per propane sold ($/gallon)	$0.608	$0.459	$0.149
Propane product margin ($/gallon)	$0.029	$0.038	$(0.009)
Propane inventory (gallons) (2)	48,351	56,584	(8,233)
Propane storage capacity leased to third parties (gallons) (2)	33,495	33,264	231

Butane sold (gallons)	456,586	483,206	(26,620)
Butane sold ($/gallon)	$0.857	$0.658	$0.199
Cost per butane sold ($/gallon)	$0.793	$0.549	$0.244
Butane product margin ($/gallon)	$0.064	$0.109	$(0.045)
Butane inventory (gallons) (2)	9,438	14,629	(5,191)
Butane storage capacity leased to third parties (gallons) (2)	80,346	72,450	7,896

Other products sold (gallons)	343,365	360,716	(17,351)
Other products sold ($/gallon)	$0.897	$0.838	$0.059
Cost per other products sold ($/gallon)	$0.842	$0.740	$0.102
Other products product margin ($/gallon)	$0.055	$0.098	$(0.043)
Other products inventory (gallons) (2)	6,426	6,297	129

(1)	Revenues include $1.9 million and $1.0 million of intersegment sales during the years ended March 31, 2017 and 2016, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2017 and March 31, 2016, respectively.

Propane Sales. The increase in revenues was due to higher commodity prices, partially offset by warmer winter temperatures, as compared to the prior year, experienced by certain regions in which we operate.

Our cost of wholesale propane sales was reduced by $1.5 million and $2.1 million, respectively, of net unrealized gains on derivatives for the years ended March 31, 2017 and 2016. Additionally, our cost of wholesale propane sales was reduced by $1.1 million of net realized gains on derivatives and increased by $3.4 million of net realized losses on derivatives for the years ended March 31, 2017 and 2016, respectively.

Product margins per gallon of propane sold were lower during the year ended March 31, 2017 than during the year ended March 31, 2016. Propane prices declined significantly during February and March of 2017. Declining propane prices typically have an adverse effect on our margins as we were unable to fully recoup fixed storage fees and railcar lease costs.

Butane Sales. The increase in revenues and cost of sales was primarily a function of higher commodity prices.

Our cost of butane sales during the year ended March 31, 2017 was increased by $2.0 million of net unrealized losses on derivatives, as compared to a reduction of $1.9 million of net unrealized gains on derivatives during the year ended March 31, 2016. Additionally, our cost of butane sales was increased by $5.9 million of net realized losses on derivatives and reduced by $2.2 million of net realized gains on derivatives for the years ended March 31, 2017 and 2016, respectively.

Product margins per gallon of butane sold were lower during the year ended March 31, 2017 than during the year ended March 31, 2016 primarily due to underutilization of our leased railcar fleet.

Other Products Sales. The decrease in revenues was primarily due to lower volumes as a result of decreases in production related to a customer’s contract.

Our cost of sales of other products during the year ended March 31, 2017 was reduced by $0.2 million of net unrealized gains on derivatives, as compared to less than $0.1 million of net unrealized losses on derivatives during the year ended March 31, 2016. Additionally, our cost of other products was reduced by $1.3 million of net realized gains on derivatives and increased by $0.4 million of net realized losses on derivatives for the years ended March 31, 2017 and 2016, respectively.

Product margins during the year ended March 31, 2017 decreased primarily due to a decline in the margin on sales of asphalt, as commodity prices which correlate with crude oil prices have declined.

Other Revenues. This revenue includes storage, terminaling and transportation services income. Other revenues decreased due to the increased availability of transportation services and storage capacity in the market. While railcars costs have held steady, the value we are able to realize for the railcar in the market has dropped significantly year over year, resulting in lower revenues and volumes, however costs have remained consistent.

Operating and General and Administrative Expenses. The decrease was due primarily to a reduction in overall compensation expenses due to lower incentive compensation and commission expense as well as continued cost management monitoring which focuses on expense reductions.

Depreciation and Amortization Expense. The increase was due to expansion of existing terminals and acquisition of two new terminals.

Loss on Disposal or Impairment of Assets, Net. During the year ended March 31, 2016, we wrote off assets of $14.6 million acquired as part of the Gavilon Energy acquisition that we deemed no longer recoverable. During the year ended March 31, 2016, we received a payment of $3.0 million from the state of Maine to relocate certain terminal assets.

Refined Products and Renewables

The following table summarizes the operating results of our Refined Products and Renewables segment for the periods indicated. As previously reported, on February 1, 2016, we sold our general partner interest in TLP. As a result, on February 1, 2016, we deconsolidated TLP and began to account for our limited partner investment in TLP using the equity method of accounting. Also, on April 1, 2016, we sold all of the TLP common units we owned.

	Year Ended March 31,
	2017	2016	Change
	(in thousands, except per barrel amounts)
Refined products sales:
Revenues (1)	$8,884,976	$6,294,008	$2,590,968
Cost of sales-excluding impact of derivatives	8,732,312	6,240,026	2,492,286
Cost of sales-derivative loss (gain)	43,358	(78,783)	122,141
Product margin	109,306	132,765	(23,459)

Renewables sales:
Revenues	447,232	390,753	56,479
Cost of sales-excluding impact of derivatives	443,229	382,663	60,566
Cost of sales-derivative loss (gain)	1,291	(2,451)	3,742
Product margin	2,712	10,541	(7,829)

Service fee revenues	10,963	108,221	(97,258)

Expenses:
Operating expenses	23,177	95,371	(72,194)
General and administrative expenses	9,821	15,675	(5,854)
Depreciation and amortization expense	1,562	40,861	(39,299)
Gain on disposal or impairment of assets, net	(134,125)	(127,331)	(6,794)
Total (income) expense, net	(99,565)	24,576	(124,141)
Segment operating income	$222,546	$226,951	$(4,405)

Gasoline sold (barrels)	91,004	58,650	32,354
Diesel sold (barrels)	49,817	40,338	9,479
Ethanol sold (barrels)	4,605	4,199	406
Biodiesel sold (barrels)	2,413	1,595	818
Refined products and renewables storage capacity - leased (barrels) (2)	9,419	7,188	2,231
Refined products and renewables storage capacity sub-leased to third parties (barrels) (2)	1,043	713	330
Gasoline inventory (barrels) (2)	2,993	1,602	1,391
Diesel inventory (barrels) (2)	1,464	2,059	(595)
Ethanol inventory (barrels) (2)	727	766	(39)
Biodiesel inventory (barrels) (2)	471	350	121
Refined products sold ($/barrel)	$63.094	$63.584	$(0.490)
Cost per refined products sold ($/barrel)	$62.318	$62.242	$0.076
Refined products product margin ($/barrel)	$0.776	$1.342	$(0.566)
Renewable products sold ($/barrel)	$63.726	$67.441	$(3.715)
Cost per renewable products sold ($/barrel)	$63.340	$65.622	$(2.282)
Renewable products product margin ($/barrel)	$0.386	$1.819	$(1.433)

(1)	Revenues include $0.5 million and $0.9 million of intersegment sales during the years ended March 31, 2017 and 2016, respectively, that are eliminated in our consolidated statements of operations.

(2)	Information is presented as of March 31, 2017 and March 31, 2016, respectively.

Refined Products Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due primarily to increased volumes from additional pipeline capacity rights purchased during the years ended March 31, 2017 and 2016, an expansion of our refined products operations, and the continued demand for motor fuels in the current low gasoline price environment. These increases were partially offset by a decrease in refined products sale prices during the year ended March 31, 2017 as well as storage fees paid to TLP no longer being eliminated as TLP was deconsolidated on February 1, 2016.

Refined Products Cost of Sales-Derivatives. The margin for the year ended March 31, 2017 was negatively impacted by a loss of $43.4 million from our risk management activities due primarily to increasing future prices. The margin for the year ended March 31, 2016 was positively impacted by a gain of $78.8 million from our risk management activities due primarily to decreasing future prices.

Renewables Sales and Cost of Sales-Excluding Impact of Derivatives. The increases in revenues and cost of sales-excluding impact of derivatives were due primarily to increased volumes from being able to liquidate storage volumes as the renewables markets shifted from being in contango (a condition in which forward renewables prices are greater than spot prices) to being backwardated (a condition in which forward renewables prices are lower than spot prices) during the year ended March 31, 2017. These increases were partially offset by a decrease in renewables sale prices and a decrease in the cost of renewables purchased during the year ended March 31, 2017. Margins for biodiesel are impacted by a biodiesel tax credit. When the tax credit is passed at the end of the calendar year and retroactive for the entire calendar year, it allows for more optionality and trading in the market and allows us to enter into deals that could provide for a positive upside if that credit is passed. Product margins were lower during the year ended March 31, 2017, compared to the year ended March 31, 2016 as a result of the biodiesel tax credit being in place for the entire 2016 calendar year, compared to being reinstated in December 2015 for the 2015 calendar year.

Renewables Cost of Sales-Derivatives. The margin for the year ended March 31, 2017 was negatively impacted by a loss of $1.3 million from our risk management activities due primarily to the weakness in the price of renewable identification numbers and increasing future prices. The margin for the year ended March 31, 2016 was positively impacted by a gain of $2.5 million from our risk management activities due primarily to decreasing future prices.

Service Fee Revenues, Operating Expenses, General and Administrative Expenses, Depreciation and Amortization Expense. The decreases were due primarily to the inclusion of TLP for ten months of the year ended March 31, 2016 with no comparable activity during the year ended March 31, 2017, as TLP was deconsolidated on February 1, 2016.

Gain on Disposal or Impairment of Assets, Net. During the year ended March 31, 2017, we recorded:

•	a $104.1 million gain from the sale of all of the TLP units we owned (see Note 2 to our consolidated financial statements included in this Current Report for a further discussion);

•
$30.1 million of the deferred gain from the sale of the general partner in interest in TLP in February 2016 (see Note 2 to our consolidated financial statements included in this Current Report for a further discussion); and

•	a loss of $0.1 million on the sales of certain assets.

During the year ended March 31, 2016, we recorded:

•
a gain on disposal of our general partner interest in TLP of $329.9 million, of which $204.6 million was deferred and $5.0 million of the deferred gain was recorded during the year ended March 31, 2016 (see Note 2 to our consolidated financial statements included in this Current Report for a further discussion);

•	a loss of $1.8 million related to certain property, plant and equipment that we have retired; and

•	a loss of $1.3 million related to the sale of certain tank bottoms.

Corporate and Other

The operating loss within “Corporate and Other” includes the following components for the periods indicated:

	Year Ended March 31,
	2017	2016	Change
	(in thousands)
Other revenues:
Revenues	$844	$462	$382
Cost of sales	400	182	218
Margin	444	280	164

Expenses:
Operating expenses	1,095	338	757
General and administrative expenses	82,723	91,966	(9,243)
Depreciation and amortization expense	3,612	5,381	(1,769)
Gain on disposal or impairment of assets, net	(1)	—	(1)
Total expenses	87,429	97,685	(10,256)
Operating loss	$(86,985)	$(97,405)	$10,420
General and Administrative Expenses. The decrease was due primarily to lower equity-based compensation expense. We recorded expense of $7.2 million for the year ended March 31, 2017, compared to $16.4 million for the year ended March 31, 2016. The year ended March 31, 2016 included the initial grant of the performance units as well as the vesting of the first tranche. The expense associated with the service award units (exclusive of accruals of annual bonuses paid or expected to be paid in common units) was $37.2 million during the year ended March 31, 2017, compared to $35.2 million during the year ended March 31, 2016. The increase was due primarily to a change in our process for the withholding of taxes on vesting which no longer requires us to revalue our unvested units each period. During the year ended March 31, 2016, the value of the unvested units was reduced due to declines in our unit price and resulted in the reversal of previously recorded compensation expense. See Note 10 to our consolidated financial statements included in this Current Report for a further discussion.

Equity in Earnings of Unconsolidated Entities

The decrease of $12.8 million during the year ended March 31, 2017 was due primarily to a decrease of $12.6 million as a result of deconsolidating TLP on February 1, 2016 and selling all of the TLP common units we owned on April 1, 2016 (see Note 2 to our consolidated financial statements included in this Current Report).

Revaluation of Investments

On June 3, 2016, we acquired the remaining 65% ownership interest in Grassland. Prior to the completion of this transaction, we accounted for our previously held 35% ownership interest in Grassland using the equity method of accounting. As we owned a controlling interest in Grassland, we revalued our previously held 35% ownership interest to fair value of $0.8 million and recorded a loss of $14.9 million. As the amount paid (cash plus the fair value of our previously held ownership interest) was less than the fair value of the assets acquired and liabilities assumed, we recorded a bargain purchase gain of $0.6 million (see Note 13 to our consolidated financial statements included in this Current Report).

Interest Expense

The increase of $17.2 million during the year ended March 31, 2017 was due primarily to the issuance of the 2023 Notes and 2025 Notes which have higher interest rates than our revolving credit facility, partially offset by lower interest expense related to TLP’s credit facility (our interest in TLP was acquired in July 2014, and we deconsolidated TLP as of February 1, 2016) and lower interest expense as we repurchased a portion of the 2019 Notes and 2021 Notes during the years ended March 31, 2017 and 2016.

Gain on Early Extinguishment of Liabilities, Net

The following table summarizes the components of gain on early extinguishment of liabilities, net for the periods indicated:

	Year Ended March 31,
	2017	2016
	(in thousands)
Release of contingent consideration liabilities (1)	$22,278	$—
Early extinguishment of long-term debt (2)	6,922	28,532
Write-off deferred debt issuance costs (3)	(4,473)	—
Gain on early extinguishment of liabilities, net	$24,727	$28,532

(1)
Relates to the release of certain contingent consideration liabilities in conjunction with the termination of the development agreement in June 2016 (see Note 15 to our consolidated financial statements included in this Current Report for a further discussion). Also, during the year ended March 31, 2017, we acquired certain parcels of land on which one of our water solutions facilities is located and recorded a gain on the release of certain contingent consideration liabilities as the royalty agreement was terminated.

(2)
Relates to net gains (inclusive of debt issuance costs written off) on the early extinguishment of a portion of the 2019 Notes and 2021 Notes and certain equipment loans (see Note 8 to our consolidated financial statements included in this Current Report for a further discussion).

(3)
Relates to the write off of certain deferred debt issuance costs in connection with the amendment and restatement of our Credit Agreement (as defined herein) (see Note 7 to our consolidated financial statements included in this Current Report for a further discussion).

Other Income, Net

The following table summarizes the components of other income, net for the periods indicated:

	Year Ended March 31,
	2017	2016
	(in thousands)
Interest income (1)	$7,553	$10,949
Crude oil marketing arrangement (2)	(1,500)	(6,726)
Termination of storage sublease agreement (3)	16,205	—
Other (4)	4,354	298
Other income, net	$26,612	$4,521

(1)
Relates primarily to a loan receivable associated with our financing of the construction of a natural gas liquids facility to be utilized by a third party and to loan receivables from Victory Propane and Grassland (see Note 13 to our consolidated financial statements included in this Current Report for a further discussion). On June 3, 2016, we acquired the remaining 65% ownership interest in Grassland and all interest income on the receivable from Grassland has been eliminated in consolidation subsequent to that date.

(2)	Represents another party’s share of the profits and losses generated from a joint crude oil marketing arrangement.

(3)	Represents a gain from the termination of a storage sublease agreement (see Note 15 to our consolidated financial statements included in this Current Report for a further discussion).

(4)
During the year ended March 31, 2017, this relates primarily to a distribution from TLP pursuant to the agreement to sell all of the TLP common units we owned in April 2016, a gain on insurance settlement related to business interruption insurance coverage on a facility in our Water Solutions segment and a payment received related to a contract termination.

Income Tax Expense (Benefit)

Income tax expense was $1.9 million during the year ended March 31, 2017, compared to an income tax benefit of $0.4 million during the year ended March 31, 2016. Income tax benefit during the year ended March 31, 2016 included a benefit of $3.6 million related to a change in estimate of the income tax obligation payable related to TransMontaigne Inc. See Note 2 to our consolidated financial statements included in this Current Report for a further discussion.

Noncontrolling Interests - Redeemable and Non-redeemable

The decrease of $5.0 million during the year ended March 31, 2017 was due primarily to the deconsolidation of TLP on February 1, 2016 as a result of the sale of our general partner interest in TLP, partially offset by adjustments related to noncontrolling interests.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided the non-GAAP financial measures of EBITDA and Adjusted EBITDA. These non-GAAP financial measures are not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from non-GAAP financial measures used by other entities, even when similar terms are used to identify such measures.

We define EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. We define Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense, revaluation of liabilities and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income, (loss) income from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that EBITDA provides additional information to investors for evaluating our ability to make quarterly distributions to our unitholders and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information to investors for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for our Refined Products and Renewables segment, for purposes of our Adjusted EBITDA calculation, we make a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record a realized gain or loss. We do not draw such a distinction between realized and unrealized gains and losses on derivatives of our Refined Products and Renewables segment. The primary hedging strategy of our Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of our Refined Products and Renewables segment at the balance sheet date and its cost. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Net (loss) income	$(69,605)	$143,874	$(187,097)
Less: Net income attributable to noncontrolling interests	(240)	(6,832)	(11,832)
Less: Net income attributable to redeemable noncontrolling interests	(1,030)	—	—
Net (loss) income attributable to NGL Energy Partners LP	(70,875)	137,042	(198,929)
Interest expense	199,747	150,504	126,514
Income tax expense (benefit)	1,458	1,939	(420)
Depreciation and amortization	266,525	238,583	217,893
EBITDA	396,855	528,068	145,058
Net unrealized losses (gains) on derivatives	15,883	(3,338)	1,255
Inventory valuation adjustment (1)	11,033	7,368	24,390
Lower of cost or market adjustments	399	(1,283)	(5,932)
(Gain) loss on disposal or impairment of assets, net	(105,313)	(209,213)	320,783
Loss (gain) on early extinguishment of liabilities, net	23,201	(24,727)	(28,532)
Revaluation of investments	—	14,365	—
Equity-based compensation expense (2)	35,241	53,102	58,816
Acquisition expense (3)	263	1,771	2,002
Revaluation of liabilities (4)	20,607	12,761	(90,700)
Other (5)	10,081	2,443	(2,645)
Adjusted EBITDA	$408,250	$381,317	$424,495

(1)
Amount reflects the difference between the market value of the inventory of our Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in Note 10 to our consolidated financial statements included in this Current Report. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in Note 10 to our consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
The amount for the year ended March 31, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline, an adjustment to inventory related to prior periods and accretion expense for asset retirement obligations. The amount for the year ended March 31, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations. The amount for the year ended March 31, 2016 represents adjustments for noncontrolling interests and accretion expense for asset retirement obligations.

The following tables reconcile depreciation and amortization amounts per the EBITDA table above to depreciation and amortization amounts reported in our consolidated statements of operations and consolidated statements of cash flows for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Reconciliation to consolidated statements of operations:
Depreciation and amortization per EBITDA table	$266,525	$238,583	$217,893
Intangible asset amortization recorded to cost of sales	(6,099)	(6,828)	(6,700)
Depreciation and amortization of unconsolidated entities	(8,706)	(11,869)	(14,716)
Depreciation and amortization attributable to noncontrolling interests	497	2,913	32,122
Depreciation and amortization attributable to discontinued operations	(43,197)	(42,560)	(35,667)
Depreciation and amortization per consolidated statements of operations	$209,020	$180,239	$192,932

Reconciliation to consolidated statements of cash flows:
Depreciation and amortization per EBITDA table	$266,525	$238,583	$217,893
Amortization of debt issuance costs recorded to interest expense	10,619	7,762	13,587
Depreciation and amortization of unconsolidated entities	(8,706)	(11,869)	(14,716)
Depreciation and amortization attributable to noncontrolling interests	497	2,913	32,122
Depreciation and amortization attributable to discontinued operations	(43,197)	(42,560)	(35,667)
Depreciation and amortization per consolidated statements of cash flows	$225,738	$194,829	$213,219

The following table reconciles interest expense per the EBITDA table above to interest expense reported in our consolidated statements of operations for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Interest expense per EBITDA table	$199,747	$150,504	$126,514
Interest expense attributable to noncontrolling interests (1)	—	—	5,304
Interest expense attributable to unconsolidated entities (2)	(149)	—	567
Interest expense attributable to discontinued operations	(450)	(510)	(329)
Gain on extinguishment of debt of unconsolidated entities	—	—	693
Interest expense per consolidated statements of operations	$199,148	$149,994	$132,749

(1)	Includes ten months of consolidated TLP interest expense during the year ended March 31, 2016.

(2)	Includes two months of TLP interest expense as an equity method investment during the year ended March 31, 2016.

The following table summarizes additional amounts attributable to discontinued operations in the EBITDA table above for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Income tax expense	$104	$6	$61
Net unrealized losses (gains) on derivatives	$—	$47	$(56)
Gain on disposal or impairment of assets, net	$(89,290)	$(295)	$(137)

The following tables reconcile operating income (loss) to Adjusted EBITDA by segment for the periods indicated. We have revised certain prior period information to be consistent with the calculation method used in the current fiscal year.

	Year Ended March 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$122,904	$(24,231)	$(93,113)	$56,740	$(79,474)	$—	$(17,174)
Depreciation and amortization	80,387	98,623	24,937	1,294	3,779	—	209,020
Amortization recorded to cost of sales	338	—	282	5,479	—	—	6,099
Net unrealized losses (gains) on derivatives	2,766	13,694	(577)	—	—	—	15,883
Inventory valuation adjustment	—	—	—	11,033	—	—	11,033
Lower of cost or market adjustments	—	—	504	(105)	—	—	399
(Gain) loss on disposal or impairment of assets, net	(111,393)	6,863	117,516	(30,098)	8	—	(17,104)
Equity-based compensation expense	—	—	—	—	35,241	—	35,241
Acquisition expense	—	—	—	—	263	—	263
Other income, net	535	211	105	604	5,498	—	6,953
Adjusted EBITDA attributable to unconsolidated entities	11,507	579	—	4,308	—	—	16,394
Adjusted EBITDA attributable to noncontrolling interest	—	(737)	—	—	—	—	(737)
Revaluation of liabilities	—	20,607	—	—	—	—	20,607
Other	10,617	461	85	—	—	—	11,163
Discontinued operations	—	—	—	—	—	110,210	110,210
Adjusted EBITDA	$117,661	$116,070	$49,739	$49,255	$(34,685)	$110,210	$408,250

	Year Ended March 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(17,475)	$44,587	$43,252	$222,546	$(86,985)	$—	$205,925
Depreciation and amortization	54,144	101,758	19,163	1,562	3,612	—	180,239
Amortization recorded to cost of sales	384	—	781	5,663	—	—	6,828
Net unrealized (gains) losses on derivatives	(1,513)	(2,088)	216	—	—	—	(3,385)
Inventory valuation adjustment	—	—	—	7,368	—	—	7,368
Lower of cost or market adjustments	—	—	—	(1,283)	—	—	(1,283)
Loss (gain) on disposal or impairment of assets, net	10,704	(85,560)	92	(134,125)	(1)	—	(208,890)
Equity-based compensation expense	—	—	—	—	53,102	—	53,102
Acquisition expense	—	—	—	—	1,771	—	1,771
Other (expense) income, net	(412)	739	73	19,263	6,949	—	26,612
Adjusted EBITDA attributable to unconsolidated entities	11,589	106	—	3,975	—	—	15,670
Adjusted EBITDA attributable to noncontrolling interest	—	(9,210)	—	—	—	—	(9,210)
Revaluation of liabilities	—	12,761	—	—	—	—	12,761
Other	1,996	368	79	—	—	—	2,443
Discontinued operations	—	—	—	—	—	91,366	91,366
Adjusted EBITDA	$59,417	$63,461	$63,656	$124,969	$(21,552)	$91,366	$381,317

	Year Ended March 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(40,745)	$(313,673)	$76,173	$226,951	$(97,405)	$—	$(148,699)
Depreciation and amortization	39,363	91,685	15,642	40,861	5,381	—	192,932
Amortization recorded to cost of sales	250	—	1,044	5,406	—	—	6,700
Net unrealized losses (gains) on derivatives	2,123	3,196	(4,008)	—	—	—	1,311
Inventory valuation adjustment	—	—	—	24,390	—	—	24,390
Lower of cost or market adjustments	(1,211)	—	—	(4,721)	—	—	(5,932)
Loss (gain) on disposal or impairment of assets, net	54,952	381,682	11,600	(127,331)	—	—	320,903
Equity-based compensation expense	—	—	—	877	58,315	—	59,192
Acquisition expense	—	—	—	—	1,995	—	1,995
Other (expense) income, net	(6,725)	2,144	281	443	8,378	—	4,521
Adjusted EBITDA attributable to unconsolidated entities	13,474	(701)	—	17,960	—	—	30,733
Adjusted EBITDA attributable to noncontrolling interest	—	(2,259)	—	(50,438)	—	—	(52,697)
Revaluation of liabilities	—	(90,700)	—	—	—	—	(90,700)
Other	11	329	40	—	—	—	380
Discontinued operations	—	—	—	—	—	79,466	79,466
Adjusted EBITDA	$61,492	$71,703	$100,772	$134,398	$(23,336)	$79,466	$424,495

Liquidity, Sources of Capital and Capital Resource Activities

Our principal sources of liquidity and capital are the cash flows from our operations, borrowings under our Revolving Credit Facility (as defined herein) and accessing capital markets. See Note 8 to our consolidated financial statements included in this Current Report for a detailed description of our long-term debt. Our cash flows from operations are discussed below.

Our borrowing needs vary during the year due in part to the seasonal nature of our Liquids and Refined Products and Renewables businesses. Our greatest working capital borrowing needs generally occur during the period of June through December, when we are building our natural gas liquids inventories in anticipation of the heating season as well as building our gasoline inventory in anticipation of the winter gasoline contango and blending season. Our working capital borrowing needs generally decline during the period of January through March, when the cash flows from our Liquids segment are the greatest and gasoline inventories need to be minimized due to certain inventory requirements.

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement) to unitholders as of the record date. Available cash for any quarter generally consists of all cash on hand at the end of that quarter, less the amount of cash reserves established by our general partner, to (i) provide for the proper conduct of our business, (ii) comply with applicable law, any of our debt instruments or other agreements, and (iii) provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.

We believe that our anticipated cash flows from operations and the borrowing capacity under our Revolving Credit Facility (as defined herein) are sufficient to meet our liquidity needs. If our plans or assumptions change or are inaccurate, or if we make acquisitions, we may need to raise additional capital or sell assets. Our ability to raise additional capital, if necessary, depends on various factors and conditions, including market conditions. We cannot give any assurances that we can raise additional capital to meet these needs (see Part I, Item 1A–“Risk Factors” included in our Form 10-K for the fiscal year ended March 31, 2018). Commitments or expenditures, if any, we may make toward any acquisition projects are at our discretion.

We have made the strategic decision to completely exit the Retail Propane business and re-deploy proceeds from this sale to repay certain indebtedness and for certain near-term strategic growth opportunities, primarily in the Water Solutions segment. We believe our Water Solutions and Crude Oil Logistics businesses have organic growth opportunities with the activity in our core basins, including the Delaware Basin and DJ Basin in particular. We plan to pursue a strategy of growth through acquisitions as well as undertaking certain capital expansion projects. We expect to consider financing future acquisitions and capital expansion projects through available capacity on our Revolving Credit Facility or other forms of financing.

Other sources of liquidity during the year ended March 31, 2018 are discussed below.

Dispositions

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC for net proceeds of $212.4 million in cash at closing.

On March 30, 2018, we completed the transaction to form a joint venture related to Sawtooth and received consideration consisting of a cash payment of approximately $37.6 million (excluding working capital) and the contribution of certain refined products rights and adjacent leasehold. The noncontrolling interest owner has an option to purchase our interest in Sawtooth within the next three years. See Note 15 to our consolidated financial statements included in this Current Report for a further discussion of this transaction.

On December 22, 2017, we sold our previously held 50% interest in Glass Mountain for net proceeds of $292.1 million.

Class B Preferred Units

During the year ended March 31, 2018, we issued 8,400,000 of our 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Class B Preferred Units”) representing limited partner interests at a price of $25.00 per unit for net proceeds of $202.7 million (net of the underwriters’ discount of $6.6 million and offering costs of $0.7 million). See Note 10 to our consolidated financial statements included in this Current Report for a further description of the Class B Preferred Units.

Subsequent Events

On July 10, 2018, we completed the sale of virtually all of our Retail Propane segment to Superior for total consideration of $896.5 million in cash after adjusting for estimated working capital. On August 14, 2018, we sold our previously held interest in Victory Propane. For a further discussion, see Note 1 and Note 17 to our consolidated financial statements included in this Current Report.

Long-Term Debt

Credit Agreement

We are party to a $1.765 billion credit agreement (the “Credit Agreement”) with a syndicate of banks, which was amended and restated in February 2017. As of March 31, 2018, the Credit Agreement includes a revolving credit facility to fund working capital needs (the “Working Capital Facility”) and a revolving credit facility to fund acquisitions and expansion projects (the “Expansion Capital Facility,” and together with the Working Capital Facility, the “Revolving Credit Facility”). Our Revolving Credit Facility includes an “accordion” feature that allows us to increase the capacity by $300 million if new lenders wish to join the syndicate or if current lenders wish to increase their commitments. The commitments under the Credit Agreement expire on October 5, 2021.

At March 31, 2018, we were in compliance with the covenants under the Credit Agreement.

Senior Secured Notes

On December 29, 2017, we repurchased all of the remaining outstanding senior secured notes for $250.2 million. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion of the repurchases. Prior to the December 29, 2017 repurchase of all the remaining outstanding senior secured notes, we made a semi-annual principal installment payment of $19.5 million on December 19, 2017.

Senior Unsecured Notes

The Senior Unsecured Notes include, as defined below, the 2019 Notes, 2021 Notes, 2023 Notes, and the 2025 Notes (collectively, the “Senior Unsecured Notes”).

Issuances

On July 9, 2014, we issued $400.0 million of 5.125% Senior Notes Due 2019 (the “2019 Notes”). The 2019 Notes mature on July 15, 2019. Interest is payable on January 15 and July 15 of each year.

On October 16, 2013, we issued $450.0 million of 6.875% Senior Notes Due 2021 (the “2021 Notes”). The 2021 Notes mature on October 15, 2021. Interest is payable on April 15 and October 15 of each year.

On October 24, 2016, we issued $700.0 million of 7.50% Senior Notes Due 2023 (the “2023 Notes”). The 2023 Notes mature on November 1, 2023. Interest is payable on May 1 and November 1 of each year.

On February 22, 2017, we issued $500.0 million of 6.125% Senior Notes Due 2025 (the “2025 Notes”). The 2025 Notes mature on March 1, 2025. Interest is payable on March 1 and September 1 of each year.

Repurchases

During the year ended March 31, 2018, we repurchased $26.0 million of the 2019 Notes, $84.1 million of the 2023 Notes and $110.9 million of the 2025 Notes. See Note 8 to our consolidated financial statements included in this Current Report for a further discussion of the repurchases and a detail of repurchases made in fiscal years 2017 and 2016.

Compliance

At March 31, 2018, we were in compliance with the covenants under all of the Senior Unsecured Notes indentures.

For a further discussion of our Revolving Credit Facility, senior secured notes and Senior Unsecured Notes, see Note 8 to our consolidated financial statements included in this Current Report.

Revolving Credit Balances

The following table summarizes our Revolving Credit Facility borrowings for the periods indicated:

	Average Balance Outstanding	Lowest Balance	Highest Balance
	(in thousands)
Year Ended March 31, 2018
Expansion capital borrowings	$167,900	$—	$397,000
Working capital borrowings	$837,651	$719,500	$1,014,500
Year Ended March 31, 2017
Expansion capital borrowings	$970,678	$—	$1,359,000
Working capital borrowings	$686,456	$465,500	$875,500

At-The-Market Program

On August 24, 2016, we entered into an equity distribution agreement in connection with an at-the-market program (the “ATM Program”) pursuant to which we may issue and sell up to $200.0 million of common units. We are under no obligation to issue equity under the ATM Program. We did not issue any common units under the ATM Program during the year ended March 31, 2018, and approximately $134.7 million remained available for sale under the ATM Program at March 31, 2018.

Capital Expenditures, Acquisitions and Other Investments

The following table summarizes expansion and maintenance capital expenditures (which excludes additions for tank bottoms and line fill and has been prepared on the accrual basis), acquisitions and other investments for the periods indicated. Amounts in the table below include capital expenditures and acquisitions related to the Retail Propane segment.

	Capital Expenditures			Other
Year Ended March 31,	Expansion (1)	Maintenance (2)	Acquisitions (3)	Investments (4)
	(in thousands)
2018	$155,213	$37,713	$50,417	$27,889
2017	$334,383	$26,073	$122,832	$44,864
2016	$613,792	$42,001	$234,652	$11,431

(1)
Includes the intangible assets received as consideration as part of the Sawtooth joint venture transaction (see Note 15 to our consolidated financial statements included in this Current Report) during the year ended March 31, 2018. Includes expansion capital expenditures for TLP of $13.6 million during the year ended March 31, 2016. Includes $8.5 million, $5.4 million and $7.3 million for the years ended March 31, 2018, 2017 and 2016, respectively, related to our Retail Propane segment.

(2)
Includes maintenance capital expenditures for TLP of $11.6 million during year ended March 31, 2016. Includes $14.0 million, $13.6 million and $15.6 million for the years ended March 31, 2018, 2017 and 2016, respectively, related to our Retail Propane segment.

(3)	Amounts for the years ended March 31, 2018, 2017 and 2016 include $30.5 million, $80.9 million and $25.8 million, respectively, related to our Retail Propane segment.

(4)
Amounts for the years ended March 31, 2018 and 2016 primarily related to contributions made to unconsolidated entities. Amounts for the year ended March 31, 2017 primarily related to payments made to terminate a development agreement and other liabilities. There were no amounts related to our Retail Propane segment for the years ended March 31, 2018, 2017 or 2016.

We currently expect to spend approximately $250 million to $275 million on growth capital expenditures during fiscal year 2019, which includes certain acquisitions in our Water Solutions segment that we expect to close in the first quarter of our fiscal year 2019.

Cash Flows

The following table summarizes the sources (uses) of our cash flows from continuing operations for the periods indicated:

	Year Ended March 31,
Cash Flows Provided by (Used in):	2018	2017	2016
	(in thousands)
Operating activities, before changes in operating assets and liabilities	$175,653	$160,896	$140,936
Changes in operating assets and liabilities	(122,024)	(258,696)	99,169
Operating activities-continuing operations	$53,629	$(97,800)	$240,105
Investing activities-continuing operations	$105,343	$(264,265)	$(398,505)
Financing activities-continuing operations	$(390,445)	$375,087	$83,703

Operating Activities-Continuing Operations. The seasonality of our natural gas liquids businesses has a significant effect on our cash flows from operating activities. Increases in natural gas liquids prices typically reduce our operating cash flows due to higher cash requirements to fund increases in inventories, and decreases in natural gas liquids prices typically increase our operating cash flows due to lower cash requirements to fund increases in inventories. In our Liquids business, we typically experience operating losses or lower operating income during our first and second quarters, or the six months ending September 30, as a result of lower volumes of natural gas liquids sales and when we are building our inventory levels for the upcoming heating season. The heating season runs through the six months ending March 31. The seasonal motor fuel blend during the third quarter of our fiscal year impacts the value of our gasoline inventory in our Refined Products and Renewables business and also represents a period when we build inventory into our system. We borrow under our Revolving Credit Facility to supplement our operating cash flows during the periods in which we are building inventory. Our operations, and as a result our cash flows, are also impacted by positive and negative movements in commodity prices, which cause fluctuations in the value of inventory, accounts receivable and payables, due to increases and decreases in revenues and cost of sales. The change in net cash from operating activities between the years ended March 31, 2016, 2017 and 2018 was due primarily to higher inventory as a result of the purchase of additional pipeline capacity allocations in our Refined Products and Renewables segment during the year ended March 31, 2017.

Investing Activities-Continuing Operations. Net cash provided by investing activities was $105.3 million during the year ended March 31, 2018, compared to net cash used in investing activities of $264.3 million during the year ended March 31, 2017. The increase in net cash provided by investing activities was due primarily to:

•
a decrease in capital expenditures from $344.9 million during the year ended March 31, 2017 to $133.8 million during the year ended March 31, 2018 due primarily to capital expenditures for the Grand Mesa Pipeline and the purchase of additional pipeline capacity allocations during the year ended March 31, 2017;

•
a $201.0 million increase in proceeds from sales of assets due primarily to the sales of our previously held 50% interest in Glass Mountain and a portion of Sawtooth and an increase in proceeds from the sale of excess pipe in our Crude Oil Logistics segment during the year ended March 31, 2018 and the sales of TLP common units we owned and Grassland during the year ended March 31, 2017; and

•	a $16.9 million payment to terminate a development agreement during the year ended March 31, 2017 (see Note 15 to our consolidated financial statements included in this Current Report).

These increases in net cash provided by investing activities were partially offset by a $63.3 million increase in payments to settle derivatives.

Net cash used in investing activities was $264.3 million during the year ended March 31, 2017, compared to $398.5 million during the year ended March 31, 2016. The decrease in net cash used in investing activities was due primarily to:

•	a decrease in capital expenditures from $513.9 million during the year ended March 31, 2016 to $344.9 million during the year ended March 31, 2017;

•	$125.0 million related to the purchase of a 37.5% undivided interest in Grand Mesa Pipeline during the year ended March 31, 2016;

•	a $176.3 million decrease in cash paid for acquisitions and investments in unconsolidated entities during the year ended March 31, 2017; and

•	a $15.6 million decrease for a loan to Grassland during the year ended March 31, 2016.

These decreases in net cash used in investing activities were partially offset by:

•
a $187.8 million decrease in proceeds from the sale of the general partner interest in TLP during the year ended March 31, 2016 and the sales of TLP common units we owned and Grassland and an increase in proceeds from the sale of excess pipe in our Crude Oil Logistics segment during the year ended March 31, 2017;

•	a $142.0 million increase in payments to settle derivatives; and

•	a $16.9 million payment to terminate a development agreement during the year ended March 31, 2017 (see Note 15 to our consolidated financial statements included in this Current Report).

Financing Activities-Continuing Operations. Net cash used in financing activities was $390.4 million during the year ended March 31, 2018, compared to net cash provided by financing activities of $375.1 million during the year ended March 31, 2017. The increase in net cash used in financing activities was due primarily to:

•	$1.2 billion in proceeds from the issuance of the 2023 Notes and 2025 Notes during the year ended March 31, 2017;

•	an increase of $465.5 million for repayments and repurchases of all of our remaining outstanding senior secured notes and a portion of our Senior Unsecured Notes during the year ended March 31, 2018;

•	a decrease of $319.4 million in proceeds from the sale of our common units and preferred units during the year ended March 31, 2018;

•	an increase of $43.3 million in distributions paid to our general partners and common unitholders, preferred unitholders and noncontrolling interest owners during the year ended March 31, 2018; and

•	$26.4 million for the repurchase of a portion of our common units and warrants related to our Class A Preferred Units during the year ended March 31, 2018.

These increases in net cash used in financing activities were partially offset by:

•	an increase of $1.2 billion in borrowings on our revolving credit facilities (net of repayments) during the year ended March 31, 2018;

•	the repayment of equipment loans totaling $41.7 million during the year ended March 31, 2017;

•	$30.8 million in debt issuance costs for the issuance of the 2023 Notes and 2025 Notes and the amendment and restatement of our Credit Agreement during the year ended March 31, 2017; and

•
a $25.9 million release of contingent consideration liabilities related to the termination of a development agreement during the year ended March 31, 2017 (see Note 15 to our consolidated financial statements included in this Current Report).

Net cash provided by financing activities was $375.1 million during the year ended March 31, 2017, compared to $83.7 million during the year ended March 31, 2016. The increase in net cash provided by financing activities was due primarily to:

•
an increase in proceeds from long-term debt (excluding our revolving credit facility) of $1.1 billion due primarily to the issuance of the 2023 Notes and 2025 Notes during the year ended March 31, 2017;

•	$522.1 million in proceeds from the sale of our common units and preferred units during the year ended March 31, 2017; and

•	a decrease of $172.9 million in distributions paid to our general partners and common unitholders, preferred unitholders and noncontrolling interest owners during the year ended March 31, 2017.

These increases in net cash provided by financing activities were partially offset by:

•	a decrease of $1.5 billion in borrowings on our revolving credit facilities (net of repayments) during the year ended March 31, 2017; and

•
a $25.9 million release of contingent consideration liabilities related to the termination of a development agreement during the year ended March 31, 2017 (see Note 15 to our consolidated financial statements included in this Current Report).

Distributions Declared

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in our partnership agreement) to unitholders as of the record date. See further discussion of our cash distribution policy in Item 5. Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities included in our Form 10-K for the fiscal year ended March 31, 2018.

On March 19, 2018, the board of directors of our general partner declared a distribution on the Class B Preferred Units for the three months ended March 31, 2018 of $4.7 million in the aggregate, which was paid to the holders of the Class B Preferred Units on April 16, 2018.

On April 24, 2018, the board of directors of our general partner declared a distribution of $0.39 per common unit to the unitholders of record on May 7, 2018. In addition, the board of directors declared a distribution to the holders of the Class A Preferred Units of $6.4 million in the aggregate. The distributions were paid to both the common unitholders and the holders of the Class A Preferred Units on May 15, 2018.

See Note 10 to our consolidated financial statements included in this Current Report for a detailed description of the distributions declared and paid for the years ended March 31, 2018, 2017 and 2016.

Contractual Obligations

The following table summarizes our contractual obligations at March 31, 2018 for our fiscal years ending thereafter:

		Years Ending March 31,
	Total	2019	2020	2021	2022	2023	Thereafter

Principal payments on long-term debt:
Expansion capital borrowings	$—	$—	$—	$—	$—	$—	$—
Working capital borrowings	969,500	—	—	—	969,500	—	—
Senior unsecured notes	1,725,554	—	353,424	—	367,048	—	1,005,082
Other long-term debt (1)	5,977	646	648	4,683	—	—	—
Interest payments on long-term debt:
Revolving Credit Facility (2)	198,565	55,157	55,157	55,157	33,094	—	—
Senior unsecured notes	601,001	118,235	108,990	99,745	99,745	74,510	99,776
Other long-term debt (1)	555	237	209	109	—	—	—
Letters of credit	175,736	—	—	—	175,736	—	—
Future minimum lease payments under noncancelable operating leases (1)	511,407	131,044	114,685	98,364	70,242	52,571	44,501
Future minimum throughput payments under noncancelable agreements (3)	91,580	50,201	41,379	—	—	—	—
Construction commitments (4)	2,671	2,671	—	—	—	—	—
Fixed-price commodity purchase commitments:
Crude oil	77,015	77,015	—	—	—	—	—
Natural gas liquids	5,616	5,616	—	—	—	—	—
Index-price commodity purchase commitments (5):							—
Crude oil (6)	3,235,777	1,403,823	567,987	453,328	363,302	256,327	191,010
Natural gas liquids	502,428	502,428	—	—	—	—	—
Total contractual obligations	$8,103,382	$2,347,073	$1,242,479	$711,386	$2,078,667	$383,408	$1,340,369

(1)	Excludes amounts related to the Retail Propane segment, as discussed further in Note 1 and Note 17 to our consolidated financial statements included in this Current Report.

(2)
The estimated interest payments on our Revolving Credit Facility are based on principal and letters of credit outstanding at March 31, 2018. See Note 8 to our consolidated financial statements included in this Current Report for additional information on our Credit Agreement.

(3)
We have executed noncancelable agreements with crude oil pipeline operators, which guarantee us minimum monthly shipping capacity on the pipelines. As a result, we are required to pay the minimum shipping fees if actual shipments are less than our allotted capacity. Under certain agreements we have the ability to recover minimum shipping fees previously paid if our shipping volumes exceed the minimum monthly shipping commitment during each month remaining under the agreement, with some contracts containing provisions that allow us to continue shipping up to six months after the maturity date of the contract in order to recapture previously paid minimum shipping delinquency fees. See Note 9 to our consolidated financial statements included in this Current Report for additional information.

(4)	At March 31, 2018, construction commitments relate to the expansion of the Lucerne, Colorado crude oil tank storage.

(5)
Index prices are based on a forward price curve at March 31, 2018. A theoretical change of $0.10 per gallon of natural gas liquids in the underlying commodity price at March 31, 2018 would result in a change of $58.2 million in the value of our index-price natural gas liquids purchase commitments. A theoretical change of $1.00 per barrel of crude oil in the underlying commodity price at March 31, 2018 would result in a change of $61.2 million in the value of our index-price crude oil purchase commitments. See Note 9 to our consolidated financial statements included in this Current Report for further detail of the commitments.

(6)
Our crude oil index-price purchase commitments exceed our crude oil index-price sales commitments (see Note 9 to our consolidated financial statements included in this Current Report) due primarily to our long-term purchase commitments for crude oil that we purchase and ship on the Grand Mesa Pipeline. As these purchase commitments are deliver-or-pay contracts, we have not entered into corresponding long-term sales contracts for volumes we may not receive.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements other than the operating leases discussed in Note 9 to our consolidated financial statements included in this Current Report.

Environmental Legislation

See Part I, Item 1–“Business–Government Regulation–Greenhouse Gas Regulation” included in our Form 10-K for the fiscal year ended March 31, 2018 for a discussion of proposed environmental legislation and regulations that, if enacted, could result in increased compliance and operating costs. However, at this time we cannot predict the structure or outcome of any future legislation or regulations or the eventual cost we could incur in compliance.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements that are applicable to us, see Note 2 to our consolidated financial statements included in this Current Report.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires the selection and application of appropriate accounting principles to the relevant facts and circumstances of our operations and the use of estimates made by management. We have identified the following accounting policies that are most important to the portrayal of our consolidated financial position and results of operations. The application of these accounting policies, which requires subjective or complex judgments regarding estimates and projected outcomes of future events, and changes in these accounting policies, could have a material effect on our consolidated financial statements.

Revenue Recognition

We record product sales revenues when title to the product transfers to the purchaser, which typically occurs when the purchaser receives the product. We record terminaling, transportation, storage, and service revenues when the service is performed, and we record tank and other rental revenues over the lease term. Revenues for our Water Solutions segment are recognized when we obtain the wastewater at our treatment and disposal facilities.

Derivative Financial Instruments

We record all derivative financial instrument contracts at fair value in our consolidated balance sheets except for certain contracts that qualify for the normal purchase and normal sale election. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs.

We have not designated any financial instruments as hedges for accounting purposes. All changes in the fair value of our commodity derivative instruments that do not qualify as normal purchases and normal sales (whether cash transactions or non-cash mark-to-market adjustments) are reported within cost of sales in our consolidated statements of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts to attempt to reduce our exposure to price fluctuations. We do not enter into such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements. Inherent in the resulting contractual portfolio are certain business risks, including commodity price risk and credit risk. Commodity price risk is the risk that the market value of crude oil, natural gas liquids, or refined and renewables products will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit risk policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions.

Impairment of Long-Lived Assets

We evaluate the carrying value of our long-lived assets (property, plant and equipment and amortizable intangible assets) for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. We compare the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to be generated from that asset. Estimates of future net cash flows include estimating future volumes, future margins or tariff rates, future operating costs and other estimates and assumptions consistent with our business plans. If we determine that an asset’s unamortized cost may not be recoverable due to impairment, we may be required to reduce the carrying value and the subsequent useful life of the asset. Any such write-down of the value and unfavorable change in the useful life of a long-lived asset would increase costs and expenses at that time.

We evaluate our equity method investments for impairment when we believe the current fair value may be less than the carrying amount and record an impairment if we believe the decline in value is other than temporary.

Impairment of Goodwill

Goodwill is subject to at least an annual assessment for impairment. We perform our annual assessment of impairment during the fourth quarter of our fiscal year, and more frequently if circumstances warrant. For purposes of goodwill impairment testing, assets are grouped into “reporting units”. A reporting unit is either an operating segment or a component of an operating segment, depending on how similar the components of the operating segment are to each other in terms of operational and economic characteristics. For each reporting unit, we perform a qualitative assessment of relevant events and circumstances about the likelihood of goodwill impairment. If it is deemed more likely than not that the fair value of the reporting unit is less than its carrying amount, we calculate the fair value of the reporting unit. Otherwise, further testing is not required. The qualitative assessment is based on reviewing the totality of several factors, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, other entity specific events (for example, changes in management) or other events such as selling or disposing of a reporting unit. The determination of a reporting unit’s fair value is predicated on our assumptions regarding the future economic prospects of the reporting unit. Such assumptions include (i) discrete financial forecasts for the assets contained within the reporting unit, which rely on management’s estimates of operating margins, (ii) long-term growth rates for cash flows beyond the discrete forecast period, (iii) appropriate discount rates and (iv) estimates of the cash flow multiples to apply in estimating the market value of our reporting units. If the fair value of the reporting unit (including its inherent goodwill) is less than its carrying value, a charge to earnings may be required to reduce the carrying value of goodwill to its implied fair value. If future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. We monitor the markets for our products and services, in addition to the overall market, to determine if a triggering event occurs that would indicate that the fair value of a reporting unit is less than its carrying value. See Note 6 to our consolidated financial statements included in this Current Report for a further discussion of our goodwill impairment assessment.

Asset Retirement Obligations

We have contractual and regulatory obligations at certain facilities for which we have to perform remediation, dismantlement, or removal activities when the assets are retired. We are required to recognize the fair value of a liability for an asset retirement obligation if a reasonable estimate of fair value can be made. In order to determine the fair value of such a liability, we must make certain estimates and assumptions including, among other things, projected cash flows, the estimated timing of retirement, a credit-adjusted risk-free interest rate, and an assessment of market conditions, which could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective and can vary over time. Our consolidated balance sheet at March 31, 2018 includes a liability of $9.1 million related to asset retirement obligations, which is reported within other noncurrent liabilities.

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminable. We will record an asset retirement obligation for these assets in the periods in which settlement dates are reasonably determinable.

Depreciation and Amortization Methods and Estimated Useful Lives of Property, Plant and Equipment and Intangible Assets

Depreciation and amortization expense is the systematic write-off of the cost of our property, plant and equipment (net of residual or salvage value, if any) and the cost of our amortizable intangible assets to the results of operations for the quarterly and annual periods during which the assets are used. We depreciate our property, plant and equipment and amortize the majority of our intangible assets using the straight-line method, which results in our recording depreciation and amortization expense evenly over the estimated life of the individual asset. The estimate of depreciation and amortization expense requires us to make assumptions regarding the useful economic lives and residual values of our assets. When we acquire and place our property, plant and equipment in service or acquire intangible assets, we develop assumptions about the useful economic lives and residual values of such assets that we believe to be reasonable; however, circumstances may develop that could require us to change these assumptions in future periods, which would change our depreciation and amortization expense prospectively. Examples of such circumstances include changes in laws and regulations that limit the estimated economic life of an asset, changes in technology that render an asset obsolete, changes in expected salvage values or changes in customer attrition rates.

Business Combinations

We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Fair values of assets acquired and liabilities assumed are based upon available information and may involve engaging an independent third party to perform an appraisal. Estimating fair values can be complex and subject to significant business judgment. We must also identify and include in the allocation all acquired tangible and intangible assets that meet certain criteria, including assets that were not previously recorded by the acquired entity. The estimates most commonly involve property, plant and equipment and intangible assets, including those with indefinite lives. The estimates also include the fair value of contracts including commodity purchase and sale agreements, storage contracts, and transportation contracts. The excess of the purchase price over the net fair value of acquired assets and assumed liabilities is recorded as goodwill, which is not amortized but instead is evaluated for impairment at least annually. Pursuant to GAAP, an entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the fair value of the assets acquired and liabilities assumed in a business combination.

Inventories

Our inventories consist primarily of crude oil, natural gas liquids, gasoline, diesel, ethanol, and biodiesel. Our inventories are valued at the lower of cost or net realizable value, with cost determined using either the weighted-average cost or the first in, first out (FIFO) methods, including the cost of transportation and storage, and with net realizable value defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In performing this analysis, we consider fixed-price forward commitments. At the end of each fiscal year, we also perform a “lower of cost or net realizable value” analysis; if the cost basis of the inventories would not be recoverable based on the net realizable value at the end of the year, we reduce the book value of the inventories to the recoverable amount. When performing this analysis during interim periods within a fiscal year, accounting standards do not require us to record a lower of cost or net realizable value write-down if we expect the net realizable value to recover by our fiscal year end. The net realizable values of these commodities change on a daily basis as supply and demand conditions change. We are unable to control changes in the net realizable value of these commodities and are unable to determine whether write-downs will be required in future periods. In addition, write-downs at interim periods could be required if we cannot conclude that net realizable values will recover sufficiently by our fiscal year end.

Equity-Based Compensation

Our general partner has granted certain restricted units to employees and directors under a long-term incentive plan. The restricted units include both awards that: (i) vest contingent on the continued service of the recipients through the vesting date (the “Service Awards”) and (ii) vest contingent both on the continued service of the recipients through the vesting date and also on the performance of our common units relative to other entities in the Alerian MLP Index (the “Index”) over specified periods of time (the “Performance Awards”). The awards may also vest upon a change of control, at the discretion of the board of directors of our general partner.

Service Awards are valued at the closing price as of the grant date less the present value of the expected distribution stream over the vesting period using a risk-free interest rate. We record the expense for each Service Award on a straight-line basis over the requisite period for the entire award (that is, over the requisite service period of the last separately vesting portion of the award), ensuring that the amount of compensation cost recognized at any date at least equals the portion of the grant-date value of the award that is vested at that date.

The fair value of the Performance Awards is estimated using a Monte Carlo simulation at the grant date. The significant inputs used to calculate the fair value of these awards include (i) the price per our common units at the grant date and the beginning of the performance period, (ii) a compounded risk-free interest rate, (iii) our compounded dividend yield, (iv) our historical volatility, (v) the volatility and correlations of our peers and (vi) the remaining performance period. We record the expense for each of the tranches of the Performance Awards on a straight-line basis over the period beginning with the grant date and ending with the vesting date of the tranche. Any Performance Awards that do not become earned Performance Awards will terminate, expire and otherwise be forfeited by the participants.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

A significant portion of our long-term debt is variable-rate debt. Changes in interest rates impact the interest payments of our variable-rate debt but generally do not impact the fair value of the liability. Conversely, changes in interest rates impact the fair value of our fixed-rate debt but do not impact its cash flows.

Our Revolving Credit Facility is variable-rate debt with interest rates that are generally indexed to bank prime or LIBOR interest rates. At March 31, 2018, we had $969.5 million of outstanding borrowings under our Revolving Credit Facility at a weighted average interest rate of 4.99%. A change in interest rates of 0.125% would result in an increase or decrease of our annual interest expense of $1.2 million, based on borrowings outstanding at March 31, 2018.

Commodity Price and Credit Risk

Our operations are subject to certain business risks, including commodity price risk and credit risk. Commodity price risk is the risk that the market value of crude oil, natural gas liquids, or refined and renewables products will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract.

Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit risk policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions. At March 31, 2018, our primary counterparties were retailers, resellers, energy marketers, producers, refiners, and dealers.

The crude oil, natural gas liquids, and refined and renewables products industries are “margin-based” and “cost-plus” businesses in which gross profits depend on the differential of sales prices over supply costs. We have no control over market conditions. As a result, our profitability may be impacted by sudden and significant changes in the price of crude oil, natural gas liquids, and refined and renewables products.

We engage in various types of forward contracts and financial derivative transactions to reduce the effect of price volatility on our product costs, to protect the value of our inventory positions, and to help ensure the availability of product during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes when we have a matching purchase commitment from our wholesale and retail customers. We may experience net unbalanced positions from time to time. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our derivative portfolio.

Although we use financial derivative instruments to reduce the market price risk associated with forecasted transactions, we do not account for financial derivative transactions as hedges. We record the changes in fair value of these financial derivative transactions within cost of sales in our consolidated statements of operations. The following table summarizes the hypothetical impact on the March 31, 2018 fair value of our commodity derivatives of an increase of 10% in the value of the underlying commodity (in thousands):

Increase (Decrease) To Fair Value
Crude oil (Crude Oil Logistics segment)	$(9,943)
Propane (Liquids segment)	$(64)
Other products (Liquids segment)	$(238)
Gasoline (Refined Products and Renewables segment)	$(28,747)
Diesel (Refined Products and Renewables segment)	$(9,622)
Ethanol (Refined Products and Renewables segment)	$(3,207)
Biodiesel (Refined Products and Renewables segment)	$1,593
Canadian dollars (Liquids segment)	$637

Fair Value

We use observable market values for determining the fair value of our derivative instruments. In cases where actively quoted prices are not available, other external sources are used which incorporate information about commodity prices in actively quoted markets, quoted prices in less active markets and other market fundamental analysis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners
NGL Energy Partners LP

Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended March 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Partnership’s internal control over financial reporting as of March 31, 2018, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated May 30, 2018 (not separately included herein), expressed an unqualified opinion thereon.

Basis for opinion
These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Partnership’s auditor since 2010.

Tulsa, Oklahoma
May 30, 2018 (except for the effects of discontinued operations, as discussed in Note 17, as to which the date is April 3, 2019)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(in Thousands, except unit amounts)

	March 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,094	$7,826
Accounts receivable-trade, net of allowance for doubtful accounts of $4,201 and $3,954, respectively	1,026,764	755,558
Accounts receivable-affiliates	4,772	6,709
Inventories	551,303	544,045
Prepaid expenses and other current assets	128,742	99,794
Assets held for sale	517,604	619,420
Total current assets	2,251,279	2,033,352
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $343,345 and $257,657, respectively	1,518,607	1,529,443
GOODWILL	1,204,607	1,321,289
INTANGIBLE ASSETS, net of accumulated amortization of $433,565 and $359,663, respectively	913,154	1,007,252
INVESTMENTS IN UNCONSOLIDATED ENTITIES	17,236	187,423
LOAN RECEIVABLE-AFFILIATE	1,200	3,200
OTHER NONCURRENT ASSETS	245,039	238,420
Total assets	$6,151,122	$6,320,379
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$852,839	$650,469
Accounts payable-affiliates	1,254	7,918
Accrued expenses and other payables	223,504	198,456
Advance payments received from customers	8,374	10,592
Current maturities of long-term debt	646	25,859
Liabilities and redeemable noncontrolling interest held for sale	42,580	53,363
Total current liabilities and redeemable noncontrolling interest	1,129,197	946,657
LONG-TERM DEBT, net of debt issuance costs of $20,645 and $33,458, respectively, and current maturities	2,679,740	2,958,526
OTHER NONCURRENT LIABILITIES	173,514	184,504
COMMITMENTS AND CONTINGENCIES (NOTE 9)

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	82,576	63,890

EQUITY:
General partner, representing a 0.1% interest, 121,594 and 120,300 notional units, respectively	(50,819)	(50,529)
Limited partners, representing a 99.9% interest, 121,472,725 and 120,179,407 common units issued and outstanding, respectively	1,852,495	2,192,413
Class B preferred limited partners, 8,400,000 and 0 preferred units issued and outstanding, respectively	202,731	—
Accumulated other comprehensive loss	(1,815)	(1,828)
Noncontrolling interests	83,503	26,746
Total equity	2,086,095	2,166,802
Total liabilities and equity	$6,151,122	$6,320,379

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)

	Year Ended March 31,
	2018	2017	2016
REVENUES:
Crude Oil Logistics	$2,260,075	$1,666,884	$3,217,079
Water Solutions	229,139	159,601	185,001
Liquids	2,215,985	1,537,172	1,273,992
Refined Products and Renewables	12,200,923	9,342,702	6,792,112
Other	1,174	844	462
Total Revenues	16,907,296	12,707,203	11,468,646
COST OF SALES:
Crude Oil Logistics	2,113,747	1,572,015	3,111,717
Water Solutions	19,345	4,068	(7,336)
Liquids	2,128,522	1,432,200	1,116,631
Refined Products and Renewables	12,150,497	9,219,721	6,540,599
Other	530	400	182
Total Cost of Sales	16,412,641	12,228,404	10,761,793
OPERATING COSTS AND EXPENSES:
Operating	201,068	189,003	296,831
General and administrative	98,129	105,805	127,559
Depreciation and amortization	209,020	180,239	192,932
(Gain) loss on disposal or impairment of assets, net	(17,104)	(208,890)	320,903
Revaluation of liabilities	20,716	6,717	(82,673)
Operating (Loss) Income	(17,174)	205,925	(148,699)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	7,539	3,830	16,649
Revaluation of investments	—	(14,365)	—
Interest expense	(199,148)	(149,994)	(132,749)
(Loss) gain on early extinguishment of liabilities, net	(23,201)	24,727	28,532
Other income, net	6,953	26,612	4,521
(Loss) Income From Continuing Operations Before Income Taxes	(225,031)	96,735	(231,746)
INCOME TAX (EXPENSE) BENEFIT	(1,354)	(1,933)	428
(Loss) Income From Continuing Operations	(226,385)	94,802	(231,318)
Income From Discontinued Operations, net of Tax	156,780	49,072	44,221
Net (Loss) Income	(69,605)	143,874	(187,097)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(240)	(6,832)	(11,832)
LESS: NET INCOME ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	(1,030)	—	—
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$(70,875)	$137,042	$(198,929)

NET (LOSS) INCOME FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS (Note 3)	$(286,521)	$57,645	$(290,725)
NET INCOME FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS (Note 3)	$155,595	$49,023	$44,176
NET (LOSS) INCOME ALLOCATED TO COMMON UNITHOLDERS	$(130,926)	$106,668	$(246,549)
BASIC (LOSS) INCOME PER COMMON UNIT
(Loss) Income From Continuing Operations	$(2.37)	$0.53	$(2.77)
Income From Discontinued Operations, net of Tax	$1.29	$0.45	$0.42
Net (Loss) Income	$(1.08)	$0.99	$(2.35)
DILUTED (LOSS) INCOME PER COMMON UNIT
(Loss) Income From Continuing Operations	$(2.37)	$0.52	$(2.77)
Income From Discontinued Operations, net of Tax	$1.29	$0.44	$0.42
Net (Loss) Income	$(1.08)	$0.95	$(2.35)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	120,991,340	108,091,486	104,838,886
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	120,991,340	111,850,621	104,838,886

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(in Thousands)

	Year Ended March 31,
	2018	2017	2016
Net (loss) income	$(69,605)	$143,874	$(187,097)
Other comprehensive income (loss)	13	(1,671)	(48)
Comprehensive (loss) income	$(69,592)	$142,203	$(187,145)

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Changes in Equity
For the Years Ended March 31, 2018, 2017, and 2016
(in Thousands, except unit amounts)

		Limited Partners
		Class B Preferred		Common
	General Partner	Units	Amount	Units	Amount	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity
BALANCES AT MARCH 31, 2015	$(37,000)	—	$—	103,794,870	$2,183,551	$(109)	$546,990	$2,693,432
Distributions to general and common unit partners (Note 10)	(61,485)	—	—	—	(260,522)	—	—	(322,007)
Distributions to noncontrolling interest owners	—	—	—	—	—	—	(35,720)	(35,720)
Contributions	54	—	—	—	(3,829)	—	15,376	11,601
Business combinations	—	—	—	833,454	19,108	—	9,248	28,356
Equity issued pursuant to incentive compensation plan (Note 10)	—	—	—	1,165,053	33,290	—	—	33,290
Common unit repurchases (Note 10)	—	—	—	(1,623,804)	(17,680)	—	—	(17,680)
Net income (loss)	47,620	—	—	—	(246,549)	—	11,832	(187,097)
Deconsolidation of TLP	—	—	—	—	—	—	(511,291)	(511,291)
Other comprehensive loss	—	—	—	—	—	(48)	—	(48)
TLP equity-based compensation	—	—	—	—	—	—	1,301	1,301
Other	—	—	—	—	(43)	—	(29)	(72)
BALANCES AT MARCH 31, 2016	(50,811)	—	—	104,169,573	1,707,326	(157)	37,707	1,694,065
Distributions to general and common unit partners and preferred unitholders (Note 10)	(287)	—	—	—	(181,294)	—	—	(181,581)
Distributions to noncontrolling interest owners	—	—	—	—	—	—	(3,292)	(3,292)
Contributions	49	—	—	—	(501)	—	1,173	721
Business combinations	—	—	—	218,617	3,940	—	—	3,940
Purchase of noncontrolling interest	—	—	—	—	(215)	—	(12,602)	(12,817)
Equity issued pursuant to incentive compensation plan (Note 10)	—	—	—	2,350,082	68,414	—	—	68,414
Common units issued, net of offering costs (Note 10)	288	—	—	13,441,135	286,848	—	—	287,136
Allocation of value to beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	131,534	—	—	131,534
Issuance of warrants, net of offering costs (Note 10)	—	—	—	—	48,550	—	—	48,550
Accretion of beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	(8,999)	—	—	(8,999)
Transfer of redeemable noncontrolling interest (Note 2)	—	—	—	—	—	—	(3,072)	(3,072)
Net income	232	—	—	—	136,810	—	6,832	143,874
Other comprehensive loss	—	—	—	—	—	(1,671)	—	(1,671)
BALANCES AT MARCH 31, 2017	(50,529)	—	—	120,179,407	2,192,413	(1,828)	26,746	2,166,802
Distributions to general and common unit partners and preferred unitholders (Note 10)	(323)	—	—	—	(229,469)	—	—	(229,792)
Distributions to noncontrolling interest owners	—	—	—	—	—	—	(3,082)	(3,082)
Contributions	—	—	—	—	—	—	23	23
Sawtooth joint venture (Note 15)	—	—	—	—	(16,981)	—	76,214	59,233
Purchase of noncontrolling interest (Note 4)	—	—	—	—	(6,245)	—	(16,638)	(22,883)
Redeemable noncontrolling interest valuation adjustment (Note 2)	—	—	—	—	(5,825)	—	—	(5,825)
Repurchase of warrants (Note 10)	—	—	—	—	(10,549)	—	—	(10,549)
Equity issued pursuant to incentive compensation plan (Note 10)	28	—	—	2,260,011	34,623	—	—	34,651
Common unit repurchases and cancellations (Note 10)	—	—	—	(1,574,346)	(15,817)	—	—	(15,817)
Warrants exercised (Note 10)	—	—	—	607,653	6	—	—	6
Accretion of beneficial conversion feature of Class A convertible preferred units (Note 10)	—	—	—	—	(18,781)	—	—	(18,781)
Issuance of Class B preferred units, net of offering costs (Note 10)	—	8,400,000	202,731	—	—	—	—	202,731
Net income (loss)	5	—	—	—	(70,880)	—	240	(70,635)
Other comprehensive income	—	—	—	—	—	13	—	13
BALANCES AT MARCH 31, 2018	$(50,819)	8,400,000	$202,731	121,472,725	$1,852,495	$(1,815)	$83,503	$2,086,095
The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in Thousands)

	Year Ended March 31,
	2018	2017	2016
OPERATING ACTIVITIES:
Net (loss) income	$(69,605)	$143,874	$(187,097)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Income from discontinued operations, net of tax	(156,780)	(49,072)	(44,221)
Depreciation and amortization, including amortization of debt issuance costs	225,738	194,829	213,219
Loss (gain) on early extinguishment or revaluation of liabilities, net	43,917	(18,010)	(111,205)
Gain on termination of a storage sublease agreement	—	(16,205)	—
Non-cash equity-based compensation expense	35,241	53,102	51,565
(Gain) loss on disposal or impairment of assets, net	(17,104)	(208,890)	320,903
Provision for doubtful accounts	590	(1,000)	4,781
Net adjustments to fair value of commodity derivatives	116,604	55,978	(102,442)
Equity in earnings of unconsolidated entities	(7,539)	(3,830)	(16,649)
Distributions of earnings from unconsolidated entities	4,632	3,564	17,404
Revaluation of investments	—	14,365	—
Other	(41)	(7,809)	(5,322)
Changes in operating assets and liabilities, exclusive of acquisitions:
Accounts receivable-trade and affiliates	(272,990)	(254,124)	482,222
Inventories	(7,649)	(190,594)	72,708
Other current and noncurrent assets	(22,472)	(54,184)	9,976
Accounts payable-trade and affiliates	195,339	236,633	(438,452)
Other current and noncurrent liabilities	(14,252)	3,573	(27,285)
Net cash provided by (used in) operating activities-continuing operations	53,629	(97,800)	240,105
Net cash provided by operating activities-discontinued operations	84,338	72,762	114,159
Net cash provided by (used in) operating activities	137,967	(25,038)	354,264
INVESTING ACTIVITIES:
Capital expenditures	(133,761)	(344,936)	(638,942)
Acquisitions, net of cash acquired	(19,897)	(41,928)	(208,864)
Settlements of commodity derivatives	(100,405)	(37,086)	104,924
Proceeds from sales of assets	33,844	28,232	7,284
Proceeds from divestitures of businesses and investments	329,780	134,370	343,135
Transaction with an unconsolidated entity (Note 13)	(6,424)	—	—
Investments in unconsolidated entities	(21,465)	(2,105)	(11,431)
Distributions of capital from unconsolidated entities	11,969	9,692	15,792
Loan for natural gas liquids facility	—	—	(3,913)
Repayments on loan for natural gas liquids facility	10,052	8,916	7,618
Loan to affiliate	(2,510)	(3,200)	(15,621)
Repayments on loan to affiliate	4,160	655	1,513
Payment to terminate development agreement	—	(16,875)	—
Net cash provided by (used in) investing activities-continuing operations	105,343	(264,265)	(398,505)
Net cash provided by (used in) investing activities-discontinued operations	165,239	(98,861)	(46,822)
Net cash provided by (used in) investing activities	270,582	(363,126)	(445,327)
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	2,434,500	1,700,000	2,602,500
Payments on revolving credit facilities	(2,279,500)	(2,733,500)	(2,133,000)
Issuance of senior unsecured notes	—	1,200,000	—
Repayment and repurchase of senior secured and senior unsecured notes	(486,699)	(21,193)	(43,421)
Proceeds from borrowings under other long-term debt	—	—	53,223
Payments on other long-term debt	(877)	(46,153)	(2,089)
Debt issuance costs	(2,700)	(33,558)	(10,237)
Contributions from general partner	—	49	54
Contributions from noncontrolling interest owners, net	23	672	11,547
Distributions to general and common unit partners and preferred unitholders	(225,067)	(181,581)	(322,007)
Distributions to noncontrolling interest owners	(3,082)	(3,292)	(35,720)
Proceeds from sale of preferred units, net of offering costs	202,731	234,975	—
Repurchase of warrants	(10,549)	—	—
Common unit repurchases and cancellations	(15,817)	—	(17,680)
Proceeds from sale of common units, net of offering costs	—	287,136	—
Payments for settlement and early extinguishment of liabilities	(3,408)	(28,468)	—
Taxes paid on behalf of equity incentive plan participants	—	—	(19,395)
Other	—	—	(72)
Net cash (used in) provided by financing activities-continuing operations	(390,445)	375,087	83,703
Net cash used in financing activities-discontinued operations	(3,836)	(3,633)	(2,998)
Net cash (used in) provided by financing activities	(394,281)	371,454	80,705

Net increase (decrease) in cash and cash equivalents	14,268	(16,710)	(10,358)
Cash and cash equivalents, beginning of period	7,826	24,536	34,894
Cash and cash equivalents, end of period	$22,094	$7,826	$24,536
Supplemental cash flow information:
Cash interest paid	$192,938	$117,912	$117,185
Income taxes paid (net of income tax refunds)	$1,843	$2,022	$2,300
Supplemental non-cash investing and financing activities:
Distributions declared but not paid to Class B preferred unitholders	$4,725	$—	$—
Accrued capital expenditures	$12,123	$1,758	$1,907
Value of common units issued in business combinations	$—	$3,940	$19,108
The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note 1—Nature of Operations and Organization

NGL Energy Partners LP (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed in September 2010. NGL Energy Holdings LLC serves as our general partner. On May 17, 2011, we completed our initial public offering (“IPO”). Subsequent to our IPO, we significantly expanded our operations through numerous acquisitions as discussed in Note 4. At March 31, 2018, our operations include:

•
Our Crude Oil Logistics segment purchases crude oil from producers and transports it to refineries or for resale at pipeline injection stations, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs, and provides storage, terminaling, trucking, marine and pipeline transportation services through its owned assets.

•
Our Water Solutions segment provides services for the treatment and disposal of wastewater generated from crude oil and natural gas production and for the disposal of solids such as tank bottoms, drilling fluids and drilling muds and performs truck and frac tank washouts. In addition, our Water Solutions segment sells the recovered hydrocarbons that result from performing these services.

•
Our Liquids segment supplies natural gas liquids to retailers, wholesalers, refiners, and petrochemical plants throughout the United States and in Canada using its leased underground storage and fleet of leased railcars, markets regionally through its 21 owned terminals throughout the United States, and provides terminaling and storage services at its salt dome storage facility joint venture in Utah. See Note 15 for a discussion of the joint venture of our Sawtooth NGL Caverns, LLC (“Sawtooth”) business.

•
Our Retail Propane segment sells propane, distillates, equipment and supplies to end users consisting of residential, agricultural, commercial, and industrial customers and to certain resellers in 21 states and the District of Columbia. See Note 17 for a discussion of the sale of our Retail Propane segment.

•
Our Refined Products and Renewables segment conducts gasoline, diesel, ethanol, and biodiesel marketing operations, purchases refined petroleum and renewable products primarily in the Gulf Coast, Southeast and Midwest regions of the United States and schedules them for delivery at various locations throughout the country. In addition, in certain storage locations, our Refined Products and Renewables segment may also purchase unfinished gasoline blending components for subsequent blending into finished gasoline to supply our marketing business as well as third parties.

Recent Developments

On March 30, 2018, we sold a portion of our Retail Propane segment to DCC LPG (“DCC”) for $212.4 million in cash after adjusting for estimated working capital. On July 10, 2018, we completed the sale of virtually all of our Retail Propane segment to Superior Plus Corp. (“Superior”) for total consideration of $896.5 million in cash after adjusting for estimated working capital. This sale included all three of the retail propane businesses we acquired subsequent to March 31, 2018 (see Note 18). We retained our 50% ownership interest in Victory Propane, LLC (“Victory Propane”), which we subsequently sold on August 14, 2018 (see Note 2). These transactions, combined with the sale of a portion of our Retail Propane segment to DCC on March 30, 2018, represent a strategic shift in our operations and will have a significant effect on our operations and financial results going forward. Accordingly, the results of operations and cash flows related to the entire Retail Propane segment (both the portion sold to DCC in March 2018 and the remaining business sold to Superior in July 2018 as well as equity in earnings of Victory Propane) have been classified as discontinued operations and all periods presented have been retrospectively adjusted. In addition, the assets and liabilities related to our entire Retail Propane segment have been classified as held for sale within our March 31, 2018 and 2017 consolidated balance sheets. See Note 17 for a discussion of the sale of our Retail Propane segment.

Note 2—Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements include our accounts and those of our controlled subsidiaries. Intercompany transactions and account balances have been eliminated in consolidation. Investments we do not control, but can exercise significant influence over, are accounted for using the equity method of accounting. We also own an undivided interest in a crude oil pipeline, and include our proportionate share of assets, liabilities, and expenses related to this pipeline in our consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amount of assets and liabilities reported at the date of the consolidated financial statements and the amount of revenues and expenses reported during the periods presented.

Critical estimates we make in the preparation of our consolidated financial statements include, among others, determining the fair value of assets and liabilities acquired in business combinations, the fair value of derivative instruments, the collectibility of accounts receivable, the recoverability of inventories, useful lives and recoverability of property, plant and equipment and amortizable intangible assets, the impairment of long-lived assets and goodwill, the fair value of asset retirement obligations, the value of equity-based compensation, and accruals for environmental matters. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. We use the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1: Quoted prices in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•
Level 2: Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter commodity price swap and option contracts and forward commodity contracts. We determine the fair value of all of our derivative financial instruments utilizing pricing models for similar instruments. Inputs to the pricing models include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

•	Level 3: Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to a fair value measurement requires judgment, considering factors specific to the asset or liability.

Derivative Financial Instruments

We record all derivative financial instrument contracts at fair value in our consolidated balance sheets except for certain contracts that qualify for the normal purchase and normal sale election. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs.

We have not designated any financial instruments as hedges for accounting purposes. All changes in the fair value of our commodity derivative instruments that do not qualify as normal purchases and normal sales (whether cash transactions or non-cash mark-to-market adjustments) are reported within cost of sales in our consolidated statements of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts to attempt to reduce our exposure to price fluctuations. We do not enter into such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

market movements. Inherent in the resulting contractual portfolio are certain business risks, including commodity price risk and credit risk. Commodity price risk is the risk that the market value of crude oil, natural gas liquids, or refined and renewables products will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Procedures and limits for managing commodity price risks and credit risks are specified in our market risk policy and credit risk policy, respectively. Open commodity positions and market price changes are monitored daily and are reported to senior management and to marketing operations personnel. Credit risk is monitored daily and exposure is minimized through customer deposits, restrictions on product liftings, letters of credit, and entering into master netting agreements that allow for offsetting counterparty receivable and payable balances for certain transactions.

Revenue Recognition

We record product sales revenues when title to the product transfers to the purchaser, which typically occurs when the purchaser receives the product. We record terminaling, transportation, storage, and service revenues when the service is performed, and we record tank and other rental revenues over the lease term. Revenues for our Water Solutions segment are recognized when we obtain the wastewater at our treatment and disposal facilities.

The tariffs we charge for our pipeline transportation systems are primarily regulated by the Federal Energy Regulatory Commission. Our tariffs include provisions which allow us to deduct from our customer’s inventory a small percentage of the products our customers transport on our pipeline systems. We refer to these product quantities as pipeline loss allowance. We receive pipeline loss allowances from our customers as consideration for product losses during the transportation of their products on our pipeline systems. Our customers are guaranteed delivery of the amount of their injected volumes, net of pipeline loss allowance, irrespective of what our actual product losses may be during the delivery process.

We report taxes collected from customers and remitted to taxing authorities, such as sales and use taxes, on a net basis. We include amounts billed to customers for shipping and handling costs within revenues in our consolidated statements of operations. We enter into certain contracts whereby we agree to purchase product from a counterparty and sell the same volume of product to the same counterparty at a different location or time. When such agreements are entered into at the same time and in contemplation of each other, we record the revenues for these transactions net of cost of sales.

Revenues during the years ended March 31, 2018, 2017 and 2016 include $1.3 million, $4.9 million and $5.8 million, respectively, associated with the amortization of a liability recorded in the acquisition accounting for an acquired business related to certain out-of-market revenue contracts.

Cost of Sales

We include all costs we incur to acquire products, including the costs of purchasing, terminaling, and transporting inventory, prior to delivery to our customers, in cost of sales. Cost of sales excludes depreciation of our property, plant and equipment.

Depreciation and Amortization

Depreciation and amortization in our consolidated statements of operations includes all depreciation of our property, plant and equipment and amortization of intangible assets other than debt issuance costs, for which the amortization is recorded to interest expense, and certain contract-based intangible assets, for which the amortization is recorded to cost of sales.

Income Taxes

We qualify as a partnership for income tax purposes. As such, we generally do not pay United States federal income tax. Rather, each owner reports his or her share of our income or loss on his or her individual tax return. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined, as we do not have access to information regarding each partner’s basis in the Partnership.

We have certain taxable corporate subsidiaries in Canada, and our operations in Texas are subject to a state franchise tax that is calculated based on revenues net of cost of sales. Our fiscal years 2014 to 2017 generally remain subject to examination by federal, state, and Canadian tax authorities. We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which these temporary

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

differences are expected to be recovered or settled. Changes in tax rates are recognized in income in the period that includes the enactment date.

A publicly traded partnership is required to generate at least 90% of its gross income (as defined for federal income tax purposes) from certain qualifying sources. Income generated by our taxable corporate subsidiaries is excluded from this qualifying income calculation. Although we routinely generate income outside of our corporate subsidiaries that is non-qualifying, we believe that at least 90% of our gross income has been qualifying income for each of the calendar years since our IPO.

We evaluate uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, we determine whether it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. We had no material uncertain tax positions that required recognition in our consolidated financial statements at March 31, 2018 or 2017.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law by the President of the United States. The Act amended the Internal Revenue Code of 1986 for taxable years beginning after December 31, 2017 and does not extend retroactively to any prior tax periods. As of March 31, 2018 and 2017, we do not have any deferred tax assets or liabilities. Any future deferred tax assets or liabilities will be valued based on the new corporate tax rate under the Act.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase. At times, certain account balances may exceed federally insured limits.

Accounts Receivable and Concentration of Credit Risk

We operate in the United States and Canada. We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions. The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. Accounts receivable are considered past due or delinquent based on contractual terms. We write off accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted.

We execute netting agreements with certain customers to mitigate our credit risk. Receivables and payables are reflected at a net balance to the extent a netting agreement is in place and we intend to settle on a net basis.

Our accounts receivable consist of the following at the dates indicated:

	March 31, 2018			March 31, 2017
Segment	Gross Receivable	Allowance for Doubtful Accounts	Net	Gross Receivable	Allowance for Doubtful Accounts	Net
	(in thousands)
Crude Oil Logistics	$404,865	$—	$404,865	$345,049	$(3)	$345,046
Water Solutions	59,958	(2,952)	57,006	34,335	(2,789)	31,546
Liquids	131,006	(20)	130,986	94,390	(293)	94,097
Refined Products and Renewables	435,136	(1,229)	433,907	285,664	(869)	284,795
Corporate and Other	—	—	—	74	—	74
Total	$1,030,965	$(4,201)	$1,026,764	$759,512	$(3,954)	$755,558

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Changes in the allowance for doubtful accounts are as follows for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Allowance for doubtful accounts, beginning of period	$(3,954)	$(5,963)	$(2,748)
Provision for doubtful accounts	(590)	1,000	(4,781)
Write off of uncollectible accounts	343	1,009	1,566
Allowance for doubtful accounts, end of period	$(4,201)	$(3,954)	$(5,963)

Amounts in the tables above do not include accounts receivable or allowance for doubtful accounts related to the Retail Propane segment, as these amounts have been classified as held for sale within our consolidated balance sheets and the activity has been included within discontinued operations within our consolidated statements of operations (see Note 17).

We did not have any customers that represented over 10% of consolidated revenues for fiscal years 2018, 2017 and 2016.

Inventories

Our inventories are valued at the lower of cost or net realizable value, with cost determined using either the weighted-average cost or the first in, first out (FIFO) methods, including the cost of transportation and storage, and with net realizable value defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. In performing this analysis, we consider fixed-price forward commitments.

Inventories consist of the following at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Crude oil	$77,351	$146,857
Natural gas liquids:
Propane	38,910	32,347
Butane	12,613	5,992
Other	6,515	6,035
Refined products:
Gasoline	253,286	193,015
Diesel	113,939	96,380
Renewables:
Ethanol	38,093	42,009
Biodiesel	10,596	21,410
Total	$551,303	$544,045

Amounts in the table above do not include inventory related to the Retail Propane segment, as these amounts have been classified as held for sale within our consolidated balance sheets (see Note 17).

Investments in Unconsolidated Entities

Investments we do not control, but can exercise significant influence over, are accounted for using the equity method of accounting. Investments in partnerships and limited liability companies, unless our investment is considered to be minor, and investments in unincorporated joint ventures are also accounted for using the equity method of accounting. Under the equity method, we do not report the individual assets and liabilities of these entities on our consolidated balance sheets; instead, our ownership interests are reported within investments in unconsolidated entities on our consolidated balance sheets. Under the equity method, the investment is recorded at acquisition cost, increased by our proportionate share of any earnings and additional capital contributions and decreased by our proportionate share of any losses, distributions paid, and amortization of any excess investment. Excess investment is the amount by which our total investment exceeds our proportionate share of the

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

net assets of the investee. We consider distributions received from unconsolidated entities which do not exceed cumulative equity in earnings subsequent to the date of investment to be a return on investment and are classified as operating activities in our consolidated statements of cash flows. We consider distributions received from unconsolidated entities in excess of cumulative equity in earnings subsequent to the date of investment to be a return of investment and are classified as investing activities in our consolidated statements of cash flows.

Our investments in unconsolidated entities consist of the following at the dates indicated:

		Ownership	Date Acquired	March 31,
Entity	Segment	Interest (1)	or Formed	2018	2017
				(in thousands)
Glass Mountain Pipeline, LLC (2)	Crude Oil Logistics	—%	December 2013	$—	$172,098
E Energy Adams, LLC (3)	Refined Products and Renewables	20%	December 2013	15,142	12,952
Water treatment and disposal facility (4)	Water Solutions	50%	August 2015	2,094	2,147
Victory Propane (5)	Corporate and Other	50%	April 2015	—	226
Total				$17,236	$187,423

(1)	Ownership interest percentages are at March 31, 2018.

(2)
On December 22, 2017, we sold our previously held 50% interest in Glass Mountain Pipeline, LLC for net proceeds of $292.1 million and recorded a gain on disposal of $108.6 million during the three months ended December 31, 2017 within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations. As this sale transaction did not represent a strategic shift that will have a major effect on our operations or financial results, operations related to this portion of our Crude Oil Logistics segment have not been classified as discontinued operations.

(3)	See Note 18 related to the sale of our interest in E Energy Adams, LLC subsequent to March 31, 2018.

(4)	This is an investment in an unincorporated joint venture.

(5)
As our investment is $0 at March 31, 2018, our proportionate share of Victory Propane’s losses have been recorded against the loan receivable we have with Victory Propane. On August 14, 2018, we sold our previously held 50% interest in Victory Propane. See Note 13 for a further discussion of the loan receivable and a description of other transactions between us and Victory Propane.

Combined summarized financial information for all of our unconsolidated entities is as follows for the dates and periods indicated:

Balance sheets:

	March 31,
	2018	2017
	(in thousands)
Current assets	$24,431	$27,816
Noncurrent assets	$99,164	$291,100
Current liabilities	$16,787	$20,453
Noncurrent liabilities	$10,620	$13,542

Statements of operations:

	March 31,
	2018	2017	2016
	(in thousands)
Revenues	$182,820	$180,632	$273,857
Cost of sales	$114,890	$114,316	$107,425
Net income	$26,438	$19,462	$46,595

At March 31, 2018, cumulative equity earnings and cumulative distributions of our unconsolidated entities since they were acquired were $10.6 million and $11.2 million, respectively.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Variable Interest Entity

Victory Propane was formed as a joint venture in April 2015 by us and an unrelated third party. The business purpose of Victory Propane is to acquire and/or develop retail propane operations in a defined geographic area. In conjunction with the formation of Victory Propane, we agreed to provide Victory Propane a revolving line of credit of $5.0 million and have concluded that Victory Propane is a variable interest entity because the equity of Victory Propane is not sufficient to fund its activities without additional subordinated financial support. On August 14, 2018, we sold our interest in Victory Propane. Our equity in earnings in Victory Propane has been classified within discontinued operations, as discussed further in Note 1 and Note 17.

Other Noncurrent Assets

Other noncurrent assets consist of the following at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Loan receivable (1)	$29,463	$40,684
Line fill (2)	34,897	30,628
Tank bottoms (3)	42,044	42,044
Minimum shipping fees - pipeline commitments (4)	88,757	67,996
Other	49,878	57,068
Total	$245,039	$238,420

(1)	Represents the noncurrent portion of a loan receivable associated with our financing of the construction of a natural gas liquids facility to be utilized by a third party.

(2)
Represents minimum volumes of product we are required to leave on certain third-party owned pipelines under long-term shipment commitments. At March 31, 2018, line fill consisted of 360,425 barrels of crude oil and 262,000 barrels of propane. At March 31, 2017, line fill consisted of 427,193 barrels of crude oil. Line fill held in pipelines we own is included within property, plant and equipment (see Note 5).

(3)
Tank bottoms, which are product volumes required for the operation of storage tanks, are recorded at historical cost. We recover tank bottoms when the storage tanks are removed from service. At March 31, 2018 and 2017, tank bottoms held in third party terminals consisted of 366,212 barrels and 366,212 barrels of refined products, respectively. Tank bottoms held in terminals we own are included within property, plant and equipment (see Note 5).

(4)
Represents the minimum shipping fees paid in excess of volumes shipped for two contracts. This amount can be recovered when volumes shipped exceed the minimum monthly volume commitment (see Note 9). Under these contracts, we currently have 2.1 years and 2.5 years, respectively, in which to ship the excess volumes.

Amounts in the table above do not include other noncurrent assets related to the Retail Propane segment, as these amounts have been classified as assets held for sale within our consolidated balance sheets (see Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Accrued Expenses and Other Payables

Accrued expenses and other payables consist of the following at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Accrued compensation and benefits	$18,033	$16,559
Excise and other tax liabilities	40,829	62,201
Derivative liabilities	51,039	27,622
Accrued interest	39,947	44,327
Product exchange liabilities	11,842	1,693
Deferred gain on sale of general partner interest in TLP	30,113	30,113
Other	31,701	15,941
Total	$223,504	$198,456

Amounts in the table above do not include accrued expenses and other payables related to the Retail Propane segment, as these amounts have been classified as held for sale within our consolidated balance sheets (see Note 17).

Sale of General Partner Interest in TransMontaigne Partners L.P. (“TLP”)

As previously reported, on February 1, 2016, we sold our general partner interest in TLP to an affiliate of ArcLight Capital Partners (“ArcLight”) for net proceeds of $343.1 million and recorded a gain on disposal of $329.9 million during the three months ended March 31, 2016. As part of this transaction, we retained TransMontaigne Product Services LLC, including its marketing business, customer contracts and its line space on the Colonial and Plantation pipelines, which is a significant part of our Refined Products and Renewables segment. We also entered into lease agreements whereby we will remain the long-term exclusive tenant in the TLP Southeast terminal system. As a result of entering into these leases, we deferred $204.6 million of the gain on the sale and will recognize this amount over our future lease payment obligations, which is approximately seven years (see below accounting guidance that will impact the recognition of the deferred gain). During the years ended March 31, 2018, 2017 and 2016, we recognized $30.1 million, $30.1 million and $5.0 million, respectively, of the deferred gain in our consolidated statements of operations. These gains are reported within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations. Expected amortization of the remaining deferred gain is as follows (in thousands):

Year Ending March 31,
2019	$30,113
2020	30,113
2021	29,593
2022	26,993
2023	22,494
Total	$139,306

Within our March 31, 2018 consolidated balance sheet, the current portion of the deferred gain, $30.1 million, is recorded in accrued expenses and other payables and the long-term portion, $109.2 million, is recorded in other noncurrent liabilities. See “Recent Accounting Pronouncements” below for a discussion of the accounting for the gain upon the adoption of ASU No. 2014-09.

Sale of TLP Common Units

On April 1, 2016, we sold all of the TLP common units we owned to ArcLight for approximately $112.4 million in cash and recorded a gain on disposal of $104.1 million during the year ended March 31, 2017. This gain is reported within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Property, Plant and Equipment

We record property, plant and equipment at cost, less accumulated depreciation. Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred. As we dispose of assets, we remove the cost and related accumulated depreciation from the accounts, and any resulting gain or loss is included in (gain) loss on disposal or impairment of assets, net. We compute depreciation expense of our property, plant and equipment using the straight-line method over the estimated useful lives of the assets (see Note 5).

Intangible Assets

Our intangible assets include contracts and arrangements acquired in business combinations, including customer relationships, customer commitments, pipeline capacity rights, rights-of-way and easements, executory contracts and other agreements, covenants not to compete, and trade names. In addition, we capitalize certain debt issuance costs associated with our revolving credit facilities. We amortize the majority of our intangible assets on a straight-line basis over the estimated useful lives of the assets (see Note 7). We amortize debt issuance costs over the terms of the related debt using a method that approximates the effective interest method.

Impairment of Long-Lived Assets

We evaluate the carrying value of our long-lived assets (property, plant and equipment and amortizable intangible assets) for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. In that event, we recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group. When we cease to use an acquired trade name, we test the trade name for impairment using the relief from royalty method and we begin amortizing the trade name over its estimated useful life as a defensive asset. See Note 5 and Note 7 for a further discussion of long-lived asset impairments recognized in the consolidated financial statements.

We evaluate our equity method investments for impairment when we believe the current fair value may be less than the carrying amount and record an impairment if we believe the decline in value is other than temporary.

Goodwill

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Business combinations are accounted for using the “acquisition method” (see Note 4). We expect that all of our goodwill at March 31, 2018 is deductible for federal income tax purposes.

Goodwill and indefinite-lived intangible assets are not amortized, but instead are evaluated for impairment at least annually. We perform our annual assessment of impairment during the fourth quarter of our fiscal year, and more frequently if circumstances warrant.

To perform this assessment, we first consider qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit exceeds its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit does not exceed its carrying amount, we calculate the fair value for the reporting unit and compare the amount to its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered to be impaired and the goodwill balance is reduced by the difference between the fair value and carrying amount of the reporting unit.

Estimates and assumptions used to perform the impairment evaluation are inherently uncertain and can significantly affect the outcome of the analysis. The estimates and assumptions we used in the annual goodwill impairment assessment included market participant considerations and future forecasted operating results. Changes in operating results and other assumptions could materially affect these estimates. See Note 6 for a further discussion and analysis of our goodwill impairment assessment.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Product Exchanges

Quantities of products receivable or returnable under exchange agreements are reported within prepaid expenses and other current assets and within accrued expenses and other payables in our consolidated balance sheets. We estimate the value of product exchange assets and liabilities based on the weighted-average cost basis of the inventory we have delivered or will deliver on the exchange, plus or minus location differentials. Product exchanges related to the Retail Propane segment have been classified as held for sale within our consolidated balance sheets (see Note 17).

Advance Payments Received from Customers

We record customer advances on product purchases as a current liability in our consolidated balance sheets. Advance payments received from customers related to the Retail Propane segment have been classified as held for sale within our consolidated balance sheets (see Note 17).

Noncontrolling Interests

Noncontrolling interests represent the portion of certain consolidated subsidiaries that are owned by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ earnings or losses each period and any distributions that are paid. Noncontrolling interests are reported as a component of equity, unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in our consolidated balance sheet. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. The redeemable noncontrolling interest is included in liabilities and redeemable noncontrolling interest held for sale in our consolidated balance sheets (see Note 17). The following table summarizes changes in our redeemable noncontrolling interest in our consolidated balance sheets (in thousands):

Balance at March 31, 2016	$—
Transfer of redeemable noncontrolling interest	3,072
Balance at March 31, 2017	3,072
Net income attributable to redeemable noncontrolling interest	1,030
Redeemable noncontrolling interest valuation adjustment	5,825
Balance at March 31, 2018	$9,927

Business Combination Measurement Period

We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Pursuant to GAAP, an entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the fair value of the assets acquired and liabilities assumed in a business combination. As discussed in Note 4, certain of our acquisitions are still within this measurement period, and as a result, the acquisition date fair values we have recorded for the assets acquired and liabilities assumed are subject to change.

Also, as discussed in Note 4, we made certain adjustments during the year ended March 31, 2018 to our estimates of the acquisition date fair values of the assets acquired and liabilities assumed in business combinations that occurred during the year ended March 31, 2017.

Reclassifications

We have reclassified certain prior period financial statement information to be consistent with the classification methods used in the current fiscal year. These reclassifications did not impact previously reported amounts of assets, liabilities, equity, net income, or cash flows.

Recent Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-15, “Statement of Cash Flows-Classification of Certain Cash Receipts and Cash Payments.” The ASU requires cash payments not made soon after the acquisition date of a business combination by an acquirer to settle a contingent consideration liability to be separated and classified as cash outflows for financing activities and operating activities. Cash payments up to the amount of the contingent consideration liability recognized at the acquisition date (including measurement-period adjustments)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

should be classified as financing activities and any excess should be classified as operating activities. We adopted this ASU effective April 1, 2017 and have revised previously reported information.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses.” The ASU requires a financial asset (or a group of financial assets) measured at amortized cost to be presented at the net amount expected to be collected, which would include accounts receivable. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. The ASU is effective for the Partnership beginning April 1, 2020, and requires a modified retrospective method of adoption, although early adoption is permitted. We are currently in the process of assessing the impact of this ASU on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The ASU will replace previous lease accounting guidance in GAAP. The ASU requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. The ASU retains a distinction between finance leases and operating leases. The ASU is effective for the Partnership beginning April 1, 2019, and requires a modified retrospective method of adoption. We are currently in the process of compiling a database of leases and analyzing each lease to assess the impact under this ASU on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” The ASU will replace the revenue recognition requirements in Topic 605, “Revenue Recognition”, and most industry-specific guidance. The core principle of this ASU is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU No. 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP. In addition, the standard requires more extensive disaggregated revenue disclosures in interim and annual financial statements.

The guidance permits the use of either a full retrospective or a modified retrospective transaction approach. We adopted this standard on April 1, 2018 using the modified retrospective approach. Other than discussed below, the cumulative effect of adopting the new standard was immaterial and related primarily to non-cash consideration received in our Water Solutions segment. Based on our evaluation, we anticipate that from time to time, differences in the timing of revenues earned and our right to invoice customers may create contract assets or liabilities. These differences in timing would be the result of contracts that contain minimum volume commitments and tiered pricing provisions, primarily within our Water Solutions segment. In addition, we are in the process of implementing appropriate changes to our business processes, systems and controls to support recognition and disclosure under this standard.

As discussed above under “Sale of General Partner Interest in TLP,” we deferred a portion of the gain as this transaction was accounted for under the real estate guidance in ASC 360-20, Property, Plant and Equipment and have been amortizing the gain over the life of the lease agreements. ASU No. 2014-09 supersedes the guidance in ASC 360-20 on determining the gain or loss recognized upon the derecognition of nonfinancial assets, including in-substance nonfinancial assets, that are not an output of an entity’s ordinary activities. This guidance is codified in ASC 610-20. ASC 610-20 does not amend or supersede the guidance on how to determine the gain or loss on the derecognition of a subsidiary or group of assets that meets the definition of a business, which is codified in ASC 810-10-40. ASU No. 2017-05 eliminated the scope exception of “in substance real estate” from ASC 810-10-40. Therefore, upon the adoption of ASU No. 2014-09 and ASU No. 2017-05, it was determined that the transaction should be accounted for under the guidance of ASC 810-10-40 and utilizing the modified retrospective approach of adoption, the deferred gain as of March 31, 2018 of $139.3 million will be recognized in the beginning balance of retained earnings as part of our cumulative effect adjustment.

Note 3—(Loss) Income Per Common Unit

The following table presents our calculation of basic and diluted weighted average common units outstanding for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
Weighted average common units outstanding during the period:
Common units - Basic	120,991,340	108,091,486	104,838,886
Effect of Dilutive Securities:
Performance awards	—	173,087	—
Warrants	—	3,586,048	—
Common units - Diluted	120,991,340	111,850,621	104,838,886

For the year ended March 31, 2018, the Service Awards (as defined herein), Performance Awards (as defined herein), warrants and Class A Preferred Units (as defined herein) were considered antidilutive. For the year ended March 31, 2017, the Class A Preferred Units were considered antidilutive and for the years ended March 31, 2017, and 2016, the Service Awards were considered antidilutive. In addition, the Performance Awards were antidilutive for the year ended March 31, 2016.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Our (loss) income per common unit is as follows for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands, except unit and per unit amounts)
(Loss) income from continuing operations	$(226,385)	$94,802	$(231,318)
Less: Continuing operations income attributable to noncontrolling interests	(240)	(6,832)	(11,832)
Net (loss) income from continuing operations attributable to NGL Energy Partners LP	(226,625)	87,970	(243,150)
Less: Distributions to preferred unitholders (1)	(59,697)	(30,142)	—
Less: Continuing operations net loss (income) allocated to general partner (2)	150	(183)	(47,575)
Less: Repurchase of warrants (3)	(349)	—	—
Net (loss) income from continuing operations allocated to common unitholders	$(286,521)	$57,645	$(290,725)

Income from discontinued operations attributable to NGL Energy Partners, net of tax	$156,780	$49,072	$44,221
Less: Discontinued operations income attributable to redeemable noncontrolling interests	(1,030)	—	—
Less: Discontinued operations income allocated to general partner (2)	(155)	(49)	(45)
Net income from discontinued operations allocated to common unitholders	$155,595	$49,023	$44,176

Net (loss) income allocated to common unitholders	$(130,926)	$106,668	$(246,549)

Basic (loss) income per common unit
(Loss) income from continuing operations	$(2.37)	$0.53	$(2.77)
Income from discontinued operations, net of tax	$1.29	$0.45	$0.42
Net (loss) income	$(1.08)	$0.99	$(2.35)
Diluted (loss) income per common unit
(Loss) income from continuing operations	$(2.37)	$0.52	$(2.77)
Income from discontinued operations, net of tax	$1.29	$0.44	$0.42
Net (loss) income	$(1.08)	$0.95	$(2.35)
Basic weighted average common units outstanding	120,991,340	108,091,486	104,838,886
Diluted weighted average common units outstanding	120,991,340	111,850,621	104,838,886

(1)	This amount includes the distribution to preferred unitholders as well as the accretion for the beneficial conversion, as discussed further in Note 10.

(2)	Net loss (income) allocated to the general partner includes distributions to which it is entitled as the holder of incentive distribution rights.

(3)	This amount represents the excess of the repurchase price over the fair value of the warrants, as discussed further in Note 10.

Note 4—Acquisitions

The following summarizes our acquisitions during the year ended March 31, 2018:

Acquisition of Remaining Interest in NGL Solids Solutions, LLC

On April 17, 2017, we entered into a purchase and sale agreement with the party owning the 50% noncontrolling interest in NGL Solids Solutions, LLC, a consolidated subsidiary in our Water Solutions segment. Total consideration was $23.1 million, which consisted of cash of $20.0 million and the termination of a non-compete agreement that we valued at $3.1 million, and in return we received the following:

•	The remaining 50% interest in NGL Solids Solutions, LLC; and

•	Two parcels of land to develop saltwater disposal wells.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

We accounted for the transaction as an acquisition of assets. Acquiring assets in groups requires not only ascertaining the cost of the asset (or net asset) group but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. The cost of a group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed/released based on their relative fair values and does not give rise to goodwill or bargain purchase gains. We allocated $22.9 million to noncontrolling interest and $0.2 million to land. The acquisition of the remaining interest was accounted for as an equity transaction, no gain or loss was recorded and the carrying value of the noncontrolling interest was adjusted to reflect the change in ownership interest of the subsidiary. As of the date of the transaction, the 50% noncontrolling interest had a carrying value of $16.6 million. For the termination of the non-compete agreement, we recorded a gain of $1.3 million, which included the carrying value of the non-compete agreement intangible asset that was written off (see Note 7). This gain was recorded within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations during the year ended March 31, 2018.

Retail Propane Businesses

During the year ended March 31, 2018, we acquired seven retail propane businesses for total consideration of $30.9 million, of which three of those businesses were part of the sale of a portion of our Retail Propane segment (see Note 17). The assets and liabilities are included in current assets and current liabilities held for sale in our consolidated balance sheet (see Note 17). The agreements for these acquisitions contemplate post-closing payments for certain working capital items.

We are in the process of identifying and determining the fair values of the assets acquired and liabilities assumed for these retail propane businesses, and as a result, the estimates of fair value at March 31, 2018 are subject to change. The following table summarizes the preliminary estimates of the fair values of the assets acquired and liabilities assumed (in thousands):

Current assets	$2,372
Property, plant and equipment	11,370
Goodwill	2,251
Intangible assets	16,765
Current liabilities	(1,588)
Other noncurrent liabilities	(291)
Fair value of net assets acquired	$30,879

Goodwill represents the excess of the consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities assumed. Goodwill represents a premium paid to acquire the skilled workforce of each of the businesses acquired and the ability to expand into new markets. We expect that all of the goodwill will be deductible for federal income tax purposes.

The operations of these retail propane businesses have been included in our consolidated statement of operations since their acquisition date. Our consolidated statement of operations for the year ended March 31, 2018 includes revenues of $17.0 million and operating income of $1.7 million that were generated by the operations of three of these retail propane businesses. The revenues and operating income of the other retail propane business acquisitions are not considered material. The revenues and operating income of these acquisitions have been classified within discontinued operations within our consolidated statement of operations (see Note 17).

The following summarizes the status of the preliminary purchase price allocation of acquisitions prior to April 1, 2017:

Water Solutions Facilities

During the year ended March 31, 2018, we completed the acquisition accounting for two water solutions facilities. Due to the receipt of additional information, we recorded a decrease of $0.2 million to property, plant and equipment and an increase of less than $0.1 million to other noncurrent liabilities related to an asset retirement obligation. The offset of these adjustments was recorded to goodwill.

Retail Propane Businesses

During the year ended March 31, 2018, we completed the acquisition accounting for four retail propane businesses. Due to the receipt of additional information, we recorded a decrease of $0.2 million to current assets and a decrease of less than $0.1 million to property, plant and equipment. The offset of these adjustments was recorded to goodwill. In addition, we paid

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

$0.4 million in cash to the sellers during the year ended March 31, 2018 for consideration that was held back at the acquisition date, which we recorded as a liability within accrued expenses and other payables in our consolidated balance sheet. The assets and liabilities are included in current assets and current liabilities held for sale in our consolidated balance sheet (see Note 17).

Natural Gas Liquids Facilities

During the year ended March 31, 2018, we completed the acquisition accounting for certain natural gas liquids facilities acquired in January 2017. There were no material adjustments to the fair value of assets acquired and liabilities assumed during the year ended March 31, 2018.

Note 5—Property, Plant and Equipment

Our property, plant and equipment consists of the following at the dates indicated:

	Estimated	March 31,
Description	Useful Lives	2018	2017
		(in thousands)
Natural gas liquids terminal and storage assets	2-30 years	$238,487	$207,825
Pipeline and related facilities	30-40 years	243,616	248,582
Refined products terminal assets and equipment	15-25 years	6,736	6,736
Vehicles and railcars	3-25 years	121,159	117,377
Water treatment facilities and equipment	3-30 years	601,139	557,100
Crude oil tanks and related equipment	2-30 years	218,588	203,003
Barges and towboats	5-30 years	92,712	91,037
Information technology equipment	3-7 years	30,749	34,662
Buildings and leasehold improvements	3-40 years	147,442	131,234
Land		51,816	40,125
Tank bottoms and line fill (1)		20,118	24,462
Other	3-20 years	11,794	37,481
Construction in progress		77,596	87,476
		1,861,952	1,787,100
Accumulated depreciation		(343,345)	(257,657)
Net property, plant and equipment		$1,518,607	$1,529,443

(1)
Tank bottoms, which are product volumes required for the operation of storage tanks, are recorded at historical cost. We recover tank bottoms when the storage tanks are removed from service. Line fill, which represents our portion of the product volume required for the operation of the proportionate share of a pipeline we own, is recorded at historical cost.

Amounts in the table above do not include property, plant and equipment and accumulated depreciation related to the Retail Propane segment, as these amounts have been classified as held for sale within our consolidated balance sheet (see Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes depreciation expense and capitalized interest expense for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Depreciation expense	$100,576	$90,474	$111,703
Capitalized interest expense	$182	$6,887	$4,012

Amounts in the table above do not include depreciation expense and capitalized interest related to the Retail Propane segment, as these amounts have been classified within discontinued operations within our consolidated statements of operations (see Note 17).

We record losses (gains) from the sales of property, plant and equipment and any write-downs in value due to impairment within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations. The following table summarizes losses (gains) on the disposal or impairment of property, plant and equipment by segment for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Crude Oil Logistics (1)	$(3,144)	$8,124	$54,952
Water Solutions	8,117	7,169	1,485
Liquids	639	92	(2,992)
Refined Products and Renewables	15	91	3,080
Corporate	8	(1)	—
Total	$5,635	$15,475	$56,525

(1)
Amounts for the year ended March 31, 2018 primarily relate to losses from the disposal of certain assets and the write-down of other assets, offset by a gain related to the sale of excess pipe. Amounts for the year ended March 31, 2017 primarily relate to losses from the sale of certain assets, including excess pipe. Amounts for the year ended March 31, 2016 primarily relate to the write-down of pipe we no longer expected to use in our originally planned pipeline from Colorado to Oklahoma.

Note 6—Goodwill

The following table summarizes changes in goodwill by segment for the periods indicated (in thousands):

	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Total
	(in thousands)
Balances at March 31, 2016	$579,846	$290,915	$266,046	$51,127	$1,187,934
Revisions to acquisition accounting	—	(1,110)	—	—	(1,110)
Acquisitions	—	9,803	—	—	9,803
Adjustment to initial impairment estimate	—	124,662	—	—	124,662
Balances at March 31, 2017	579,846	424,270	266,046	51,127	1,321,289
Revisions to acquisition accounting (Note 4)	—	195	—	—	195
Impairment	—	—	(116,877)	—	(116,877)
Balances at March 31, 2018	$579,846	$424,465	$149,169	$51,127	$1,204,607

Fiscal Year 2018 Goodwill Impairment Assessment

Due to the decreased demand for natural gas liquid storage and resulting decline in revenues and earnings as compared to actual and projected results of prior and future periods, we tested the goodwill within our natural gas liquids salt cavern storage reporting unit (“Sawtooth reporting unit”), which is part of our Liquids segment, for impairment at September 30, 2017. We estimated the fair value of our Sawtooth reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of future expected cash flows to estimate the fair value. The future cash flows of

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

our Sawtooth reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and maintenance capital expenditures. We also considered expectations regarding: (i) expected storage volumes, which are assumed to increase in the coming years due to increased production of natural gas liquids, (ii) expected propane and butane prices and (iii) expected rental fees. We assumed a 2% per year increase in commodity prices and a 4% increase in rental fees per year starting in April 2018, and held such prices and fees flat for periods in our model beyond our 2023 fiscal year. For expenses, we assumed an increase consistent with the increase in storage volumes, and maintenance capital was held flat throughout the model. The discount rate used in our discounted cash flow method was a risk adjusted weighted average cost of capital calculated as of September 30, 2017 of 12%. The discounted cash flow results indicated that the estimated fair value of our Sawtooth reporting unit was less than its carrying value by approximately 32% at September 30, 2017.

During the three months ended September 30, 2017, we recorded a goodwill impairment charge of $116.9 million, which was recorded within (gain) loss on disposal or impairment of assets, net, in our consolidated statement of operations. At September 30, 2017, our Sawtooth reporting unit had a goodwill balance of $66.2 million.

In Note 15, we discuss a transaction in which we formed a joint venture which included our Sawtooth salt dome storage facility. As a result of this transaction, we tested the goodwill of our Sawtooth reporting unit, immediately prior to the closing of this transaction, for impairment. As of March 30, 2018, our Sawtooth reporting unit had a goodwill balance of $66.2 million. Similar to the analysis we performed as of September 30, 2017, as discussed above, we estimated the fair value of our Sawtooth reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of future expected cash flows to estimate the fair value. The future cash flows of our Sawtooth reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and maintenance capital expenditures. We also considered expectations regarding: (i) expected storage volumes, which are assumed to increase in the coming years due to increased production of natural gas liquids, (ii) expected propane and butane prices and (iii) expected rental fees. We assumed a 2% per year increase in commodity prices and a 4% increase in rental fees per year starting in April 2018, and held such prices and fees flat for periods in our model beyond our 2023 fiscal year. For expenses, we assumed an increase consistent with the increase in storage volumes, and maintenance capital was held flat throughout the model. The discount rate used in our discounted cash flow method was a risk adjusted weighted average cost of capital calculated as of March 30, 2018 of 12.4%. The discounted cash flow results indicated that the estimated fair value of our Sawtooth reporting unit was greater than its carrying value by approximately 2% at March 30, 2018.

Our estimated fair value is predicated upon management’s assumption of the growth in the production of natural gas liquids and the decline in the use of railcars to store natural gas liquids. We used these assumptions to estimate the demand for storage at our facility and the revenue generated by customers reserving capacity at our facility. Due to the current volatility in commodity prices and the excess railcars currently in the market, we believe it is reasonably possible that the need for underground storage we estimate in our model does not materialize, such that our estimate of fair value could change and result in further impairment of the goodwill in our Sawtooth reporting unit.

We performed a qualitative assessment as of January 1, 2018 to determine whether it was more likely than not that the fair value of each reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units.

Fiscal Year 2017 Goodwill Impairment Assessment

We performed a qualitative assessment as of January 1, 2017 to determine whether it was more likely than not that the fair value of each reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units.

Fiscal Year 2016 Goodwill Impairment Assessment

Due to the continued decline in crude oil prices and crude oil production, we tested the goodwill within our Water Solutions reporting unit for impairment at December 31, 2015. At December 31, 2015, our Water Solutions reporting unit had a goodwill balance of $660.8 million. We estimated the fair value of our Water Solutions reporting unit based on the income approach, also known as the discounted cash flow method, which utilizes the present value of cash flows to estimate the fair value. The future cash flows of our Water Solutions reporting unit were projected based upon estimates as of the test date of future revenues, operating expenses and cash outflows necessary to support these cash flows, including working capital and

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

maintenance capital expenditures. We also considered expectations regarding: (i) expected disposal volumes, which have continued in spite of the lower crude oil price environment as oilfield producers have focused on their most productive properties and have continued to deliver disposal volumes to our facilities, and (ii) the crude oil price environment as reflected in crude oil forward prices as of the test date. In performing the discounted cash flow analysis, we utilized reports issued by independent third parties projecting crude oil prices through 2018. We assumed an approximate $1/barrel increase each quarter for the periods beyond those represented in the reports, with crude oil reaching $65/barrel by the fourth quarter of 2021. We used a price of $32/barrel for the fourth quarter of 2016, the starting point of our cash flow projections. We kept prices constant at $65/barrel for periods in our model beyond 2021. Consistent with observed disposal volume trends, the disposal volumes were based on an expectation of a certain amount of production returning at certain crude oil price levels. For expenses, we assumed an increase consistent with the increase in disposal volumes. The discount rate used in our discounted cash flow method was calculated by using the average of the range of discount rates from a recent water solutions transaction similar in size to our Water Solutions reporting unit. The discounted cash flow results indicated that the estimated fair value of our Water Solutions reporting unit was greater than its carrying value by approximately 9% at December 31, 2015.

As a result of the continued decline in crude oil production, its continued adverse impact on our Water Solutions reporting unit and the completion of our annual budget process we decided to test the goodwill within our Water Solutions reporting unit for impairment as of March 31, 2016 as it was more likely than not that the fair value of our Water Solutions reporting unit was less than the carrying amount. Similar to the testing performed as of December 31, 2015, fair value of the Water Solutions reporting unit was based on the income approach, which utilizes the present value of cash flows to estimate the fair value. We utilized the same pricing, expense and discount rate assumptions in our current model as described above but adjusted our expected water volumes and percentage recovered hydrocarbons to match what we have budgeted for our fiscal year 2017. Volumes budgeted for fiscal year 2017 were heavily influenced by the reporting unit’s operating results from the fourth quarter of fiscal year 2016. We utilized the same assumptions related to anticipated volume growth as above. The discounted cash flow results indicated that the estimated fair value of our Water Solutions reporting unit was less than its carrying value by approximately 11% at March 31, 2016.

During the year ended March 31, 2016, we recorded an estimated goodwill impairment charge of $380.2 million, which was recorded within (gain) loss on disposal or impairment of assets, net in our consolidated statements of operations. This was an initial estimate pending the completion of valuation work being performed for us by a third party valuation firm. At March 31, 2016, our Water Solutions reporting unit had a goodwill balance of $290.9 million.

During the three months ended June 30, 2016, we finalized our goodwill impairment analysis, with the assistance of a third party valuation firm. As a result of finalizing our analysis, we determined that we needed to reverse $124.7 million of the previously recorded goodwill impairment estimate recorded during the year ended March 31, 2016. The adjustment was due primarily to the change in the fair value of our customer relationship intangible assets. With the assistance of the third party valuation firm, inputs such as revenue growth rates and attrition rates related to existing customers were refined to better correlate with our historical revenue growth and attrition rates of our existing customers in our Water Solutions reporting unit. This change resulted in a lower fair value allocated to customer relationships and higher value to goodwill than in our preliminary calculation. We recorded the adjustment within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations. At June 30, 2016, our Water Solutions reporting unit had a goodwill balance of $423.7 million.

For our other reporting units, we performed a qualitative assessment as of January 1, 2016 to determine whether it was more likely than not that the fair value of each reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of each of these reporting units was more likely than not greater than the carrying value of the reporting units.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Note 7—Intangible Assets

Our intangible assets consist of the following at the dates indicated:

		March 31, 2018			March 31, 2017
Description	Amortizable Lives	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
		(in thousands)
Amortizable:
Customer relationships	3-20 years	$718,763	$(328,666)	$390,097	$733,014	$(271,457)	$461,557
Customer commitments	10 years	310,000	(43,917)	266,083	310,000	(12,917)	297,083
Pipeline capacity rights	30 years	161,785	(17,045)	144,740	161,785	(11,652)	150,133
Rights-of-way and easements	1-40 years	63,995	(3,214)	60,781	63,402	(2,154)	61,248
Executory contracts and other agreements	3-30 years	42,919	(15,424)	27,495	29,036	(20,457)	8,579
Non-compete agreements	2-32 years	5,465	(706)	4,759	16,190	(9,296)	6,894
Trade names	1-10 years	—	—	—	11,705	(11,705)	—
Debt issuance costs (1)	5 years	40,992	(24,593)	16,399	38,983	(20,025)	18,958
Total amortizable		1,343,919	(433,565)	910,354	1,364,115	(359,663)	1,004,452
Non-amortizable:
Trade names		2,800	—	2,800	2,800	—	2,800
Total non-amortizable		2,800	—	2,800	2,800	—	2,800
Total		$1,346,719	$(433,565)	$913,154	$1,366,915	$(359,663)	$1,007,252

(1)
Includes debt issuance costs related to the Revolving Credit Facility (as defined herein). Debt issuance costs related to fixed-rate notes are reported as a reduction of the carrying amount of long-term debt. We incurred $9.7 million in debt issuance costs related to the February 2017 amendment and restatement of our Credit Agreement (as defined herein).

Amounts in the table above do not include intangible assets and accumulated amortization related to the Retail Propane segment, as these amounts have been classified as held for sale within our consolidated balance sheets (see Note 17).

The weighted-average remaining amortization period for intangible assets is approximately 13.5 years.

Write off of Intangible Assets

During the year ended March 31, 2018, we wrote off $1.8 million related to the non-compete agreement which was terminated as part of our acquisition of the remaining interest in NGL Solids Solutions, LLC (see Note 4). In connection with the amendment and restatement of our Credit Agreement (as defined herein) in February 2017, we wrote off $4.5 million of deferred debt issuance costs. During the year ended March 31, 2017, we wrote-off $5.2 million related to the value of an indefinite-lived trade name intangible asset in conjunction with finalizing our goodwill impairment analysis (see Note 6). In addition, as a result of terminating the development agreement in the Water Solutions segment in June 2016 (see Note 15), we incurred a loss of $5.8 million to write off the water facility development agreement. The losses for the years ended March 31, 2018 and 2017 are reported within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations.

Amortization expense is as follows for the periods indicated:

	Year Ended March 31,
Recorded In	2018	2017	2016
	(in thousands)
Depreciation and amortization	$108,444	$89,765	$81,229
Cost of sales	6,099	6,828	6,700
Interest expense	4,568	4,471	8,942
Total	$119,111	$101,064	$96,871

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Amounts in the table above do not include amortization expense related to the Retail Propane segment, as these amounts have been classified within discontinued operations within our consolidated statements of operations (see Note 17).

Expected amortization of our intangible assets is as follows (in thousands):

Year Ending March 31,
2019	$114,832
2020	112,974
2021	100,966
2022	86,474
2023	77,033
Thereafter	418,075
Total	$910,354

Amounts in the table above do not include expected amortization related to the Retail Propane segment, as the intangible assets have been classified within assets held for sale within our consolidated balance sheet (see Note 17).

Note 8—Long-Term Debt

Our long-term debt consists of the following at the dates indicated:

	March 31, 2018			March 31, 2017
	Face Amount	Unamortized Debt Issuance Costs (1)	Book Value	Face Amount	Unamortized Debt Issuance Costs (1)	Book Value
	(in thousands)
Revolving credit facility:
Expansion capital borrowings	$—	$—	$—	$—	$—	$—
Working capital borrowings	969,500	—	969,500	814,500	—	814,500
Senior secured notes	—	—	—	250,000	(4,559)	245,441
Senior unsecured notes:
5.125% Notes due 2019	353,424	(1,653)	351,771	379,458	(3,191)	376,267
6.875% Notes due 2021	367,048	(4,499)	362,549	367,048	(5,812)	361,236
7.500% Notes due 2023	615,947	(8,542)	607,405	700,000	(11,329)	688,671
6.125% Notes due 2025	389,135	(5,951)	383,184	500,000	(8,567)	491,433
Other long-term debt	5,977	—	5,977	6,837	—	6,837
	2,701,031	(20,645)	2,680,386	3,017,843	(33,458)	2,984,385
Less: Current maturities	646	—	646	25,859	—	25,859
Long-term debt	$2,700,385	$(20,645)	$2,679,740	$2,991,984	$(33,458)	$2,958,526

(1)	Debt issuance costs related to the Revolving Credit Facility are reported within intangible assets, rather than as a reduction of the carrying amount of long-term debt.

Amounts in the table above do not include long-term debt related to the Retail Propane segment, as these amounts have been classified as liabilities held for sale within our consolidated balance sheets (see Note 17).

Amortization expense for debt issuance costs related to long-term debt in the table above was $6.1 million, $3.3 million and $4.6 million during the years ended March 31, 2018, 2017 and 2016.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Expected amortization of debt issuance costs is as follows (in thousands):

Year Ending March 31,
2019	$4,945
2020	4,031
2021	3,658
2022	3,076
2023	2,388
Thereafter	2,547
Total	$20,645

Credit Agreement

We are party to a $1.765 billion credit agreement (the “Credit Agreement”) with a syndicate of banks, which was amended and restated in February 2017. As of March 31, 2018, the Credit Agreement includes a revolving credit facility to fund working capital needs (the “Working Capital Facility”) and a revolving credit facility to fund acquisitions and expansion projects (the “Expansion Capital Facility,” and together with the Working Capital Facility, the “Revolving Credit Facility”). Our Revolving Credit Facility includes an “accordion” feature that allows us to increase the capacity by $300 million if new lenders wish to join the syndicate or if current lenders wish to increase their commitments. Our Revolving Credit Facility also allows us to reallocate amounts between the Expansion Capital Facility and Working Capital Facility. At March 31, 2018, we had $100.0 million reallocated from the Working Capital Facility to the Expansion Capital Facility.

At March 31, 2018, the Expansion Capital Facility had a total capacity of $565.0 million for cash borrowings and the Working Capital Facility had a total capacity of $1.2 billion for cash borrowings and letters of credit. At that date, we had outstanding letters of credit of $175.7 million on the Working Capital Facility. Amounts outstanding for letters of credit are not recorded as long-term debt on our consolidated balance sheets, although they decrease our borrowing capacity under the Working Capital Facility. The capacity available under the Working Capital Facility may be limited by a “borrowing base” (as defined in the Credit Agreement), which is calculated based on the value of certain working capital items at any point in time.

The commitments under the Credit Agreement expire on October 5, 2021. We have the right to prepay outstanding borrowings under the Credit Agreement without incurring any penalties, and prepayments of principal may be required if we enter into certain transactions to sell assets or obtain new borrowings. The Credit Agreement is secured by substantially all of our assets.

All borrowings under the Credit Agreement bear interest, at our option, at either (i) an alternate base rate plus a margin of 0.50% to 2.00% per year or (ii) an adjusted LIBOR rate plus a margin of 1.50% to 3.00% per year. The applicable margin is determined based on our leverage ratio (as defined in the Credit Agreement). At March 31, 2018, the borrowings under the Credit Agreement had a weighted average interest rate of 4.99%, calculated as the weighted average LIBOR rate of 1.84% plus a margin of 3.00% for LIBOR borrowings and the prime rate of 4.75% plus a margin of 2.00% on alternate base rate borrowings. At March 31, 2018, the interest rate in effect on letters of credit was 3.00%. Commitment fees are charged at a rate ranging from 0.375% to 0.50% on any unused capacity.

On June 2, 2017, we amended our Credit Agreement. The amendment modified our financial covenants. In addition, it also restricts us from increasing our distribution rate over the amount paid in the preceding quarter if our leverage ratio is greater than 4.25 to 1.

On February 5, 2018, we amended our Credit Agreement. The amendment, among other things, amended the defined term “Consolidated EBITDA” to include the “Accrued Blenders Tax Credits” (as defined in the Credit Agreement) solely for the two quarters ended December 31, 2017 and March 31, 2018.

On March 6, 2018, we amended our Credit Agreement. In the amendment, the lenders consented to, subject to the consummation of the initial Sawtooth disposition, release each Sawtooth entity from its guaranty and other obligations under the loan documents. In return, the Partnership agreed to use the net proceeds of each Sawtooth disposition to pay down existing indebtedness no later than five business days after the consummation of such Sawtooth disposition.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

On May 24, 2018, we amended our Credit Agreement to, among other things, modify our interest coverage ratio financial covenant for periods beginning March 31, 2018 and thereafter and to add a total leverage indebtedness ratio covenant, to be measured beginning March 31, 2019. Additionally, the amendment specifies that, should our leverage ratio be greater than 4.00 to 1 with respect to the quarter ended September 30, 2018, commitments under our Expansion Capital Facility will be decreased, immediately and permanently by $100.0 million.

The following table summarizes the debt covenant levels specified in the Credit Agreement as of March 31, 2018 (as modified on May 24, 2018):

		Senior Secured	Interest	Total Leverage
Period Beginning	Leverage Ratio (1)	Leverage Ratio (1)	Coverage Ratio (2)	Indebtedness Ratio (1)
March 31, 2018	4.75	3.25	2.50	—
December 31, 2018	4.75	3.25	2.75	—
March 31, 2019 and thereafter	4.50	3.25	2.75	6.50

(1)	Represents the maximum ratio for the period presented.

(2)	Represents the minimum ratio for the period presented.

At March 31, 2018, our leverage ratio was approximately 4.41 to 1, our senior secured leverage ratio was approximately 0.02 to 1 and our interest coverage ratio was approximately 2.51 to 1.

The Credit Agreement contains various customary representations, warranties, and additional covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any material representation or warranty or any covenant made in the Credit Agreement, or (iii) certain events of bankruptcy or insolvency.

At March 31, 2018, we were in compliance with the covenants under the Credit Agreement.

Senior Secured Notes

On June 19, 2012, we entered into the Note Purchase Agreement (as amended, the “Senior Secured Notes Purchase Agreement”) whereby we issued $250.0 million of senior secured notes in a private placement (the “Senior Secured Notes”). The Senior Secured Notes bear interest at a fixed rate of 6.65% which is payable quarterly. The Senior Secured Notes are required to be repaid in semi-annual installments of $25.0 million beginning on December 19, 2017 and ending on the maturity date of June 19, 2022. We have the option to prepay outstanding principal, although we would incur a prepayment penalty. In December 2015, we amended the Senior Secured Notes Purchase Agreement to pay an additional 0.5% per year in interest if our leverage ratio exceeds 4.25 to 1 plus an additional 0.5% if our leverage ratio exceeds 4.50 to 1. On August 2, 2017, we amended the Senior Secured Notes Purchase Agreement with an effective date of June 2, 2017. The amendment, among other things, conforms the financial covenants to match the amended terms of the Credit Agreement and provides for an increase in interest charged if our leverage ratio exceeds certain predetermined levels. In addition, the amendment also restricts us from increasing our distribution rate over the amount paid in the preceding quarter if our interest coverage ratio is less than 3.00 to 1. The Senior Secured Notes were secured by substantially all of our assets and rank equal in priority with borrowings under the Credit Agreement.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Repurchases

On December 29, 2017, we repurchased all of the remaining outstanding Senior Secured Notes. The following table summarizes repurchases of Senior Secured Notes for the period indicated:

Year Ended March 31,
2018
Senior Secured Notes
Notes repurchased	$230,500
Cash paid (excluding payments of accrued interest)	$250,179
Loss on early extinguishment of debt (1)	$(23,971)

(1)
Loss on the early extinguishment of debt for the Senior Secured Notes during the year ended March 31, 2018 is inclusive of the write-off of debt issuance costs of $4.3 million. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

Prior to the December 29, 2017 repurchase of all the remaining outstanding Senior Secured Notes, we made a semi-annual principal installment payment of $19.5 million on December 19, 2017.

Senior Unsecured Notes

The senior unsecured notes include, as defined below, the 2019 Notes, 2021 Notes, 2023 Notes, and the 2025 Notes (collectively, the “Senior Unsecured Notes”).

Issuances

On July 9, 2014, we issued $400.0 million of 5.125% Senior Notes Due 2019 (the “2019 Notes”). Interest is payable on January 15 and July 15 of each year. The registration of the 2019 Notes became effective January 13, 2015. The 2019 Notes mature on July 15, 2019.

On October 16, 2013, we issued $450.0 million of 6.875% Senior Notes Due 2021 (the “2021 Notes”). Interest is payable on April 15 and October 15 of each year. The registration of the 2021 Notes became effective on January 13, 2015. The 2021 Notes mature on October 15, 2021.

On October 24, 2016, we issued $700.0 million of 7.50% Senior Notes Due 2023 (the “2023 Notes”). Interest is payable on May 1 and November 1 of each year. The 2023 Notes mature on November 1, 2023.

On February 22, 2017, we issued $500.0 million of 6.125% Senior Notes Due 2025 (the”2025 Notes”). Interest is payable on March 1 and September 1 of each year. The 2025 Notes mature on March 1, 2025.

We have the right to redeem all Senior Unsecured Notes before the maturity date, although we would be required to pay a premium for early redemption.

The Partnership and NGL Energy Finance Corp. are co-issuers of the Senior Unsecured Notes, and the obligations under the Senior Unsecured Notes are fully and unconditionally guaranteed by certain of our existing and future restricted subsidiaries that incur or guarantee indebtedness under certain of our other indebtedness, including the Revolving Credit Facility. The indentures governing the Senior Unsecured Notes contain various customary covenants, including, (i) pay distributions on, purchase or redeem our common equity or purchase or redeem our subordinated debt, (ii) incur or guarantee additional indebtedness or issue preferred units, (iii) create or incur certain liens, (iv) enter into agreements that restrict distributions or other payments from our restricted subsidiaries to us, (v) consolidate, merge or transfer all or substantially all of our assets, and (vi) engage in transactions with affiliates.

Our obligations under the Senior Unsecured Notes may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) experiencing an event of default on certain other debt agreements, or (iii) certain events of bankruptcy or insolvency.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Registration Rights

In connection with the issuance of the 2023 Notes and the 2025 Notes, we entered into a registration rights agreement in which we agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) so that the holders can exchange the 2023 Notes and the 2025 Notes for registered notes that have substantially identical terms as the 2023 Notes and the 2025 Notes and evidence the same indebtedness of the 2023 Notes and the 2025 Notes. In addition, the subsidiary guarantors agreed to exchange the guarantee related to the 2023 Notes and the 2025 Notes for a registered guarantee having substantially the same terms as the original guarantee. We filed a registration statement for both the 2023 Notes and the 2025 Notes, and the related guarantees, with the SEC which became effective on July 11, 2017 and 99.98% of the 2023 Notes and 99.98% of the 2025 Notes were exchanged on August 8, 2017.

Repurchases

The following table summarizes repurchases of Senior Unsecured Notes for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
2019 Notes
Notes repurchased	$26,034	$9,009	$11,533
Cash paid (excluding payments of accrued interest)	$26,002	$7,099	$6,972
(Loss) gain on early extinguishment of debt (1)	$(140)	$1,759	$4,483

2021 Notes
Notes repurchased	$—	$21,241	$61,711
Cash paid (excluding payments of accrued interest)	$—	$14,094	$36,449
Gain on early extinguishment of debt (2)	$—	$6,748	$24,049

2023 Notes
Notes repurchased	$84,053	$—	$—
Cash paid (excluding payments of accrued interest)	$83,967	$—	$—
Loss on early extinguishment of debt (3)	$(1,136)	$—	$—

2025 Notes
Notes repurchased	$110,865	$—	$—
Cash paid (excluding payments of accrued interest)	$107,050	$—	$—
Gain on early extinguishment of debt (4)	$2,046	$—	$—

(1)
(Loss) gain on the early extinguishment of debt for the 2019 Notes during the years ended March 31, 2018, 2017 and 2016 is inclusive of the write off of debt issuance costs of $0.2 million, $0.2 million and $0.1 million, respectively. The (loss) gain is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(2)
Gain on the early extinguishment of debt for the 2021 Notes during the years ended March 31, 2017 and 2016 is inclusive of the write off of debt issuance costs of $0.4 million and $1.2 million, respectively. The gain is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(3)
Loss on the early extinguishment of debt for the 2023 Notes during the year ended March 31, 2018 is inclusive of the write off of debt issuance costs of $1.2 million. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

(4)
Gain on the early extinguishment of debt for the 2025 Notes during the year ended March 31, 2018 is inclusive of the write off of debt issuance costs of $1.8 million. The gain is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Compliance

At March 31, 2018, we were in compliance with the covenants under all of the Senior Unsecured Notes indentures.

Other Long-Term Debt

We have certain notes payable related to equipment financing. These instruments have an aggregate principal balance of $6.0 million at March 31, 2018, and the interest rates on these instruments range from 4.13% to 7.10% per year. Equipment loans totaling $41.7 million were paid off on March 30, 2017, resulting in a loss on the early extinguishment of debt of $1.6 million, which was net of $0.1 million of debt issuance costs and $1.5 million of prepayment penalties. The loss is reported within (loss) gain on early extinguishment of liabilities, net within our consolidated statement of operations.

Debt Maturity Schedule

The scheduled maturities of our long-term debt are as follows at March 31, 2018:

Year Ending March 31,	Revolving Credit Facility	Senior Unsecured Notes	Other Long-Term Debt	Total
	(in thousands)
2019	$—	$—	$646	$646
2020	—	353,424	648	354,072
2021	—	—	4,683	4,683
2022	969,500	367,048	—	1,336,548
2023	—	—	—	—
Thereafter	—	1,005,082	—	1,005,082
Total	$969,500	$1,725,554	$5,977	$2,701,031

Amounts in the table above do not include long-term debt related to the Retail Propane segment, as these amounts have been classified as liabilities held for sale within our consolidated balance sheets (see Note 17).

Note 9—Commitments and Contingencies

Legal Contingencies

We are party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, is not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our liabilities may change materially as circumstances develop.

Environmental Matters

At March 31, 2018, we have an environmental liability, measured on an undiscounted basis, of $2.7 million, which is recorded within accrued expenses and other payables in our consolidated balance sheet. Our operations are subject to extensive federal, state, and local environmental laws and regulations. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in our business, and there can be no assurance that we will not incur significant costs. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs. Accordingly, we have adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials designed to prevent material environmental or other damage, and to limit the financial liability that could result from such events. However, some risk of environmental or other damage is inherent in our business.

As previously disclosed, the U.S. Environmental Protection Agency (“EPA”) had informed NGL Crude Logistics, LLC, formerly known as Gavilon, LLC (“Gavilon Energy”), of alleged violations in 2011 by Gavilon Energy of the Clean Air Act’s renewable fuel standards regulations (prior to its acquisition by us in December 2013). On October 4, 2016, the U.S. Department of Justice, acting at the request of the EPA, filed a civil complaint in the Northern District of Iowa against Gavilon

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Energy and one of its then suppliers, Western Dubuque Biodiesel LLC (“Western Dubuque”). Consistent with the earlier allegations by the EPA, the civil complaint related to transactions between Gavilon Energy and Western Dubuque and the generation of biodiesel renewable identification numbers (“RINs”) sold by Western Dubuque to Gavilon Energy in 2011. On December 19, 2016, we filed a motion to dismiss the complaint. On January 9, 2017, the EPA filed an amended complaint. The amended complaint seeks an order declaring Western Dubuque’s RINs invalid and requiring the defendants to retire an equivalent number of valid RINs and that the defendants pay statutory civil penalties. On January 23, 2017, we filed a motion to dismiss the amended complaint, which was denied on May 24, 2017. On October 17, 2017, the EPA filed a motion for partial summary judgment against Gavilon Energy. Subsequently, we filed a motion for summary judgment and the EPA filed a second motion for partial summary judgment, none of which have yet been decided by the Court. The Court has set August 27, 2018 as the trial date for this matter. Consistent with our position against the previous EPA allegations, we deny the allegations in the amended civil complaint and that the EPA is entitled to summary judgment and we intend to continue vigorously defending ourselves in the civil action. However, at this time we are unable to determine the outcome of this action or its significance to us.

Asset Retirement Obligations

We have contractual and regulatory obligations at certain facilities for which we have to perform remediation, dismantlement, or removal activities when the assets are retired. Our liability for asset retirement obligations is discounted to present value. To calculate the liability, we make estimates and assumptions about the retirement cost and the timing of retirement. Changes in our assumptions and estimates may occur as a result of the passage of time and the occurrence of future events. The following table summarizes changes in our asset retirement obligation, which is reported within other noncurrent liabilities in our consolidated balance sheets (in thousands):

Balance at March 31, 2016	$5,574
Liabilities incurred	1,703
Liabilities assumed in acquisitions	406
Liabilities settled	(19)
Accretion expense	517
Balance at March 31, 2017	8,181
Liabilities incurred	592
Liabilities assumed in acquisitions	21
Liabilities settled	(549)
Accretion expense	888
Balance at March 31, 2018	$9,133

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. However, the fair value of the asset retirement obligation cannot currently be reasonably estimated because the settlement dates are indeterminable. We will record an asset retirement obligation for these assets in the periods in which settlement dates are reasonably determinable.

Operating Leases

We have executed various noncancelable operating lease agreements for product storage, office space, vehicles, real estate, railcars, and equipment. The following table summarizes future minimum lease payments under these agreements at March 31, 2018 (in thousands):

Year Ending March 31,
2019	$131,044
2020	114,685
2021	98,364
2022	70,242
2023	52,571
Thereafter	44,501
Total	$511,407

Amounts in the table above do not include operating leases related to the Retail Propane segment (see Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Rental expense relating to operating leases was $122.4 million, $122.0 million, and $123.5 million during the years ended March 31, 2018, 2017 and 2016, respectively. Amounts do not include rental expense related to the Retail Propane segment, as these amounts have been classified within discontinued operations within our consolidated statements of operations (see Note 17).

Pipeline Capacity Agreements

We have executed noncancelable agreements with crude oil pipeline operators, which guarantee us minimum monthly shipping capacity on the pipelines. As a result, we are required to pay the minimum shipping fees if actual shipments are less than our allotted capacity. Under certain agreements we have the ability to recover minimum shipping fees previously paid if our shipping volumes exceed the minimum monthly shipping commitment during each month remaining under the agreement, with some contracts containing provisions that allow us to continue shipping up to six months after the maturity date of the contract in order to recapture previously paid minimum shipping delinquency fees. We currently have an asset recorded in other noncurrent assets in our consolidated balance sheet for minimum shipping fees paid in both the current and previous periods that are expected to be recovered in future periods by exceeding the minimum monthly volumes (see Note 2).

The following table summarizes future minimum throughput payments under these agreements at March 31, 2018 (in thousands):

Year Ending March 31,
2019	$50,201
2020	41,379
Total	$91,580

Construction Commitments

At March 31, 2018, we had construction commitments of $2.7 million.

Sales and Purchase Contracts

We have entered into product sales and purchase contracts for which we expect the parties to physically settle and deliver the inventory in future periods.

At March 31, 2018, we had the following commodity purchase commitments (in thousands):

	Crude Oil (1)		Natural Gas Liquids
	Value	Volume (in barrels)	Value	Volume (in gallons)
Fixed-Price Commodity Purchase Commitments:
2019	$77,015	1,230	$5,616	8,183

Index-Price Commodity Purchase Commitments:
2019	$1,403,823	23,559	$502,428	582,456
2020	567,987	10,938	—	—
2021	453,328	9,330	—	—
2022	363,302	7,738	—	—
2023	256,327	5,482	—	—
Thereafter	191,010	4,112	—	—
Total	$3,235,777	61,159	$502,428	582,456

(1)
Our crude oil index-price purchase commitments exceed our crude oil index-price sales commitments (presented below) due primarily to our long-term purchase commitments for crude oil that we purchase and ship on the Grand Mesa Pipeline. As these purchase commitments are deliver-or-pay contracts, we have not entered into corresponding long-term sales contracts for volumes we may not receive.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

At March 31, 2018, we had the following commodity sale commitments (in thousands):

	Crude Oil		Natural Gas Liquids
	Value	Volume (in barrels)	Value	Volume (in gallons)
Fixed-Price Commodity Sale Commitments:
2019	$77,132	1,230	$26,140	30,917
2020	—	—	356	415
2021	—	—	28	30
Total	$77,132	1,230	$26,524	31,362

Index-Price Commodity Sale Commitments:
2019	$1,261,876	20,262	$438,577	413,866
2020	94,660	1,599	2,022	2,253
Total	$1,356,536	21,861	$440,599	416,119

We account for the contracts shown in the tables above using the normal purchase and normal sale election. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs. Contracts in the tables above may have offsetting derivative contracts (described in Note 11) or inventory positions (described in Note 2).

Certain other forward purchase and sale contracts do not qualify for the normal purchase and normal sale election. These contracts are recorded at fair value in our consolidated balance sheet and are not included in the tables above. These contracts are included in the derivative disclosures in Note 11, and represent $48.8 million of our prepaid expenses and other current assets and $48.2 million of our accrued expenses and other payables at March 31, 2018.

Note 10—Equity

Partnership Equity

The Partnership’s equity consists of a 0.1% general partner interest and a 99.9% limited partner interest, which consists of common units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% general partner interest. Our general partner is not required to guarantee or pay any of our debts or obligations.

General Partner Contributions

In connection with the issuance of common units for the vesting of restricted units and warrants that were exercised for common units during the year ended March 31, 2018, we issued 1,294 notional units to our general partner for less than $0.1 million in order to maintain its 0.1% interest in us.

In connection with the issuance of common units for the vesting of restricted units, ATM Program (as defined herein) and the equity issuance in February 2017, as discussed within this note, as well as common units issued for a retail propane acquisition during the year ended March 31, 2017, we issued 16,026 notional units to our general partner for $0.3 million in order to maintain its 0.1% interest in us.

Equity Issuances

On August 24, 2016, we entered into an equity distribution agreement in connection with an at-the-market program (the “ATM Program”) pursuant to which we may issue and sell up to $200.0 million of common units. This ATM Program is registered with the SEC on an effective registration statement on Form S-3. During the year ended March 31, 2017, we sold 3,321,135 common units for net proceeds of $64.4 million (net of offering costs of $0.9 million). As of March 31, 2018, approximately $134.7 million remained available for sale under the ATM Program.

On February 22, 2017, we completed a public offering of 10,120,000 common units. We received net proceeds of $222.5 million (net of offering costs of $11.8 million).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Common Unit Repurchase Programs

On August 29, 2017, the board of directors of our general partner authorized a common unit repurchase program, under which we may repurchase up to $15.0 million of our outstanding common units through December 31, 2017 from time to time in the open market or in other privately negotiated transactions. During the nine months ended December 31, 2017, we repurchased 1,516,848 common units for an aggregate price of $15.0 million, including commissions. This program ended on December 31, 2017.

On September 10, 2015, the board of directors of our general partner authorized a common unit repurchase program pursuant to which we could repurchase up to $45.0 million of our outstanding common units through March 31, 2016 from time to time in the open market or in other privately negotiated transactions. During the year ended March 31, 2016, we repurchased 1,623,804 common units for an aggregate price of $17.7 million. The program ended on March 31, 2016.

Our Distributions

The following table summarizes distributions declared on our common units for the last three fiscal years:

Date Declared	Record Date	Date Paid	Amount Per Unit	Amount Paid to Limited Partners	Amount Paid to General Partner
				(in thousands)
April 24, 2015	May 5, 2015	May 15, 2015	$0.6250	$59,651	$13,446
July 23, 2015	August 3, 2015	August 14, 2015	$0.6325	$66,248	$15,483
October 22, 2015	November 3, 2015	November 13, 2015	$0.6400	$67,313	$16,277
January 21, 2016	February 3, 2016	February 15, 2016	$0.6400	$67,310	$16,279
April 21, 2016	May 3, 2016	May 13, 2016	$0.3900	$40,626	$70
July 22, 2016	August 4, 2016	August 12, 2016	$0.3900	$41,146	$71
October 20, 2016	November 4, 2016	November 14, 2016	$0.3900	$41,907	$72
January 19, 2017	February 3, 2017	February 14, 2017	$0.3900	$42,923	$74
April 24, 2017	May 8, 2017	May 15, 2017	$0.3900	$46,870	$80
July 20, 2017	August 4, 2017	August 14, 2017	$0.3900	$47,460	$81
October 19, 2017	November 6, 2017	November 14, 2017	$0.3900	$47,000	$81
January 23, 2018	February 6, 2018	February 14, 2018	$0.3900	$47,223	$81
April 24, 2018	May 7, 2018	May 15, 2018	$0.3900	$47,374	$82

Several of our business combination agreements contained provisions that temporarily limited the distributions to which the newly issued units were entitled. The following table summarizes the number of equivalent units that were not eligible to receive a distribution on each of the record dates:

Record Date	Equivalent Units Not Eligible
May 5, 2015	8,352,902
February 3, 2016	223,077

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

TLP’s Distributions

The following table summarizes distributions declared by TLP through February 1, 2016, the date TLP was deconsolidated:

Date Declared	Record Date	Date Paid	Amount Per Unit	Amount Paid To NGL	Amount Paid To Other Partners
				(in thousands)
April 13, 2015	April 30, 2015	May 7, 2015	$0.6650	$4,007	$8,617
July 13, 2015	July 31, 2015	August 7, 2015	$0.6650	$4,007	$8,617
October 12, 2015	October 30, 2015	November 6, 2015	$0.6650	$4,007	$8,617
January 19, 2016	January 29, 2016	February 8, 2016	$0.6700	$4,104	$8,681

Class A Convertible Preferred Units

On April 21, 2016, we entered into a private placement agreement to issue $200 million of 10.75% Class A Convertible Preferred Units (“Class A Preferred Units”) to Oaktree Capital Management L.P. and its co-investors (“Oaktree”). On June 23, 2016, the private placement agreement was amended to increase the aggregate principal amount from $200 million to $240 million. We received net proceeds of $235.0 million (net of offering costs of $5.0 million) in connection with the issuance of 19,942,169 Class A Preferred Units and 4,375,112 warrants.

We pay a cumulative, quarterly distribution in arrears at an annual rate of 10.75% on the Class A Preferred Units to the extent declared by the board of directors of our general partner. To the extent declared, such distributions will be paid for each such quarter within 45 days after each quarter end. The following table summarizes distributions declared on our Class A Preferred Units during the last two fiscal years:

Date Declared	Date Paid	Amount Paid to Class A Preferred Unitholders
		(in thousands)
July 22, 2016	August 12, 2016	$1,795
October 20, 2016	November 14, 2016	$6,449
January 19, 2017	February 14, 2017	$6,449
April 24, 2017	May 15, 2017	$6,449
July 20, 2017	August 14, 2017	$6,449
October 19, 2017	November 14, 2017	$6,449
January 23, 2018	February 14, 2018	$6,449
April 24, 2018	May 15, 2018	$6,449

If the Class A Preferred Unit quarterly distribution is not made in full in cash for any quarter, the Class A Preferred Unit distribution rate will increase by one quarter of a percentage point (0.25%) per year beginning with distributions for the first six-month period that a payment default is in effect, and will further increase by an additional one quarter of a percentage point (0.25%) beginning with distributions for the next six-month period during which a payment default remains in effect. The deficiency rate shall not exceed 11.25% per year; as long as the default is occurring, the amount of accrued but unpaid Class A Preferred Unit quarterly distributions shall increase at an annual rate of 10.75%, compounded quarterly, until paid in full.

The Class A Preferred Units have no mandatory redemption date but are redeemable, at our election, any time after the first anniversary of the closing date. We have the right to redeem all of the outstanding Class A Preferred Units at a price per Class A Preferred Unit equal to the purchase price multiplied by the redemption multiple then in effect. The redemption multiple means (a) 140% for redemptions occurring on or after the first, but prior to the second anniversary of the closing date, (b) 115% for redemptions occurring on or after the second, but prior to the third anniversary of the closing date, (c) 110% for redemptions occurring on or after the third, but prior to the eighth anniversary of the closing date and (d) 101% for redemptions occurring on or after the eighth anniversary of the closing date.

At any time after the third anniversary of the initial closing date, the Class A preferred unitholders shall have the right to convert all of the outstanding Class A Preferred Units at a price per Class A Preferred Unit equal to the purchase price multiplied by the conversion multiple then in effect, which may be settled in common units, cash or a combination, at our discretion. The conversion multiple means if our common units are trading at or above $12.035 (“the initial conversion price”),

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

the conversion price is not adjusted. However, if the conversion price is less than the initial conversion price, the conversion price will be reset to the greater of (i) the adjusted volume weighted average price of our common units for the 15 trading days immediately preceding the third anniversary of the closing date or (ii) $5.00.

Upon a change of control of the Partnership, each Class A preferred unitholder shall have the right, at its election, to either (i) elect to have its Class A Preferred Units converted to common units; (ii) if we are the surviving entity of such change of control, it can elect to continue to hold its Class A Preferred Units; or (iii) require us to redeem its Class A Preferred Units for cash equal to (a) prior to the first anniversary of the closing date, 140% of the unit purchase price; (b) on or after the first but prior to the second anniversary of the closing date, 130% of the unit purchase price; (c) on or after the second anniversary of the closing date, 120% of the unit purchase price; and (d) thereafter, 101% of the unit purchase price. In each case, this amount will include any accrued but unpaid distributions at the redemption date.

Under the private placement agreement, we are required to file within 180 days of the initial closing date a registration statement registering the resales of common units issued or to be issued upon conversion of the Class A Preferred Units or exercise of the warrants and have the registration statement declared effective within 360 days after the closing date. We are required to continue to maintain the effectiveness of the registration statement until all securities have been sold. The Partnership’s registration statement was declared effective by the SEC on November 23, 2016.

The warrants have an eight year term, after which unexercised warrants will expire. The holders of the warrants may exercise one-third of the warrants from and after the first anniversary of the original issue date, another one-third of the warrants from and after the second anniversary and the final one-third of the warrants from and after the third anniversary. Upon a change of control or in the event we exercise our redemption right with respect to the Class A Preferred Units, all unvested warrants shall immediately vest and be exercisable in full. The warrants have an exercise price of $0.01. During the year ended March 31, 2018, 607,653 warrants were exercised for common units and we received proceeds of less than $0.1 million. In addition, we repurchased 850,716 unvested warrants for a total purchase price of $10.5 million on June 23, 2017. As of March 31, 2018, 2,916,743 warrants were outstanding. On April 26, 2018, we repurchased outstanding warrants, as discussed further in Note 18, from funds managed by Oaktree, who are represented on the board of directors of our general partner.

We allocated the net proceeds on a relative fair value basis to the Class A Preferred Units ($186.4 million), which includes the value of a beneficial conversion feature, and warrants ($48.6 million). As discussed below, $131.5 million of the amount allocated to the Class A Preferred Units was allocated to the intrinsic value of the beneficial conversion feature. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. Per the applicable accounting guidance, we are required to allocate a portion of the proceeds allocated to the Class A Preferred Units to the beneficial conversion feature based on the intrinsic value of the beneficial conversion feature. The intrinsic value is calculated at the commitment date based on the difference between the fair value of the common units at the issuance date (number of common units issuable at conversion multiplied by the per unit value of our common units at the issuance date) and the proceeds attributed to the Class A Preferred Units. We record the accretion attributable to the beneficial conversion feature as a deemed distribution using the effective interest method over the three year period prior to the effective dates of the holders’ conversion right. Accretion for the beneficial conversion feature was $18.8 million and $9.0 million for the years ended March 31, 2018 and 2017, respectively.

As discussed above, the Class A Preferred Units are not mandatorily redeemable but are redeemable upon a change of control, which was not certain to occur at the issuance of the Class A Preferred Units. Due to the redemption being conditioned upon an event that is not certain to occur or that is not under our control, we are required to record the value allocated to the Class A Preferred Units, excluding the value of the beneficial conversion feature, between liabilities and equity (mezzanine or temporary equity) in our consolidated balance sheet. The value allocated to the warrants and the beneficial conversion feature was recorded within Limited Partners’ equity in our consolidated balance sheet.

Class B Preferred Units

During the year ended March 31, 2018, we issued 8,400,000 of our 9.00% Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Class B Preferred Units”) representing limited partner interests at a price of $25.00 per unit for net proceeds of $202.7 million (net of the underwriters’ discount of $6.6 million and offering costs of $0.7 million).

At any time on or after July 1, 2022, we may redeem our Class B Preferred Units, in whole or in part, at a redemption price of $25.00 per Class B Preferred Unit plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of redemption, whether or not declared. We may also redeem the Class B Preferred Units upon a change of control as defined in our partnership agreement. If we choose not to redeem the Class B Preferred Units, the Class B preferred

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

unitholders may have the ability to convert the Class B Preferred Units to common units at the then applicable conversion rate. Class B preferred unitholders have no voting rights except with respect to certain matters set forth in our partnership agreement.

Distributions on the Class B Preferred Units are payable on the 15th day of each January, April, July and October of each year to holders of record on the first day of each payment month. The initial distribution rate for the Class B Preferred Units from and including the date of original issue to, but not including, July 1, 2022 is 9.00% per year of the $25.00 liquidation preference per unit (equal to $2.25 per unit per year). On and after July 1, 2022, distributions on the Class B Preferred Units will accumulate at a percentage of the $25.00 liquidation preference equal to the applicable three-month LIBOR plus a spread of 7.213%.

The following table summarizes distributions declared on our Class B Preferred Units during the last fiscal year:

Date Declared	Record Date	Date Paid	Amount Paid to Class B Preferred Unitholders
			(in thousands)
September 18, 2017	September 29, 2017	October 16, 2017	$5,670
December 19, 2017	December 29, 2017	January 15, 2018	$4,725
March 19, 2018	April 2, 2018	April 16, 2018	$4,725

The distribution amount paid on April 16, 2018 is included in accrued expenses and other payables in our consolidated balance sheet at March 31, 2018.

Amended and Restated Partnership Agreement

On June 13, 2017, NGL Energy Holdings LLC executed the Fourth Amended and Restated Agreement of Limited Partnership. The preferences, rights, powers and duties of holders of the Class B Preferred Units are defined in the amended and restated partnership agreement. The Class B Preferred Units rank senior to the common units, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up, and are on parity with the Class A Preferred Units. The Class B Preferred Units have no stated maturity but we may redeem the Class B Preferred Units at any time on or after July 1, 2022 or upon the occurrence of a change in control.

On June 24, 2016, NGL Energy Holdings LLC executed the Third Amended and Restated Agreement of Limited Partnership. The preferences, rights, powers and duties of holders of the Class A Preferred Units are defined in the amended and restated partnership agreement. The Class A Preferred Units rank senior to the common units, with respect to the payment of distributions and distribution of assets upon liquidation, dissolution and winding up. The Class A Preferred Units have no stated maturity and are not subject to mandatory redemption or any sinking fund and will remain outstanding indefinitely unless redeemed by the Partnership or converted into common units at the election of the Partnership or the Class A preferred unitholders or in connection with a change of control.

Equity-Based Incentive Compensation

Our general partner has adopted a long-term incentive plan (“LTIP”), which allows for the issuance of equity-based compensation. Our general partner has granted certain restricted units to employees and directors, which vest in tranches, subject to the continued service of the recipients. The awards may also vest upon a change of control, at the discretion of the board of directors of our general partner. No distributions accrue to or are paid on the restricted units during the vesting period.

The restricted units include both awards that: (i) vest contingent on the continued service of the recipients through the vesting date (the “Service Awards”) and (ii) vest contingent both on the continued service of the recipients through the vesting date and also on the performance of our common units relative to other entities in the Alerian MLP Index (the “Index”) over specified periods of time (the “Performance Awards”).

During the three months ended September 30, 2016, we changed our process for how taxes are withheld upon the vesting of restricted units. Previously, employees could choose to pay cash for their portion of the taxes or have us withhold enough units to meet their tax withholding requirements. Employees could also elect to have the units withheld to exceed the statutory minimums. Now, employees will still be able to pay cash to satisfy their tax obligation or they can elect to sell enough units, through a broker assisted cashless exercise program, to meet their tax obligation. As a result of this change in process, the unvested restricted units and future grants are eligible for equity classification. Prior to this change in process, we classified any

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Service Awards or Performance Awards granted as liabilities and were required to recalculate the fair value of the award at each reporting date. Awards classified as equity are valued only at their grant date and are not revalued at each reporting date.

On April 1, 2017, we made an accounting policy election to account for actual forfeitures, rather than estimate forfeitures each period (as previously required). As a result, the cumulative effect adjustment, which represents the differential between the amount of compensation expense previously recorded and the amount that would have been recorded without assuming forfeitures, had no impact on our consolidated financial statements.

The following table summarizes the Service Award activity during the years ended March 31, 2018, 2017 and 2016:

Unvested Service Award units at March 31, 2015	2,260,400
Units granted	1,484,412
Units vested and issued	(844,626)
Units withheld for employee taxes	(464,054)
Units forfeited	(139,000)
Unvested Service Award units at March 31, 2016	2,297,132
Units granted	3,124,600
Units vested and issued	(2,350,082)
Units forfeited	(363,150)
Unvested Service Award units at March 31, 2017	2,708,500
Units granted	1,964,911
Units vested and issued	(2,260,011)
Units forfeited	(134,525)
Unvested Service Award units at March 31, 2018	2,278,875

In connection with the vesting of certain restricted units during year ended March 31, 2018, we canceled 57,498 of the newly-vested common units in satisfaction of $0.8 million of employee tax liability paid by us. Pursuant to the terms of the LTIP, these canceled units are available for future grants under the LTIP.

The following table summarizes the scheduled vesting of our unvested Service Award units at March 31, 2018:

Year Ending March 31,	Number of Units
2019	935,975
2020	969,475
2021	373,425
Total	2,278,875

Service Awards are valued at the closing price as of the grant date less the present value of the expected distribution stream over the vesting period using a risk-free interest rate. We record the expense for each Service Award on a straight-line basis over the requisite period for the entire award (that is, over the requisite service period of the last separately vesting portion of the award), ensuring that the amount of compensation cost recognized at any date at least equals the portion of the grant-date value of the award that is vested at that date.

In December 2017, the compensation committee of the board of directors of our general partner decided that the vesting of all future grants would be split so that half of the award will vest in February and the other half will vest in November instead of the entire grant vesting in July, which was the month the units generally vested. In addition, employees with unvested Service Awards were given an option to switch the vesting of their outstanding Service Awards and split the awards to vest in February and November or keep the vesting in July. For example, if an employee elected to change the vesting of their outstanding Service Awards, an award that was originally scheduled to vest in July 2018 would now be split so that half of the award will vest in February 2018 and the other half in November 2018. The Service Awards of individuals that elected to split the vesting are considered to be modified. The impact of the modification was not material to the current or future unit based compensation expense.

During the years ended March 31, 2018, 2017 and 2016, we recorded compensation expense related to Service Award units of $16.2 million, $56.2 million and $35.2 million, respectively.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Of the restricted units granted and vested during the year ended March 31, 2018, 964,702 units were granted as a bonus for performance during the fiscal year ended March 31, 2017. The total amount of these bonus payments was $12.4 million, of which we had accrued $5.5 million as of March 31, 2017. Also, 59,393 units were granted and vested as incentive compensation for the fiscal year ended March 31, 2018. The value of these awards was $0.7 million and was recorded within general and administrative expense in our consolidated statement of operations for the year ended March 31, 2018.

Of the restricted units granted and vested during the year ended March 31, 2017, 1,008,091 units were granted as a bonus for performance during the year ended March 31, 2016. We accrued expense of $16.8 million during the year ended March 31, 2016 as an estimate of the value of such bonus units that would be granted. During the year ended March 31, 2017, we recorded an additional $2.2 million to true up the estimate to the $19.0 million of actual expense associated with these bonuses. Since the units were not granted until August 2016, the full $19.0 million is reflected in the expense during the year ended March 31, 2017.

The following table summarizes the estimated future expense we expect to record on the unvested Service Award units at March 31, 2018 (in thousands):

Year Ending March 31,
2019	$12,473
2020	6,644
2021	2,081
Total	$21,198

During April 2015, our general partner granted Performance Award units to certain employees. The number of Performance Award units that will vest is contingent on the performance of our common units relative to the performance of the other entities in the Index. Performance will be calculated based on the return on our common units (including changes in the market price of the common units and distributions paid during the performance period) relative to the returns on the common units of the other entities in the Index. As of March 31, 2018, performance will be measured over the following periods:

Vesting Date of Tranche	Performance Period for Tranche
July 1, 2018	July 1, 2015 through June 30, 2018
July 1, 2019	July 1, 2016 through June 30, 2019
July 1, 2020	July 1, 2017 through June 30, 2020

The following table summarizes the percentage of the maximum Performance Award units that will vest depending on the percentage of entities in the Index that NGL outperforms:

Our Relative Total Unitholder Return Percentile Ranking	Payout (% of Target Units)
Less than 50th percentile	0%
Between the 50th and 75th percentile	50%–100%
Between the 75th and 90th percentile	100%–200%
Above the 90th percentile	200%

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the Performance Award activity during the years ended March 31, 2018, 2017 and 2016:

Unvested Performance Award units at March 31, 2015	—
Units granted	1,041,073
Units vested and issued	(349,691)
Units forfeited	(54,000)
Unvested Performance Award units at March 31, 2016	637,382
Units granted	932,309
Units forfeited	(380,691)
Unvested Performance Award units at March 31, 2017	1,189,000
Units granted	224,000
Units forfeited	(496,000)
Unvested Performance Award units at March 31, 2018	917,000

During the July 1, 2014 through June 30, 2017 performance period, the return on our common units was below the return of the 50th percentile of our peer companies in the Index. As a result, no Performance Award units vested on July 1, 2017 and performance units with the July 1, 2017 vesting date are considered to be forfeited.

The fair value of the Performance Awards is estimated using a Monte Carlo simulation at the grant date. The significant inputs used to calculate the fair value of these awards include (i) the price per our common units at the grant date and the beginning of the performance period, (ii) a compounded risk-free interest rate, (iii) our compounded dividend yield, (iv) our historical volatility, (v) the volatility and correlations of our peers and (vi) the remaining performance period. We record the expense for each of the tranches of the Performance Awards on a straight-line basis over the period beginning with the grant date and ending with the vesting date of the tranche. Any Performance Awards that do not become earned Performance Awards will terminate, expire and otherwise be forfeited by the participants. During the years ended March 31, 2018, 2017 and 2016, we recorded compensation expense related to Performance Award units of $5.3 million, $7.2 million and $16.4 million, respectively.

The following table summarizes the estimated future expense we expect to record on the unvested Performance Award units at March 31, 2018 (in thousands):

Year Ending March 31,
2019	$4,200
2020	1,987
2021	406
Total	$6,593

The number of common units that may be delivered pursuant to awards under the LTIP is limited to 10% of our issued and outstanding common units. The maximum number of common units deliverable under the LTIP automatically increases to 10% of the issued and outstanding common units immediately after each issuance of common units, unless the plan administrator determines to increase the maximum number of units deliverable by a lesser amount. Units withheld to satisfy tax withholding obligations are not considered to be delivered under the LTIP. In addition, when an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of units, the units subject to such award are again available for new awards under the LTIP. At March 31, 2018, approximately 1.3 million common units remain available for issuance under the LTIP.

Note 11—Fair Value of Financial Instruments

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Commodity Derivatives

The following table summarizes the estimated fair values of our commodity derivative assets and liabilities reported in our consolidated balance sheet at the dates indicated:

	March 31, 2018		March 31, 2017
	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
	(in thousands)
Level 1 measurements	$5,093	$(20,186)	$2,590	$(21,113)
Level 2 measurements	48,752	(54,410)	38,729	(27,799)
	53,845	(74,596)	41,319	(48,912)

Netting of counterparty contracts (1)	(2,922)	2,922	(1,508)	1,508
Net cash collateral (held) provided	(1,762)	17,263	(1,035)	19,604
Commodity derivatives	$49,161	$(54,411)	$38,776	$(27,800)

(1)	Relates to commodity derivative assets and liabilities that are expected to be net settled on an exchange or through a netting arrangement with the counterparty.

The following table summarizes the accounts that include our commodity derivative assets and liabilities in our consolidated balance sheets at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Prepaid expenses and other current assets	$49,161	$38,711
Other noncurrent assets	—	65
Accrued expenses and other payables	(51,039)	(27,622)
Other noncurrent liabilities	(3,372)	(178)
Net commodity derivative (liability) asset	$(5,250)	$10,976

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes our open commodity derivative contract positions at the dates indicated. We do not account for these derivatives as hedges.

Contracts	Settlement Period	Net Long (Short) Notional Units (in barrels)	Fair Value of Net Assets (Liabilities)
		(in thousands)
At March 31, 2018:
Cross-commodity (1)	April 2018–March 2019	155	$(430)
Crude oil fixed-price (2)	April 2018–December 2019	(1,376)	(8,960)
Crude oil index (2)	April 2018–April 2018	(10)	(6)
Propane fixed-price (2)	April 2018–February 2019	14	1,849
Refined products fixed-price (2)	April 2018–January 2020	(5,419)	(17,081)
Refined products index (2)	April 2018–April 2018	(4)	(17)
Other	April 2018–March 2022		3,894
			(20,751)
Net cash collateral provided			15,501
Net commodity derivative liability			$(5,250)

At March 31, 2017:
Crude oil fixed-price (2)	April 2017–May 2017	(800)	$(55)
Propane fixed-price (2)	October 2018–December 2018	220	1,082
Refined products fixed-price (2)	April 2017–January 2019	(4,682)	(7,729)
Refined products index (2)	April 2017–December 2017	(18)	(103)
Other	April 2017–March 2022		(788)
			(7,593)
Net cash collateral provided			18,569
Net commodity derivative asset			$10,976

(1)
We may purchase or sell a physical commodity where the underlying contract pricing mechanisms are tied to different commodity price indices. These contracts are derivatives we have entered into as an economic hedge against the risk of one commodity price moving relative to another commodity price.

(2)
We may have fixed price physical purchases, including inventory, offset by floating price physical sales or floating price physical purchases offset by fixed price physical sales. These contracts are derivatives we have entered into as an economic hedge against the risk of mismatches between fixed and floating price physical obligations.

Amounts in the table above do not include commodity derivative contract positions related to the Retail Propane segment, as these amounts have been classified as assets held for sale within our consolidated balance sheets (see Note 17).

The following table summarizes the net (losses) gains recorded from our commodity derivatives to cost of sales in our consolidated statements of operations for the periods indicated (in thousands):

Year Ended March 31,
2018	$(116,604)
2017	$(55,978)
2016	$102,442

Amounts in the table above do not include net (losses) gains from our commodity derivatives related to the Retail Propane segment, as these amounts have been classified within discontinued operations within our consolidated statements of operations (see Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Credit Risk

We have credit policies that we believe minimize our overall credit risk, including an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances, and the use of industry standard master netting agreements, which allow for offsetting counterparty receivable and payable balances for certain transactions. At March 31, 2018, our primary counterparties were retailers, resellers, energy marketers, producers, refiners, and dealers. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, as the counterparties may be similarly affected by changes in economic, regulatory or other conditions. If a counterparty does not perform on a contract, we may not realize amounts that have been recorded in our consolidated balance sheets and recognized in our net income.

Interest Rate Risk

Our Revolving Credit Facility is variable-rate debt with interest rates that are generally indexed to bank prime or LIBOR interest rates. At March 31, 2018, we had $969.5 million of outstanding borrowings under our Revolving Credit Facility at a weighted average interest rate of 4.99%.

Fair Value of Fixed-Rate Notes

The following table provides fair values estimates of our fixed-rate notes at March 31, 2018 (in thousands):

Senior Unsecured Notes:
2019 Notes	$353,208
2021 Notes	$366,819
2023 Notes	$618,072
2025 Notes	$370,651

For the Senior Unsecured Notes, the fair value estimates were developed based on publicly traded quotes and would be classified as Level 1 in the fair value hierarchy.

Note 12—Segments

The following table summarizes certain financial data related to our segments. Transactions between segments are recorded based on prices negotiated between the segments.

The “Corporate and Other” category in the table below includes certain corporate expenses that are not allocated to the reportable segments. The table below does not include amounts related to the Retail Propane segment, as these amounts have been classified within discontinued operations within our consolidated statements of operations (see Note 17).

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Revenues:
Crude Oil Logistics:
Crude oil sales	$2,151,203	$1,603,667	$3,170,891
Crude oil transportation and other	122,786	70,027	55,882
Elimination of intersegment sales	(13,914)	(6,810)	(9,694)
Total Crude Oil Logistics revenues	2,260,075	1,666,884	3,217,079
Water Solutions:
Service fees	149,114	110,049	136,710
Recovered hydrocarbons	58,948	31,103	41,090
Other revenues	21,077	18,449	7,201
Total Water Solutions revenues	229,139	159,601	185,001
Liquids:
Propane sales	1,203,486	807,172	618,919
Butane sales	562,066	391,265	317,994
Other product sales	432,570	308,031	302,181
Other revenues	22,548	32,648	35,943
Elimination of intersegment sales	(4,685)	(1,944)	(1,045)
Total Liquids revenues	2,215,985	1,537,172	1,273,992
Refined Products and Renewables:
Refined products sales	11,827,222	8,884,976	6,294,008
Renewables sales	373,669	447,232	390,753
Service fees	300	10,963	108,221
Elimination of intersegment sales	(268)	(469)	(870)
Total Refined Products and Renewables revenues	12,200,923	9,342,702	6,792,112
Corporate and Other	1,174	844	462
Total revenues	$16,907,296	$12,707,203	$11,468,646
Depreciation and Amortization:
Crude Oil Logistics	$80,387	$54,144	$39,363
Water Solutions	98,623	101,758	91,685
Liquids	24,937	19,163	15,642
Refined Products and Renewables	1,294	1,562	40,861
Corporate and Other	3,779	3,612	5,381
Total depreciation and amortization	$209,020	$180,239	$192,932
Operating Income (Loss):
Crude Oil Logistics	$122,904	$(17,475)	$(40,745)
Water Solutions	(24,231)	44,587	(313,673)
Liquids	(93,113)	43,252	76,173
Refined Products and Renewables	56,740	222,546	226,951
Corporate and Other	(79,474)	(86,985)	(97,405)
Total operating (loss) income	$(17,174)	$205,925	$(148,699)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes additions to property, plant and equipment and intangible assets by segment for the periods indicated. This information has been prepared on the accrual basis, and includes property, plant and equipment and intangible assets acquired in acquisitions.

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Crude Oil Logistics	$36,762	$168,053	$447,952
Water Solutions	102,261	109,008	243,308
Liquids	25,023	66,864	50,533
Refined Products and Renewables	—	42,175	25,147
Corporate and Other	1,472	2,825	15,172
Total	$165,518	$388,925	$782,112

The following tables summarize long-lived assets (consisting of property, plant and equipment, intangible assets, and goodwill) and total assets by segment at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Long-lived assets, net:
Crude Oil Logistics	$1,638,558	$1,724,805
Water Solutions	1,256,143	1,261,944
Liquids (1)	501,302	619,204
Refined Products and Renewables	208,849	215,637
Corporate and Other	31,516	36,394
Total	$3,636,368	$3,857,984

(1)	Includes $0.6 million and $0.7 million of non-US long-lived assets at March 31, 2018 and 2017, respectively.

	March 31,
	2018	2017
	(in thousands)
Total assets:
Crude Oil Logistics	$2,285,813	$2,538,768
Water Solutions	1,323,171	1,301,415
Liquids (1)	717,690	767,597
Refined Products and Renewables	1,204,633	988,073
Corporate and Other	102,211	105,106
Assets Held for Sale	517,604	619,420
Total	$6,151,122	$6,320,379

(1)	Includes $27.5 million and $7.9 million of non-US total assets at March 31, 2018 and 2017, respectively.

Note 13—Transactions with Affiliates

SemGroup Corporation (“SemGroup”) holds ownership interests in our general partner. We sell product to and purchase product from SemGroup, and these transactions are included within revenues and cost of sales, respectively, in our consolidated statements of operations. We also lease crude oil storage from SemGroup.

We purchase ethanol from E Energy Adams, LLC, an equity method investee (see Note 2). These transactions are reported within cost of sales in our consolidated statements of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Certain members of our management and members of their families as well as other associated parties own interests in entities from which we have purchased products and services and to which we have sold products and services. During the year ended March 31, 2018, $0.8 million of these transactions were capital expenditures and were recorded as increases to property, plant and equipment.

The following table summarizes these related party transactions for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Sales to SemGroup	$606	$3,866	$43,825
Purchases from SemGroup	$5,034	$12,254	$53,209
Sales to equity method investees	$294	$692	$14,836
Purchases from equity method investees	$66,820	$121,336	$113,780
Sales to entities affiliated with management	$268	$290	$318
Purchases from entities affiliated with management	$3,870	$15,209	$45,197

Accounts receivable from affiliates consist of the following at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Receivables from SemGroup	$49	$6,668
Receivables from NGL Energy Holdings LLC	4,693	—
Receivables from equity method investees	6	15
Receivables from entities affiliated with management	24	26
Total	$4,772	$6,709

Amounts in the table above do not include accounts receivable from affiliates related to the Retail Propane segment, as these amounts have been classified as assets held for sale within our consolidated balance sheets (see Note 17).

Accounts payable to affiliates consist of the following at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Payables to SemGroup	$—	$6,571
Payables to equity method investees	8	1,306
Payables to entities affiliated with management	1,246	41
Total	$1,254	$7,918

At March 31, 2018 and 2017, we had a loan receivable from Victory Propane, an equity method investee (see Note 2), of $1.2 million (net of our proportionate share of its losses of $0.3 million) and $3.2 million, respectively, with an initial maturity date of March 31, 2021, which can be extended for successive one-year periods unless one of the parties terminates the loan agreement.

Other Related Party Transactions

Repurchase of Warrants

On June 23, 2017, we repurchased outstanding warrants, as discussed further in Note 10, from funds managed by Oaktree, who are represented on the board of directors of our general partner. On April 26, 2018, we repurchased outstanding warrants, as discussed further in Note 18, from funds managed by Oaktree, who are represented on the board of directors of our general partner.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Victory Propane

During the three months ended December 31, 2017 we completed a transaction with Victory Propane, an equity method investee (See Note 2), to purchase Victory Propane’s Michigan assets. We paid Victory Propane $6.4 million in cash and received current assets, property, plant and equipment and customers. The allocation of the consideration was as follows:

Current assets	$276
Property, plant and equipment	1,366
Intangible assets (customer relationships)	4,782
Fair value of net assets acquired	$6,424

Victory Propane recognized a gain on this transaction. As all intra-entity profits and losses are eliminated between an investor and investee until realized, we have eliminated our proportionate share of the gain from this transaction on our books. As a result, our underlying equity in the net assets of Victory Propane exceeds our investment (see Note 2), and this difference will be amortized as income over the remaining life of the noncurrent assets acquired or until they are sold.

Victory Propane used a portion of the proceeds to pay off the outstanding balance of their note payable to us of $4.2 million and paid $2.0 million in distributions to the owners, including us.

Grassland

We previously had a loan receivable from Grassland Water Solutions, LLC (“Grassland”) and during the three months ended June 30, 2016, we received loan payments of $0.7 million from Grassland in accordance with the loan agreement. On June 3, 2016, we acquired the remaining 65% ownership interest in Grassland. Prior to the completion of this transaction, we accounted for our previously held 35% ownership interest in Grassland using the equity method of accounting. As we owned a controlling interest in Grassland, we revalued our previously held 35% ownership interest to fair value of $0.8 million and recorded a loss of $14.9 million. As the amount paid (cash plus the fair value of our previously held ownership interest) was less than the fair value of the assets acquired and liabilities assumed, we recorded a bargain purchase gain of $0.6 million. Once we acquired the remaining ownership interest in Grassland, the loan receivable was eliminated as Grassland was consolidated in our consolidated financial statements. As a result of the acquisition, we incurred an impairment charge of $1.7 million to write down the loan receivable to its fair value, which was reported within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations. On November 29, 2016, we sold Grassland and received proceeds of $22.0 million and recorded a loss on disposal of $2.3 million during the three months ended December 31, 2016. This loss is reported within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations.

Note 14—Employee Benefit Plan

We have established a defined contribution 401(k) plan to assist our eligible employees in saving for retirement on a tax-deferred basis. The 401(k) plan permits all eligible employees to make voluntary pre-tax contributions to the plan, subject to applicable tax limitations. For every dollar that employees contribute up to 1% of their eligible compensation (as defined in the plan), we contribute one dollar, plus 50 cents for every dollar employees contribute between 1% and 6% of their eligible compensation (as defined in the plan). Our matching contributions prior to January 1, 2015 vest over five years and, effective January 1, 2015, our matching contributions vest over two years. Expenses under the plan for the years ended March 31, 2018, 2017 and 2016 were $1.8 million, $1.9 million and $2.8 million, respectively. Expenses for matching contributions related to the Retail Propane segment have been classified within discontinued operations within our consolidated statements of operations (see Note 17).

Note 15—Other Matters

Sawtooth Joint Venture

On March 30, 2018, we completed the transaction to form a joint venture with Magnum Liquids, LLC, a portfolio company of Haddington Ventures LLC, along with Magnum Development, LLC and other Haddington-sponsored investment entities (collectively “Magnum”) to focus on the storage of natural gas liquids and refined products by combining our Sawtooth salt dome storage facility with Magnum’s refined products rights and adjacent leasehold. Magnum acquired an approximately 28.5% interest in Sawtooth from us, in exchange for consideration consisting of a cash payment of approximately $37.6 million (excluding working capital) and the contribution of certain refined products rights and adjacent leasehold, which we valued at $21.6 million and recorded within intangible assets in our consolidated balance sheet. The disposition of this interest was

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

accounted for as an equity transaction, no gain or loss was recorded and the carrying value of the noncontrolling interest was adjusted to reflect the change in ownership interest of the subsidiary. We own approximately 71.5% of the joint venture; and within the next three years, Magnum has options to acquire our remaining interest for an additional $182.4 million.

Termination of a Storage Sublease Agreement

During the year ended March 31, 2017, we agreed to terminate a storage sublease agreement that was scheduled to commence in January 2017 and had a term of five years. For terminating this agreement, the counterparty agreed to pay us a specific amount in five equal payments which began in February 2017 and in January of the next four years and removed any future obligations of the Partnership. As a result, we discounted the future payments and recorded a gain of $16.2 million to other income, net in our consolidated statement of operations during the year ended March 31, 2017.

Termination of Development Agreement

On June 3, 2016, we entered into a purchase and sale agreement with the counterparty to the development agreement in our Water Solutions segment. Total cash consideration paid under the agreement was $49.6 million and in return we received the following:

•	Termination of the development agreement (see Note 7);

•	Additional interest in the water pipeline company we acquired in January 2016;

•	Release of contingent consideration liabilities attributed to certain of our water treatment and disposal facilities;

•	Certain parcels of land and permits to develop saltwater disposal wells and other parcels of land containing water wells and equipment; and

•	A two-year non-compete agreement with the counterparty.

We accounted for the transaction as an acquisition of assets. Acquiring assets in groups requires not only ascertaining the cost of the asset (or net asset) group but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. The cost of a group of assets acquired in an asset acquisition shall be allocated to the individual assets acquired or liabilities assumed/released based on their relative fair values and shall not give rise to goodwill or bargain purchase gains. We allocated $1.2 million of the total consideration to property, plant and equipment, $3.3 million to intangible assets, $2.8 million to noncontrolling interest, $25.5 million to the release of contingent consideration liabilities and $16.9 million to the termination of the development agreement. We recorded a $21.3 million gain on the release of $46.8 million of contingent consideration liabilities, which was recorded within (loss) gain on early extinguishment of liabilities, net in our consolidated statement of operations during the year ended March 31, 2017. For the termination of the development agreement, we recorded a loss of $22.7 million, which included the carrying value of the development agreement asset that was written off (see Note 7). This loss was recorded within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations during the year ended March 31, 2017.

Note 16—Quarterly Financial Data (Unaudited)

The following tables summarize our unaudited quarterly financial data. The computation of net income (loss) per common unit is done separately by quarter and year. The total of net income (loss) per common unit of the individual quarters may not equal net income (loss) per common unit for the year, due primarily to the income allocation between the general partner and limited partners and variations in the weighted average units outstanding used in computing such amounts.

Our Retail Propane segment’s business (included within discontinued operations, see Note 17) is seasonal due to weather conditions in our service areas. Its results are affected by winter heating season requirements, which generally results in net income during the period from October through March of each year and either net losses or lower net income during the period from April through September of each year. Our Liquids segment is also subject to seasonal fluctuations, as demand for propane and butane is typically higher during the winter months. Our operating revenues from our other segments are less weather sensitive. Additionally, the acquisitions described in Note 4 impact the comparability of the quarterly information within the year, and year to year.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

	Quarter Ended				Year Ended
	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	March 31, 2018
	(in thousands, except unit and per unit amounts)
Total revenues	$3,730,705	$3,876,676	$4,353,783	$4,946,132	$16,907,296
Total cost of sales	$3,628,683	$3,757,450	$4,235,867	$4,790,641	$16,412,641
Net (loss) income	$(63,707)	$(173,579)	$56,769	$110,912	$(69,605)
Net (loss) income attributable to NGL Energy Partners LP	$(63,362)	$(173,371)	$56,256	$109,602	$(70,875)
Basic (loss) income per common unit	$(0.61)	$(1.56)	$0.33	$0.76	$(1.08)
Diluted (loss) income per common unit	$(0.61)	$(1.56)	$0.32	$0.71	$(1.08)
Basic weighted average common units outstanding	120,535,909	121,314,636	120,844,008	121,271,959	120,991,340
Diluted weighted average common units outstanding	120,535,909	121,314,636	124,161,966	146,868,349	120,991,340

	Quarter Ended				Year Ended
	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
	(in thousands, except unit and per unit amounts)
Total revenues	$2,673,731	$3,005,460	$3,311,532	$3,716,480	$12,707,203
Total cost of sales	$2,553,768	$2,919,052	$3,201,059	$3,554,525	$12,228,404
Net income (loss)	$182,753	$(66,658)	$1,293	$26,486	$143,874
Net income (loss) attributable to NGL Energy Partners LP	$176,920	$(66,599)	$976	$25,745	$137,042
Basic income (loss) per common unit	$1.66	$(0.71)	$(0.07)	$0.14	$0.99
Diluted income (loss) per common unit	$1.38	$(0.71)	$(0.07)	$0.14	$0.95
Basic weighted average common units outstanding	104,169,573	106,186,389	107,966,901	114,131,764	108,091,486
Diluted weighted average common units outstanding	128,453,733	106,186,389	107,966,901	120,198,802	111,850,621

The following summarizes significant items recognized during the years ended March 31, 2018 and 2017:

Year Ended March 31, 2018

•	On March 30, 2018, we sold a portion of our Retail Propane segment to DCC and recorded a gain (see Note 17);

•	On March 30, 2018, we closed the joint venture related to Sawtooth and sold a portion of our interest in Sawtooth (see Note 15);

•	On December 22, 2017, we sold our previously held interest in Glass Mountain (see Note 2);

•	During the second quarter of fiscal year 2018, we recorded a goodwill impairment charge related to Sawtooth (see Note 6);

•	During fiscal year 2018, we repurchased a portion of our 2019 Notes, 2023 Notes and 2025 Notes and recorded a net gain on the early extinguishment of these notes (see Note 8); and

•
During the first and third quarters of fiscal year 2018, we repurchased a portion of and then all of the remaining outstanding Senior Secured Notes and recorded a loss on the early extinguishment of these notes (see Note 8).

Year Ended March 31, 2017

•	On April 1, 2016, we sold all of the TLP common units we owned and recorded a gain (see Note 2);

•	On June 3, 2016, we recorded a gain on the release of contingent consideration liabilities and a loss for the termination of the development agreement (see Note 15);

•	On June 3, 2016, we acquired the remaining ownership interest in Grassland and revalued our previously held ownership interest to fair value and recorded a loss (see Note 13);

•
During the first quarter of fiscal year 2017, we recorded an adjustment of the previously recorded goodwill impairment charge estimate recognized during the three months ended March 31, 2016 (see Note 6);

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

•	During the third quarter of fiscal year 2017, we agreed to terminate a storage sublease agreement that was scheduled to commence in January 2017 and recorded a gain (see Note 15);

•	On October 24, 2016 and February 22, 2017, we issued the 2023 Notes and 2025 Notes, respectively (see Note 8); and

•	During fiscal year 2017, we repurchased a portion of our 2019 Notes and 2021 Notes and recorded a net gain on the early extinguishment of these notes (see Note 8).

Note 17—Assets, Liabilities and Redeemable Noncontrolling Interest Held for Sale and Discontinued Operations

As discussed in Note 1, as of June 30, 2018, we met the criteria for classifying the assets, liabilities and redeemable noncontrolling interest of our Retail Propane segment as held for sale and the operations as discontinued. On March 30, 2018, we sold a portion of our Retail Propane segment to DCC for net proceeds of $212.4 million in cash at closing, and recorded a gain on disposal of $89.3 million during the year ended March 31, 2018. This gain is reported within (gain) loss on disposal or impairment of assets, net in our consolidated statement of operations. The Retail Propane businesses subject to this transaction consisted of our operations across the Mid-Continent and Western portions of the United States, including three of the seven retail propane businesses we acquired during the year ended March 31, 2018. On July 10, 2018, we completed the sale of virtually all of our Retail Propane segment to Superior and on August 14, 2018, we sold our previously held interest in Victory Propane, see Note 1 for a further discussion.

The following table summarizes the major classes of assets, liabilities and redeemable noncontrolling interest classified as held for sale at the dates indicated:

	March 31,
	2018	2017
	(in thousands)
Assets Held for Sale
Cash and cash equivalents	$4,113	$4,438
Accounts receivable-trade, net	45,924	45,049
Accounts receivable-affiliates	—	2
Inventories	13,250	17,387
Prepaid expenses and other current assets	2,796	3,399
Property, plant and equipment, net	201,340	260,830
Goodwill	107,951	130,427
Intangible assets, net	141,328	156,704
Other assets	902	1,184
Total assets held for sale	$517,604	$619,420

Liabilities and Redeemable Noncontrolling Interest Held for Sale
Accounts payable-trade	$7,790	$7,552
Accrued expenses and other payables	6,583	8,669
Advance payments received from customers	12,842	25,352
Current maturities of long-term debt	2,550	3,731
Long-term debt, net	2,888	4,957
Other liabilities	—	30
Redeemable noncontrolling interest	9,927	3,072
Total liabilities and redeemable noncontrolling interest held for sale	$42,580	$53,363

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

The following table summarizes the results of operations from discontinued operations related to the Retail Propane segment for the periods indicated:

	Year Ended March 31,
	2018	2017	2016
	(in thousands)
Revenues	$521,511	$413,206	$352,977
Cost of sales	269,367	191,589	156,757
Operating expenses	129,789	118,922	104,287
General and administrative expense	11,322	10,761	11,982
Depreciation and amortization	43,692	42,966	35,992
Gain on disposal or impairment of assets, net	(88,209)	(287)	(137)
Operating income from discontinued operations	155,550	49,255	44,096
Equity in earnings (loss) of unconsolidated entities	425	(746)	(528)
Interest expense	(422)	(484)	(340)
Other income, net	1,330	1,052	1,055
Income from discontinued operations before taxes (1)	156,883	49,077	44,283
Income tax expense	(103)	(5)	(62)
Income from discontinued operations, net of tax	$156,780	$49,072	$44,221

(1)	Includes net income attributable to redeemable noncontrolling interest of $1.0 million for the year ended March 31, 2018.

Note 18—Subsequent Events

Repurchase of Warrants

On April 26, 2018, we repurchased 1,229,575 outstanding warrants for a total purchase price of $15.0 million. The warrants were repurchased from funds managed by Oaktree, who are represented on the board of directors of our general partner.

Acquisitions

On April 24, 2018, we acquired the remaining 18.375% interest in NGL Water Pipelines, LLC operating in the Delaware Basin portion of the Permian Basin in West Texas for total consideration of approximately $4.0 million.

Subsequent to March 31, 2018, we acquired one saltwater disposal facility and four freshwater facilities for total consideration of approximately $29.8 million.

Subsequent to March 31, 2018, we acquired three retail propane businesses for total consideration of approximately $19.3 million.

Dispositions

E Energy Adams, LLC

On May 3, 2018, we sold our previously held 20% interest in E Energy Adams, LLC for net proceeds of $18.6 million.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Note 19—Consolidating Guarantor and Non-Guarantor Financial Information

Certain of our wholly owned subsidiaries have, jointly and severally, fully and unconditionally guaranteed the Senior Unsecured Notes (see Note 8). Pursuant to Rule 3-10 of Regulation S-X, we have presented in columnar format the consolidating financial information for NGL Energy Partners LP (Parent), NGL Energy Finance Corp., the guarantor subsidiaries on a combined basis, and the non-guarantor subsidiaries on a combined basis in the tables below. NGL Energy Partners LP and NGL Energy Finance Corp. are co-issuers of the Senior Unsecured Notes. Since NGL Energy Partners LP received the proceeds from the issuance of the Senior Unsecured Notes, all activity has been reflected in the NGL Energy Partners LP (Parent) column in the tables below.

During the periods presented in the tables below, the status of certain subsidiaries changed, in that they either became guarantors of or ceased to be guarantors of the Senior Unsecured Notes. For purposes of the tables below, when the status of a subsidiary changes, all subsidiary activity is included in either the guarantor subsidiaries column or non-guarantor subsidiaries column based on the status of the subsidiary at the balance sheet date regardless of activity during the year.

There are no significant restrictions that prevent the parent or any of the guarantor subsidiaries from obtaining funds from their respective subsidiaries by dividend or loan. None of the assets of the guarantor subsidiaries (other than the investments in non-guarantor subsidiaries) are restricted net assets pursuant to Rule 4-08(e)(3) of Regulation S-X under the Securities Act of 1933, as amended.

For purposes of the tables below, (i) the consolidating financial information is presented on a legal entity basis, (ii) investments in consolidated subsidiaries are accounted for as equity method investments, and (iii) contributions, distributions, and advances to (from) consolidated entities are reported on a net basis within net changes in advances with consolidated entities in the consolidating statement of cash flow tables below.

As discussed further in Note 1 and Note 17, the assets and liabilities related to our entire Retail Propane segment (both the portion sold to DCC in March 2018 and the remaining business sold to Superior in July 2018 as well as equity in earnings of Victory Propane) have been classified as held for sale within our March 31, 2018 and 2017 consolidated balance sheets and the results of operations and cash flows related to the entire Retail Propane segment have been classified as discontinued operations and all periods presented have been retrospectively adjusted.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Balance Sheet
(in Thousands)

	March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,915	$—	$3,329	$1,850	$—	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts	—	—	1,021,616	5,148	—	1,026,764
Accounts receivable-affiliates	—	—	4,772	—	—	4,772
Inventories	—	—	550,978	325	—	551,303
Prepaid expenses and other current assets	—	—	128,311	431	—	128,742
Assets held for sale	—	—	490,800	26,804	—	517,604
Total current assets	16,915	—	2,199,806	34,558	—	2,251,279
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	1,371,495	147,112	—	1,518,607
GOODWILL	—	—	1,127,347	77,260	—	1,204,607
INTANGIBLE ASSETS, net of accumulated amortization	—	—	829,449	83,705	—	913,154
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	17,236	—	—	17,236
NET INTERCOMPANY RECEIVABLES (PAYABLES)	2,110,940	—	(2,121,741)	10,801	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	1,703,327	—	244,109	—	(1,947,436)	—
LOAN RECEIVABLE-AFFILIATE	—	—	1,200	—	—	1,200
OTHER NONCURRENT ASSETS	—	—	245,039	—	—	245,039
Total assets	$3,831,182	$—	$3,913,940	$353,436	$(1,947,436)	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$—	$—	$850,607	$2,232	$—	$852,839
Accounts payable-affiliates	1	—	1,253	—	—	1,254
Accrued expenses and other payables	41,104	—	181,115	1,285	—	223,504
Advance payments received from customers	—	—	4,507	3,867	—	8,374
Current maturities of long-term debt	—	—	646	—	—	646
Liabilities and redeemable noncontrolling interest held for sale	—	—	30,066	12,514	—	42,580
Total current liabilities and redeemable noncontrolling interest	41,105	—	1,068,194	19,898	—	1,129,197
LONG-TERM DEBT, net of debt issuance costs and current maturities	1,704,909	—	974,831	—	—	2,679,740
OTHER NONCURRENT LIABILITIES	—	—	167,588	5,926	—	173,514
CLASS A 10.75% CONVERTIBLE PREFERRED UNITS	82,576	—	—	—	—	82,576
EQUITY:
Partners’ equity	2,002,592	—	1,704,896	327,858	(2,030,939)	2,004,407
Accumulated other comprehensive loss	—	—	(1,569)	(246)	—	(1,815)
Noncontrolling interests	—	—	—	—	83,503	83,503
Total equity	2,002,592	—	1,703,327	327,612	(1,947,436)	2,086,095
Total liabilities and equity	$3,831,182	$—	$3,913,940	$353,436	$(1,947,436)	$6,151,122

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Balance Sheet
(in Thousands)

	March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,257	$—	$73	$1,496	$—	$7,826
Accounts receivable-trade, net of allowance for doubtful accounts	—	—	752,734	2,824	—	755,558
Accounts receivable-affiliates	—	—	6,709	—	—	6,709
Inventories	—	—	544,045	—	—	544,045
Prepaid expenses and other current assets	—	—	99,416	378	—	99,794
Assets held for sale	—	—	592,080	27,340	—	619,420
Total current assets	6,257	—	1,995,057	32,038	—	2,033,352
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation	—	—	1,477,804	51,639	—	1,529,443
GOODWILL	—	—	1,309,049	12,240	—	1,321,289
INTANGIBLE ASSETS, net of accumulated amortization	—	—	1,000,505	6,747	—	1,007,252
INVESTMENTS IN UNCONSOLIDATED ENTITIES	—	—	187,423	—	—	187,423
NET INTERCOMPANY RECEIVABLES (PAYABLES)	2,424,730	—	(2,408,189)	(16,541)	—	—
INVESTMENTS IN CONSOLIDATED SUBSIDIARIES	1,978,158	—	47,598	—	(2,025,756)	—
LOAN RECEIVABLE-AFFILIATE	—	—	3,200	—	—	3,200
OTHER NONCURRENT ASSETS	—	—	238,252	168	—	238,420
Total assets	$4,409,145	$—	$3,850,699	$86,291	$(2,025,756)	$6,320,379
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$—	$—	$650,290	$179	$—	$650,469
Accounts payable-affiliates	1	—	7,907	10	—	7,918
Accrued expenses and other payables	42,150	—	155,622	684	—	198,456
Advance payments received from customers	—	—	10,592	—	—	10,592
Current maturities of long-term debt	25,000	—	859	—	—	25,859
Liabilities and redeemable noncontrolling interest held for sale	—	—	46,966	6,397	—	53,363
Total current liabilities and redeemable noncontrolling interest	67,151	—	872,236	7,270	—	946,657
LONG-TERM DEBT, net of debt issuance costs and current maturities	2,138,048	—	820,478	—	—	2,958,526
OTHER NONCURRENT LIABILITIES	—	—	179,827	4,677	—	184,504
CLASS A 10.75% CONVERTIBLE PREFERRED UNITS	63,890	—	—	—	—	63,890
EQUITY:
Partners’ equity	2,140,056	—	1,979,785	74,545	(2,052,502)	2,141,884
Accumulated other comprehensive loss	—	—	(1,627)	(201)	—	(1,828)
Noncontrolling interests	—	—	—	—	26,746	26,746
Total equity	2,140,056	—	1,978,158	74,344	(2,025,756)	2,166,802
Total liabilities and equity	$4,409,145	$—	$3,850,699	$86,291	$(2,025,756)	$6,320,379

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations
(in Thousands)

	Year Ended March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$16,888,834	$19,954	$(1,492)	$16,907,296
COST OF SALES	—	—	16,412,642	1,491	(1,492)	16,412,641
OPERATING COSTS AND EXPENSES:
Operating	—	—	194,048	7,020	—	201,068
General and administrative	—	—	97,552	577	—	98,129
Depreciation and amortization	—	—	198,119	10,901	—	209,020
(Gain) loss on disposal or impairment of assets, net	—	—	(133,979)	116,875	—	(17,104)
Revaluation of liabilities	—	—	20,124	592	—	20,716
Operating Income (Loss)	—	—	100,328	(117,502)	—	(17,174)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	7,539	—	—	7,539
Interest expense	(142,159)	—	(56,988)	(46)	45	(199,148)
Loss on early extinguishment of liabilities, net	(23,201)	—	—	—	—	(23,201)
Other income, net	—	—	7,753	19	(819)	6,953
(Loss) Income From Continuing Operations Before Income Taxes	(165,360)	—	58,632	(117,529)	(774)	(225,031)
INCOME TAX EXPENSE	—	—	(1,354)	—	—	(1,354)
EQUITY IN NET INCOME (LOSS) FROM CONTINUING OPERATIONS OF CONSOLIDATED SUBSIDIARIES	94,485	—	(116,224)	—	21,739	—
Loss From Continuing Operations	(70,875)	—	(58,946)	(117,529)	20,965	(226,385)
Income From Discontinued Operations, Net of Tax	—	—	153,431	2,575	774	156,780
Net (Loss) Income	(70,875)	—	94,485	(114,954)	21,739	(69,605)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(240)	(240)
LESS: NET INCOME ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS					(1,030)	(1,030)
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNER LP	$(70,875)	$—	$94,485	$(114,954)	$20,469	$(70,875)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations
(in Thousands)

	Year Ended March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$12,688,354	$19,639	$(790)	$12,707,203
COST OF SALES	—	—	12,228,661	533	(790)	12,228,404
OPERATING COSTS AND EXPENSES:
Operating	—	—	182,476	6,527	—	189,003
General and administrative	—	—	105,402	403	—	105,805
Depreciation and amortization	—	—	172,798	7,441	—	180,239
Gain on disposal or impairment of assets, net	—	—	(208,890)	—	—	(208,890)
Revaluation of liabilities	—	—	6,305	412	—	6,717
Operating Income	—	—	201,602	4,323	—	205,925
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	3,830	—	—	3,830
Revaluation of investments	—	—	(14,365)	—	—	(14,365)
Interest expense	(91,259)	—	(58,607)	(174)	46	(149,994)
Gain on early extinguishment of liabilities, net	8,507	—	16,220	—	—	24,727
Other income, net	—	—	27,205	—	(593)	26,612
(Loss) Income From Continuing Operations Before Income Taxes	(82,752)	—	175,885	4,149	(547)	96,735
INCOME TAX EXPENSE	—	—	(1,933)	—	—	(1,933)
EQUITY IN NET INCOME (LOSS) FROM CONTINUING OPERATIONS OF CONSOLIDATED SUBSIDIARIES	219,794	—	(1,336)	—	(218,458)	—
Income From Continuing Operations	137,042	—	172,616	4,149	(219,005)	94,802
Income From Discontinued Operations, Net of Tax	—	—	47,178	1,347	547	49,072
Net Income	137,042	—	219,794	5,496	(218,458)	143,874
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(6,832)	(6,832)
NET INCOME ATTRIBUTABLE TO NGL ENERGY PARTNER LP	$137,042	$—	$219,794	$5,496	$(225,290)	$137,042

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Operations
(in Thousands)

	Year Ended March 31, 2016
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

REVENUES	$—	$—	$11,329,210	$169,987	$(30,551)	$11,468,646
COST OF SALES	—	—	10,768,634	23,510	(30,351)	10,761,793
OPERATING COSTS AND EXPENSES:
Operating	—	—	227,260	69,771	(200)	296,831
General and administrative	—	—	110,639	16,920	—	127,559
Depreciation and amortization	—	—	149,158	43,774	—	192,932
Loss on disposal or impairment of assets, net	—	—	303,559	17,344	—	320,903
Revaluation of liabilities	—	—	(82,673)	—	—	(82,673)
Operating Loss	—	—	(147,367)	(1,332)	—	(148,699)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	—	—	4,902	11,747	—	16,649
Interest expense	(43,493)	—	(82,045)	(7,257)	46	(132,749)
Gain on early extinguishment of liabilities, net	—	—	28,532	—	—	28,532
Other income, net	—	—	4,536	295	(310)	4,521
(Loss) Income From Continuing Operations Before Income Taxes	(43,493)	—	(191,442)	3,453	(264)	(231,746)
INCOME TAX BENEFIT (EXPENSE)	—	—	635	(207)	—	428
EQUITY IN NET LOSS FROM CONTINUING OPERATIONS OF CONSOLIDATED SUBSIDIARIES	(155,436)	—	(7,011)	—	162,447	—
(Loss) Income From Continuing Operations	(198,929)	—	(197,818)	3,246	162,183	(231,318)
Income From Discontinued Operations, Net of Tax	—	—	42,382	1,575	264	44,221
Net (Loss) Income	(198,929)	—	(155,436)	4,821	162,447	(187,097)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS					(11,832)	(11,832)
NET (LOSS) INCOME ATTRIBUTABLE TO NGL ENERGY PARTNER LP	$(198,929)	$—	$(155,436)	$4,821	$150,615	$(198,929)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statements of Comprehensive Income (Loss)
(in Thousands)

	Year Ended March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net (loss) income	$(70,875)	$—	$94,485	$(114,954)	$21,739	$(69,605)
Other comprehensive income (loss)	—	—	58	(45)	—	13
Comprehensive (loss) income	$(70,875)	$—	$94,543	$(114,999)	$21,739	$(69,592)

	Year Ended March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net income	$137,042	$—	$219,794	$5,496	$(218,458)	$143,874
Other comprehensive loss	—	—	(1,626)	(45)	—	(1,671)
Comprehensive income	$137,042	$—	$218,168	$5,451	$(218,458)	$142,203

	Year Ended March 31, 2016
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated

Net (loss) income	$(198,929)	$—	$(155,436)	$4,821	$162,447	$(187,097)
Other comprehensive loss	—	—	—	(48)	—	(48)
Comprehensive (loss) income	$(198,929)	$—	$(155,436)	$4,773	$162,447	$(187,145)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Cash Flows
(in Thousands)

	Year Ended March 31, 2018
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities-continuing operations	$(141,967)	$—	$186,959	$9,411	$(774)	$53,629
Net cash provided by operating activities-discontinued operations	—	—	80,857	3,481	—	84,338
Net cash (used in) provided by operating activities	(141,967)	—	267,816	12,892	(774)	137,967
INVESTING ACTIVITIES:
Capital expenditures	—	—	(130,760)	(3,001)	—	(133,761)
Acquisitions, net of cash acquired	—	—	3,100	(22,997)	—	(19,897)
Settlements of commodity derivatives	—	—	(100,405)	—	—	(100,405)
Proceeds from sales of assets	—	—	33,844	—	—	33,844
Proceeds from divestitures of businesses and investments	—	—	292,112	37,668	—	329,780
Transaction with an unconsolidated entity (Note 13)	—	—	(6,424)	—	—	(6,424)
Investments in unconsolidated entities	—	—	(21,465)	—	—	(21,465)
Distributions of capital from unconsolidated entities	—	—	11,969	—	—	11,969
Repayments on loan for natural gas liquids facility	—	—	10,052	—	—	10,052
Loan to affiliate	—	—	(2,510)	—	—	(2,510)
Repayments on loan to affiliate	—	—	4,160	—	—	4,160
Net cash provided by investing activities-continuing operations	—	—	93,673	11,670	—	105,343
Net cash provided by (used in) investing activities-discontinued operations	—	—	165,958	(719)	—	165,239
Net cash provided by investing activities	—	—	259,631	10,951	—	270,582
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	2,434,500	—	—	2,434,500
Payments on revolving credit facilities	—	—	(2,279,500)	—	—	(2,279,500)
Repayment and repurchase of senior secured and senior unsecured notes	(486,699)	—	—	—	—	(486,699)
Payments on other long-term debt	—	—	(877)	—	—	(877)
Debt issuance costs	(692)	—	(2,008)	—	—	(2,700)
Contributions from noncontrolling interest owners, net	—	—	—	23	—	23
Distributions to general and common unit partners and preferred unitholders	(225,067)	—	—	—	—	(225,067)
Distributions to noncontrolling interest owners	—	—	—	(3,082)	—	(3,082)
Proceeds from sale of preferred units, net of offering costs	202,731	—	—	—	—	202,731
Repurchase of warrants	(10,549)	—	—	—	—	(10,549)
Common unit repurchases and cancellations	(15,817)	—	—	—	—	(15,817)
Payments for settlement and early extinguishment of liabilities	—	—	(3,408)	—	—	(3,408)
Net changes in advances with consolidated entities	688,718	—	(669,452)	(20,040)	774	—
Net cash provided by (used in) financing activities-continuing operations	152,625	—	(520,745)	(23,099)	774	(390,445)
Net cash used in financing activities-discontinued operations	—	—	(3,446)	(390)	—	(3,836)
Net cash provided by (used in) financing activities	152,625	—	(524,191)	(23,489)	774	(394,281)
Net increase in cash and cash equivalents	10,658	—	3,256	354	—	14,268
Cash and cash equivalents, beginning of period	6,257	—	73	1,496	—	7,826
Cash and cash equivalents, end of period	$16,915	$—	$3,329	$1,850	$—	$22,094

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Cash Flows
(in Thousands)

	Year Ended March 31, 2017
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities-continuing operations	$(749,250)	$—	$635,322	$16,675	$(547)	$(97,800)
Net cash provided by operating activities-discontinued operations	—	—	67,733	5,029	—	72,762
Net cash (used in) provided by operating activities	(749,250)	—	703,055	21,704	(547)	(25,038)
INVESTING ACTIVITIES:
Capital expenditures	—	—	(338,569)	(6,367)	—	(344,936)
Acquisitions, net of cash acquired	—	—	(41,928)	—	—	(41,928)
Settlements of commodity derivatives	—	—	(37,086)	—	—	(37,086)
Proceeds from sales of assets	—	—	28,232	—	—	28,232
Proceeds from divestitures of businesses and investments	—	—	112,370	22,000	—	134,370
Investments in unconsolidated entities	—	—	(2,105)	—	—	(2,105)
Distributions of capital from unconsolidated entities	—	—	9,692	—	—	9,692
Repayments on loan for natural gas liquids facility	—	—	8,916	—	—	8,916
Loan to affiliate	—	—	(3,200)	—	—	(3,200)
Repayments on loan to affiliate	—	—	655	—	—	655
Payment to terminate development agreement	—	—	(16,875)	—	—	(16,875)
Net cash (used in) provided by investing activities-continuing operations	—	—	(279,898)	15,633	—	(264,265)
Net cash used in investing activities-discontinued operations	—	—	(86,463)	(12,398)	—	(98,861)
Net cash (used in) provided by investing activities	—	—	(366,361)	3,235	—	(363,126)
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	1,700,000	—	—	1,700,000
Payments on revolving credit facilities	—	—	(2,733,500)	—	—	(2,733,500)
Issuance of senior unsecured notes	1,200,000	—	—	—	—	1,200,000
Repayment and repurchase of senior secured and senior unsecured notes	(21,193)	—	—	—	—	(21,193)
Payments on other long-term debt	—	—	(46,153)	—	—	(46,153)
Debt issuance costs	(21,868)	—	(11,690)	—	—	(33,558)
Contributions from general partner	49	—	—	—	—	49
Contributions from noncontrolling interest owners, net	—	—	—	672	—	672
Distributions to general and common unit partners and preferred unitholders	(181,581)	—	—	—	—	(181,581)
Distributions to noncontrolling interest owners	—	—	—	(3,292)	—	(3,292)
Proceeds from sale of preferred units, net of offering costs	234,975	—	—	—	—	234,975
Proceeds from sale of common units, net of offering costs	287,136	—	—	—	—	287,136
Payments for settlement and early extinguishment of liabilities	—	—	(28,468)	—	—	(28,468)
Net changes in advances with consolidated entities	(767,760)	—	788,334	(21,121)	547	—
Net cash provided by (used in) financing activities-continuing operations	729,758	—	(331,477)	(23,741)	547	375,087
Net cash used in financing activities-discontinued operations	—	—	(3,443)	(190)	—	(3,633)
Net cash provided by (used in) financing activities	729,758	—	(334,920)	(23,931)	547	371,454
Net (decrease) increase in cash and cash equivalents	(19,492)	—	1,774	1,008	—	(16,710)
Cash and cash equivalents, beginning of period	25,749	—	(1,701)	488	—	24,536
Cash and cash equivalents, end of period	$6,257	$—	$73	$1,496	$—	$7,826

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Consolidating Statement of Cash Flows
(in Thousands)

	Year Ended March 31, 2016
	NGL Energy Partners LP (Parent)	NGL Energy Finance Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities-continuing operations	$(75,446)	$—	$253,385	$62,430	$(264)	$240,105
Net cash provided by operating activities-discontinued operations	624	—	110,022	3,513	—	114,159
Net cash (used in) provided by operating activities	(74,822)	—	363,407	65,943	(264)	354,264
INVESTING ACTIVITIES:
Capital expenditures	—	—	(581,813)	(57,129)	—	(638,942)
Acquisitions, net of cash acquired	—	—	(208,864)	—	—	(208,864)
Settlements of commodity derivatives	—	—	104,924	—	—	104,924
Proceeds from sales of assets	—	—	7,284	—	—	7,284
Proceeds from divestitures of businesses and investments	—	—	343,135	—	—	343,135
Investments in unconsolidated entities	—	—	(4,480)	(6,951)	—	(11,431)
Distributions of capital from unconsolidated entities	—	—	11,031	4,761	—	15,792
Loan for natural gas liquids facility	—	—	(3,913)	—	—	(3,913)
Repayments on loan for natural gas liquids facility	—	—	7,618	—	—	7,618
Loan to affiliate	—	—	(15,621)	—	—	(15,621)
Repayments on loan to affiliate	—	—	1,513	—	—	1,513
Net cash used in investing activities-continuing operations	—	—	(339,186)	(59,319)	—	(398,505)
Net cash used in investing activities-discontinued operations	(624)	—	(43,778)	(2,420)	—	(46,822)
Net cash used in investing activities	(624)	—	(382,964)	(61,739)	—	(445,327)
FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit facilities	—	—	2,499,000	103,500	—	2,602,500
Payments on revolving credit facilities	—	—	(2,041,500)	(91,500)	—	(2,133,000)
Repayment and repurchase of senior secured and senior unsecured notes	(43,421)	—	—	—	—	(43,421)
Proceeds from borrowings under other long-term debt	—	—	45,873	7,350	—	53,223
Payments on other long-term debt	—	—	(1,834)	(255)	—	(2,089)
Debt issuance costs	(3,493)	—	(6,744)	—	—	(10,237)
Contributions from general partner	54	—	—	—	—	54
Contributions from noncontrolling interest owners, net	(3,829)	—	—	15,376	—	11,547
Distributions to general and common unit partners and preferred unitholders	(322,007)	—	—	—	—	(322,007)
Distributions to noncontrolling interest owners	—	—	—	(35,720)	—	(35,720)
Common unit repurchases and cancellations	(17,680)	—	—	—	—	(17,680)
Taxes paid on behalf of equity incentive plan participants	—	—	(19,395)	—	—	(19,395)
Net changes in advances with consolidated entities	462,456	—	(459,553)	(3,167)	264	—
Other	—	—	(43)	(29)	—	(72)
Net cash provided by (used in) financing activities-continuing operations	72,080	—	15,804	(4,445)	264	83,703
Net cash used in financing activities-discontinued operations	—	—	(2,928)	(70)	—	(2,998)
Net cash provided by (used in) financing activities	72,080	—	12,876	(4,515)	264	80,705
Net decrease in cash and cash equivalents	(3,366)	—	(6,681)	(311)	—	(10,358)
Cash and cash equivalents, beginning of period	29,115	—	4,980	799	—	34,894
Cash and cash equivalents, end of period	$25,749	$—	$(1,701)	$488	$—	$24,536